 Exhibit 10.1

STOCK PURCHASE AGREEMENT among Tattooed Chef, Inc., as the Buyer, New Mexico Food Distributors, Inc., as the Company, and the Sellers Dated as of May 2, 2021

ARTICLE I DEFINITIONS		1
1.1	Certain Defined Terms	1
1.2	Table of Definitions	9

ARTICLE II PURCHASE AND SALE		10
2.1	Purchase and Sale of Shares	10
2.2	Consideration	10
2.3	Payment of the Estimated Purchase Price	10
2.4	Closing	11
2.5	Closing Estimates	13
2.6	Post-Closing Adjustment of Purchase Price	14
2.7	Escrow	16

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES		17
3.1	Organization and Qualification	17
3.2	Capitalization	17
3.3	Authority	18
3.4	No Conflict; Required Filings and Consents	18
3.5	Title to Assets; Condition and Sufficiency of Assets	19
3.6	Financial Statements; No Undisclosed Liabilities	19
3.7	Absence of Certain Changes or Events	20
3.8	Compliance with Law; Permits	23
3.9	Litigation	24
3.10	Employee and Benefit Matters	24
3.11	Labor and Employment Matters	25
3.12	Real Property	26
3.13	Personal Property	28
3.14	Intellectual Property	28
3.15	Receivables	30
3.16	Inventory	30
3.17	Taxes	31
3.18	Environmental Matters	33
3.19	Material Contracts	34
3.20	Customers and Suppliers	36
3.21	Product Liability	36
3.22	Warranties	36
3.23	Affiliate Interests and Transactions	37
3.24	Insurance	37
3.25	Banking Relationships	37
3.26	Brokers	37
3.27	Food Safety	37
3.28	Disclosure	38

i

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE SELLERS		39
4.1	Organization, Standing; Authority	39
4.2	Title to the Shares	39
4.3	No Violation	39
4.4	Litigation	39
4.5	Brokers	39
4.6	No Other Representations or Warranties	39

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE BUYER		40
5.1	Organization	40
5.2	Authority	40
5.3	No Conflict; Required Filings and Consents	40
5.4	Brokers	40
5.5	Investment Purpose	40

ARTICLE VI COVENANTS		41
6.1	Conduct of Business Prior to the Closing	43
6.2	Covenants Regarding Information	43
6.3	Exclusivity	44
6.4	Notification of Certain Matters	44
6.5	Confidentiality	44
6.6	Regulatory and Other Authorizations	45
6.7	Third-Party Consents	46
6.8	Further Action	46
6.9	Monthly Financial Statements	46
6.10	Public Announcements	46
6.11	Service Credit	46
6.12	Company Intellectual Property	46
6.13	Transition	46
6.14	Covenant Not to Compete, Not to Solicit	47
6.15	Publicity	48
6.16	Release and Covenant Not to Sue	48

ARTICLE VII TAX MATTERS		50
7.1	Tax Covenants	51
7.2	Termination of Existing Share Agreements	51
7.3	Straddle Period	51
7.4	Contests	51
7.5	Cooperation and Exchange of Information	52
7.6	Survival	52
7.7	Tax Treatment; Tax Elections	52

ARTICLE VIII CONDITIONS TO CLOSING		53
8.1	General Conditions	53
8.2	Conditions to Obligations of the Sellers	53
8.3	Conditions to Obligations of the Buyer	54

ii

ARTICLE IX INDEMNIFICATION		56
9.1	Survival	56
9.2	Indemnification by the Sellers	56
9.3	Indemnification by the Sellers	57
9.4	Indemnification by the Buyer	57
9.5	Procedures	58
9.6	Limits on Indemnification	60
9.7	Remedies Not Affected by Investigation, Disclosure or Knowledge	60
9.8	Escrow Fund	61
9.9	Effect on Purchase Price	61
9.10	Insurance Proceeds and Other Recoveries	61
9.11	Strict Liability and Negligence Waiver	61

ARTICLE X TERMINATION		62
10.1	Termination	62
10.2	Effect of Termination	62

ARTICLE XI GENERAL PROVISIONS		63
11.1	Fees and Expenses	63
11.2	Amendment and Modification	63
11.3	Waiver	63
11.4	Notices	63
11.5	Interpretation	65
11.6	Entire Agreement	65
11.7	No Third-Party Beneficiaries	65
11.8	Governing Law	65
11.9	Arbitration of Disputes	65
11.10	Assignment; Successors	66
11.11	Specific Performance	67
11.12	Sellers’ Representative	67
11.13	Currency	69
11.14	Severability	69
11.15	Waiver of Jury Trial	69
11.16	Counterparts	69
11.17	Facsimile or .pdf Signature	69
11.18	Time of Essence	69
11.19	No Presumption against Drafting Party

Exhibits

Exhibit A	Ownership of Shares
Exhibit B	Form of Escrow Agreement
Exhibit C	Form of University Lease

iii

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT, dated as of May 2, 2021 (this “Agreement”), is made and entered into by and among Tattooed Chef, Inc., a Delaware corporation (the “Buyer”), New Mexico Food Distributors, Inc., a New Mexico corporation (the “Company”), and Larry Gutierrez, as Trustee of the Larry P. Gutierrez Revocable Trust dated August 17, 2016, Dennis Carpenter, as Trustee of the Dennis P. Carpenter Revocable Trust dated September 24, 2013, and George C. Daskalos, as Trustee of the George C. Daskalos Revocable Trust, dated April 14, 2009 (collectively, the “Sellers”). The Company and the Sellers are sometimes referred to in this Agreement collectively as the “Seller Parties” or individually as a “Seller Party”.

RECITALS

A. The Company is engaged in the business of food manufacturing and distributing (the “Business”) through its three facilities located at 2601 Baylor Drive SE, Albuquerque, New Mexico, 87106 (the “Baylor Facility”), 2810 Karsten SE, Albuquerque, New Mexico 87102 (the “Karsten Facility”), and 3041 University Drive, Albuquerque, New Mexico 87106 (the “University Facility”).

B. The Sellers collectively own all of the issued and outstanding shares of capital stock, par value $1.00, of the Company (the “Shares”).

C. The Sellers wish to sell to the Buyer, and the Buyer wishes to purchase from the Sellers, the Shares set forth on Exhibit A under the heading “Purchased Shares” (the “Purchased Shares”), all upon the terms and subject to the conditions set forth herein (such sale and purchase, together with all other transactions contemplated by this Agreement and the Ancillary Agreements, the “Transaction”).

D. Contemporaneously with the execution of this Agreement, the Buyer and Sellers, in their capacities as members of the Karsten Tortilla Factory, LLC, a New Mexico limited liability company (“Karsten Tortilla”) are entering into that certain membership interest purchase agreement (the “Real Estate Purchase Agreement”) pursuant to which the Buyer agrees to purchase 100% of the membership interest of Karsten Tortilla, which owns the Karsten Facility.

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
DEFINITIONS

1.1 Certain Defined Terms. For purposes of this Agreement.

“Action” means any claim, action, suit, inquiry, proceeding, audit or investigation by or before any Governmental Authority, or any other arbitration, mediation or similar proceeding.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. In addition, and without limiting the foregoing, (a) an “Affiliate” of a Seller shall include each Family Member of such Seller and (b) an “Affiliate” of the Company shall include each Seller, each Key Employee, each Family Member of each Seller and each Family Member of each Key Employee. For purposes of this definition of “Affiliate”, the terms “control”, “controlled by” and “under common control with” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by Contract or otherwise, including the ownership, beneficially or of record, directly or indirectly, of 10% or more of any class or series of equity or debt securities of such Person.

“Ancillary Agreements” means the Escrow Agreement, the University Lease, the Real Estate Purchase Agreement, and all other agreements, documents and instruments required to be delivered by any party pursuant to this Agreement, and any other agreements, documents or instruments entered into at or prior to the Closing in connection with this Agreement or the Transaction.

“Benefit Arrangement” means any employment, consulting, severance or other similar contract or policy and each plan, arrangement (written or oral), program, agreement or commitment providing for insurance coverage (including any self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health, disability or accident benefits (including any “voluntary employees’ beneficiary association” as defined in Section 501(c)(9) of the Code providing for the same or other benefits) or for deferred compensation, profit-sharing bonuses, stock options, stock appreciation rights, stock purchases or other forms of equity or incentive compensation or post-retirement insurance, compensation or benefits that (i) is not a Welfare Plan, Pension Plan or Multiemployer Plan, (ii) is entered into, maintained, contributed to or required to be contributed to, as the case may be, by the Seller or any of its ERISA Affiliates or under which the Seller or any of its ERISA Affiliates may incur any Liability and (iii) covers or has covered any employee or former employee, director or consultant or former employee, director or consultant of the Seller or any of its ERISA Affiliates (with respect to their relationship with such entities).

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in Irvine, California.

“Business Employee” means any employee of the Company who is actively employed as of the Closing Date or who is on an approved leave of absence and reasonably expected to return to work within six months of the Closing Date and any individual independent contractor engaged by the Company as of the Closing Date.

“Closing Indebtedness” means any and all outstanding Indebtedness of the Company at Closing.

“Company Contract” means any Contract to which the Company is a party, under which the Company may have any rights or by which the Company or the Business may otherwise be bound or subject.

“Company Intellectual Property” means all Intellectual Property (i) owned (in whole or in part) by or exclusively licensed to the Company, or (ii) necessary for the conduct of the Company’s business as presently conducted and as presently intended to be conducted.

“Contract” means any contract, agreement, arrangement or understanding, whether written or oral and whether express or implied.

“Code” means the Internal Revenue Code of 1986, as amended.

“Employee Plans” means all Benefit Arrangements, Multiemployer Plans, Pension Plans and Welfare Plans.

“Encumbrance” means any charge, claim, limitation, condition, equitable interest, mortgage, lien, option, pledge, security interest, easement, encroachment, right of first refusal, adverse claim or restriction of any kind, including any restriction on or transfer or other assignment, as security or otherwise, of or relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Laws” means: any Laws of any Governmental Authority relating to (A) Releases or threatened Releases of Hazardous Substances or materials containing Hazardous Substances; (B) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (C) pollution or protection of the environment, health, safety or natural resources.

“Environmental Permits” means all Permits required under any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that is (or at any relevant time was) a member of a “controlled group of corporations” or with or under “common control” with the Company as defined in Section 414(b) or (c) of the Code or that is otherwise (or at any relevant time was) required to be treated, together with the Company, or as the case may be, as a single employer under Sections 414(m) or (o) of the Code.

“Escrow Agent” means Citibank, N.A. or its successor under the Escrow Agreement.

“Escrow Amount” means $1,000,000 plus the Working Capital Escrow Amount.

“Escrow Fund” means the Escrow Amount deposited with the Escrow Agent, as such sum may be increased or decreased as provided in this Agreement and the Escrow Agreement, including any interest or other amounts earned thereon.

“Estimated Purchase Price” means, subject to any adjustment pursuant to Section 2.5, (i) the Purchase Price, plus (ii) the Working Capital Overage, if any, minus (iii) the Working Capital Underage, if any.

“Family Member” means, with respect to any individual, (i) such individual’s current or former spouse(s), (ii) any individual who is related (by blood, marriage or adoption) to such individual or such individual’s current or former spouse(s) within the second degree, and (iii) any other individual who resides with such individual.

“Food Safety Laws” means any Governmental Orders, Laws, Permits or legally binding requirements of any Governmental Authorities, in each case, relating to or imposing Liability or standards of conduct with respect to food safety, sanitation or quality, industrial hygiene (relating to food processing facilities), human health (including public health) relating to food consumption, food contamination, or the development, testing, manufacture, production, handling, holding, packaging, labeling, transportation, distribution, importing, exporting, storage, sale, licensing, marketing or advertising of food and related products, including but not limited to the Federal Food, Drug and Cosmetic Act, the Food Safety Modernization Act, Federal Meat Inspection Act, Poultry Products Inspection Act, Egg Products Inspection Act, Organic Foods Production Act, Agricultural Marketing Act, Federal Trade Commission Act, state unfair competition and deceptive trade practices statutes, other analogous Laws, as applicable, and the implementing regulations of the United States Food and Drug Administration, United States Department of Agriculture, United States Federal Trade Commission, and any other foreign, federal, state or local equivalent, as applicable.

“GAAP” means United States generally accepted accounting principles and practices as in effect on the date hereof.

“Governmental Authority” means any United States or non-United States federal, national, supranational, state, provincial, local or similar government, governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal, or arbitral or judicial body (including any grand jury), in each case, that has jurisdiction over the Company.

“Hazardous Substances” means: (A) those substances defined in or regulated under the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Toxic Substances Control Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act, and their state counterparts, as each may be amended from time to time, and all regulations thereunder; (B) petroleum and petroleum products, including crude oil and any fractions thereof; (C) natural gas, synthetic gas, and any mixtures thereof; (D) lead, polychlorinated biphenyls, asbestos and radon; (E) any other pollutant or contaminant; and (F) any other substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

“Indebtedness” means, without duplication, (i) indebtedness for borrowed money, (ii) indebtedness evidenced by any note, bond (other than any performance bond), debenture, mortgage or other debt instrument or debt security, (iii) payment obligations currently due and payable under any interest rate, currency or other hedging agreement, (iv) obligations under any performance bond or letter of credit, (v) any Liabilities of the Company in respect of any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which Liabilities are required to be classified and accounted for under GAAP as capital leases; (vi) any amounts for the deferred purchase price of goods and services, including any earn out Liabilities associated with past acquisitions; (vii) all Liabilities with respect to any current or former employee, consultant, officer or director of the Business or the Company that arise before or on the Closing Date, including all Liabilities with respect to any Employee Plans, all accrued salary, deferred compensation, paid time off and vacation obligations, all workers’ compensation claims, any Liability in respect of accrued but unpaid bonuses for the prior fiscal year and any bonuses (whether payable prior to, on or after the Closing Date) attributable to the period commencing on first day of the current fiscal year and ending on the Closing Date, and any employment Taxes payable by the Business or the Company with respect to the foregoing; (viii) unpaid management fees; (ix) all deposits and monies received in advance; (x) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Business or the Company; (xi) all obligations of the type referred to in clauses (i) through (x) of other Persons for the payment of which the Business or the Company is responsible or liable, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations; (xii) all obligations of the type referred to in clauses (i) through (x) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Encumbrance on any property or asset of the Business or the Company; and (xiii) all prepayment penalties, premiums or fees required to be paid in connection with the prepayment of any of the foregoing; but excluding any items of Indebtedness that are accounted for in Closing Working Capital.

“Intellectual Property” means all intellectual property rights arising from or associated with the following, whether protected, created or arising under the laws of the United States or any other jurisdiction: (i) trade names, trademarks and service marks, logos, symbols, domain names and other Internet addresses or identifiers, trade dress and other indicia of origin, all registrations and applications for all of the foregoing and all goodwill associated therewith (collectively, “Marks”); (ii) patents and patent applications (collectively, “Patents”); (iii) published and unpublished works of authorship, copyrights therein and thereto, and all registrations and applications for all of the foregoing (collectively, “Copyrights”); (iv) trade secrets, know-how, inventions, methods, processes and processing instructions, technical data, specifications, research and development information, technology (including rights and licenses), product roadmaps, customer lists and any other information, in each case to the extent any of the foregoing derives economic value (actual or potential) from not being generally known to other Persons who can obtain economic value from its disclosure or use, excluding any Copyrights or Patents that may cover or protect any of the foregoing (collectively, “Trade Secrets”); and (v) moral rights, publicity rights, data base rights and any other proprietary or intellectual property rights of any kind or nature that do not comprise or are not protected by Marks, Patents, Copyrights or Trade Secrets.

“Inventory” means all inventory, including raw and packing materials, work-in-progress, finished goods, supplies, parts and similar items related to, used or held for use by the Company.

“IRB” means that certain Bernalillo County, New Mexico Taxable Variable Rate Industrial Revenue Refunding Bond (New Mexico Food Distributors, Inc. Project) Series 2013, and promissory note in favor of Nusenda Federal Credit Union and relating to the University facility.

“Key Employees” means the following employees of the Company: Robb Haltom and Dennis Carpenter.

“Knowledge of the Seller Parties” or similar iterations means the actual knowledge of any Seller or Key Employee.

“Law” means any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or order of any Governmental Authority.

“Leased Real Property” means all real property leased, subleased or licensed to the Company or which the Company otherwise has a right or option to use or occupy, together with all structures, facilities, fixtures, systems, improvements and items of property previously or hereafter located thereon, or attached or appurtenant thereto, and all easements, rights and appurtenances relating to the foregoing.

“Liabilities” and “Liability” means any and all debts, liabilities and obligations of any kind or nature whatsoever, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, Action or Governmental Order and those arising under any Contract.

“Material Adverse Effect” means any event, change, circumstance, occurrence, effect, state of facts or development that (i) is or would reasonably be expected to be materially adverse to the business, assets, Liabilities, condition (financial or otherwise) or results of operations of the Company or (ii) materially impairs the ability of the Company to consummate, or prevents or materially delays, the Transaction or the Ancillary Agreements or would reasonably be expected to do so; provided, however, that in the case of clause (i) only, Material Adverse Effect shall not include any event, change, circumstance, occurrence, effect or state of facts to the extent resulting from (A) changes generally affecting the food manufacturing and distribution industry, or the economy or the financial or securities markets, in the United States, (B) the outbreak of war or acts of terrorism or a pandemic, (C) changes in Law or GAAP, (D) any change resulting from the announcement or pendency or consummation of the Transaction, or (E) any change resulting from compliance by Sellers or Company with the terms of, or taking any action contemplated by this Agreement; provided further, that with respect to the foregoing clauses (A), (B) and (C), the impact of such event, change, circumstances, occurrence, effect or state of facts is not disproportionately adverse to the Company as compared to other participants in the United States in a business similar to the Business generally.

“Multiemployer Plan” means any “multiemployer plan,” as defined in Section 4001(a)(3) of ERISA, (i) that the Company or any of its ERISA Affiliates maintains, administers, contributes to or is or was required to contribute to or under which the Company or any of its ERISA Affiliates may incur any Liability and (ii) that covers or has covered any employee or former employee of the Company or any of its ERISA Affiliates (with respect to their relationship with such entities) or for which the Company may be responsible.

“Payoff Letters” means letters provided to the Company by the agent, lenders or other holders of Closing Indebtedness in connection with the repayment of the Closing Indebtedness at Closing, in each case setting forth the amounts necessary to pay off all such Closing Indebtedness in full (including, if applicable, the per diem interest amount with respect thereto) and authorizing, upon payment in full of the amounts specified therein, release in full of any and all liens, security interests or other Encumbrances on the Company or its assets (and, if applicable, the Shares) securing such Closing Indebtedness.

“Pension Plan” means any “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) (i) that the Company or any of its ERISA Affiliates maintains, administers, contributes to or is required to contribute to, or, within the five years prior to the Closing Date, maintained, administered, contributed to or was required to contribute to, or under which any such entity may incur any Liability and (ii) that covers or has covered any employee or former employee of the Company or any of its ERISA Affiliates (with respect to their relationship with such entities) or for which the Company may be responsible.

“Permits” means all permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations issued to, or required to be obtained or maintained by, the Company by a Governmental Authority with respect to the conduct or operation of the Business as currently conducted and all pending applications therefor and amendments, modifications and renewals thereof.

“Person” means an individual, corporation, partnership (general, limited, limited liability or otherwise), limited liability company, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

“Personal Property” means all machinery, equipment, furniture, furnishings, rolling stock, tools, office supplies, vehicles, computer hardware and other tangible personal property owned or leased by the Company.

“Post-Closing Tax Period” means any taxable period beginning on and after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Post-Closing Taxes” means Taxes of the Company for any Post-Closing Tax Period.

“PPP Escrow Amount” means $1,419,034.

“PPP Loan” means, with respect to the Company, a loan obtained by the Company under 15 U.S.C. 636(a)(36) (as added to the Small Business Act (15 U.S. Code Chapter 14A – Aid to Small Business) by Section 1102 of the CARES Act).

“Pre-Closing Tax Period” means any taxable period ending before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Pre-Closing Taxes” means Taxes of the Company for any Pre-Closing Tax Period.

“Product Liabilities” means, with respect to any product manufactured, marketed, distributed or sold by the Company prior to or following the Closing, all Liabilities resulting from actual or alleged harm, injury, damage or death to Persons, property or business, irrespective of the legal theory asserted.

“Receivables” means all receivables (including accounts receivable, loans receivable and advances) of the Company.

“Release” has the meaning set forth in Section 101(22) of CERCLA (42 U.S.C. § 9601(22)), but not subject to the exceptions in Subsections (A) and (D) of 42 U.S.C. § 9601(22).

“Representatives” means, with respect to any Person, the officers, directors, principals, employees, agents, auditors, advisors, bankers and other representatives of such Person.

“Target Working Capital” means $26,400.

“Taxes” or “Tax” means (i) any and all federal, state, local, foreign and other taxes, assessments, charges, duties, fees, levies or other charges (including interest, penalties or additions to tax or additional amounts with respect thereto), whether disputed or not, including, but not limited to net income, gross income, gross receipts, sales, use, ad valorem, value-added, transfer, conveyance, documentary, recording, mortgage, inventory, tangible, intangibles, rent, occupancy, franchise, profits, capital stock, capital, capital gains, net worth, registration, license, lease, service, service use, escheat, withholding, payroll, employment, social security (or similar), social contribution, unemployment, compensation, disability, excise, severance, stamp, occupation, premium, real property, personal property, windfall profits, environmental, customs duties, accumulated earnings, personal holding company, alternative or add-on minimum, estimated and all other taxes of any kind, (ii) any Liability for payment of amounts described in clause (i) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law, and (iii) any Liability for the payment of amounts described in clauses (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person.

“Tax Returns” means any and all returns, reports and forms (including, elections, declarations, amendments, schedules, information returns, claims for refunds or attachments thereto) required to be filed with a Governmental Authority with respect to Taxes.

“Transaction Expenses” means the aggregate amount of any and all fees and expenses incurred by or on behalf of, or paid or to be paid directly by, the Seller Parties or any Person that the Seller Parties pay or reimburse or are otherwise legally obligated to pay or reimburse in connection with the process of selling the Shares or the negotiation, preparation or execution of this Agreement or the Ancillary Agreements or the performance or consummation of the Transaction, including (i) all fees and expenses of counsel, advisors, consultants, investment bankers, accountants, auditors and any other experts in connection with the Transaction; (ii) any fees and expenses associated with obtaining necessary or appropriate waivers, consents, or approvals of any Governmental Authority or third parties on behalf of the Seller Parties in connection with the Transaction; (iii) any fees or expenses associated with obtaining the release and termination of any Encumbrances in connection with the Transaction; (iv) all brokers’, finders’ or similar fees in connection with the Transaction; and (v) any change of control payments, bonuses, severance, termination, or retention obligations or similar amounts payable in the future or due by the Seller Parties in connection with the Transaction, including any Taxes payable in connection therewith.

“Welfare Plan” means any “employee welfare benefit plan,” as defined in Section 3(1) of ERISA, (i) that the Company or any of its ERISA Affiliates maintains, administers, contributes to or is required to contribute to, or under which any such entity may incur any Liability and (ii) that covers or has covered any employee or former employee of any such entity (with respect to their relationship with such entities) or for which any such entity may be responsible.

“Working Capital” means, as of any particular date and time, without duplication, an amount (which may be positive or negative) equal to (i) the current assets of the Company, including cash, cash equivalents, and inventory, as of such date and time, minus (ii) the current Liabilities of the Company as of such date and time, calculated in accordance with GAAP and the principles, practices and methodologies described in Schedule 2.5 hereto, as applied in a manner consistent with the example set forth in such Schedule. Working Capital shall not include any Accounts Receivable as a current asset which are past due more than sixty (60) days.

“Working Capital Escrow Amount” means an amount equal to fifteen percent (15%) of the value of the inventory included in Estimated Working Capital.

“Working Capital Overage” shall exist when (and shall be equal to the amount by which) the Estimated Working Capital exceeds the Target Working Capital.

“Working Capital Underage” shall exist when (and shall be equal to the amount by which) the Target Working Capital exceeds the Estimated Working Capital.

1.2 Table of Definitions. The following terms have the meanings set forth in the Sections referenced below:

Definition	Location
Agreement	Preamble
Balance Sheet	3.6	(a)
Buyer	Preamble
Buyer Indemnified Parties	9.2
Business	Recitals
CERCLA	Definition of Haz. Substances
Claim Notice	9.5	(a)
Closing	2.4	(a)
Closing Balance Sheet	2.6	(a)
Closing Date	2.4	(a)
Closing Working Capital	2.6	(a)
Closing Transaction Expenses	2.6	(a)
Company	Preamble
Company Registered IP	3.14	(e)
Confidential Information	6.5	(b)
Confidentiality Agreement	6.5	(a)
Contributed Shares	Recitals
Copyrights	Definition of Int. Property
Direct Claim	9.5	(c)
Disclosure Schedules	Article III
Escrow Agreement	2.4	(b)(ii)
Escrow Release Date	2.8
Estimated Working Capital	2.5
Estimates Transaction Expenses	2.5
Final Closing Statement	2.6	(a)
Financial Statements	3.6	(a)
Fundamental Representations	8.3	(a)(i)
Indemnified Party	9.5	(a)
Indemnifying Party	9.5	(a)
Independent Accounting Firm	2.6	(c)
Interim Financial Statements	3.6	(a)
IT Systems	3.14	(j)
JAMS	11.9	(a)
Losses	9.2
Marks	Definition of Int. Property
Material Contracts	3.19	(a)
Net Adjustment Amount	2.6	(f)(i)
Notice of Disagreement	2.6	(b)
Outside Date	10.1	(b)
Party-Appointed Arbitrators	11.9	(a)
Patents	Definition of Int. Property
Permitted Encumbrances	3.5	(a)
Preliminary Closing Statement	2.5
Preliminary Notice of Disagreement	2.5
Purchased Shares	Recitals
Required Bank Information	6.11	(b)
Seller Indemnified Parties	9.4
Seller Party or Seller Parties	Preamble
Sellers	Preamble
Sellers’ Representative	11.13	(a)
Shares	Recitals
Straddle Period	7.3
Tax Claim	7.4
Third Party Claim	9.5	(a)
Trade Secrets	Definition of Int. Property
Transaction	Recitals
WARN Act	3.11	(f)
Working Capital Principles	2.5

ARTICLE II
PURCHASE AND SALE

2.1 Purchase and Sale of Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Sellers shall sell, assign, transfer, convey and deliver to the Buyer, and the Buyer, in reliance on the representations, warranties and covenants of the Seller Parties contained herein, shall purchase from the Sellers, all of the Purchased Shares, free and clear of any Encumbrances.

2.2 Consideration. Within five (5) business days of the date hereof, the Company shall deliver to the Buyer a schedule of all equipment, vehicles, and material assets of the Business that are owned by the Company (collectively, the “Pre-Closing Assets”). The Buyer and the Company shall mutually agree upon which of such assets the Buyer wants to keep after the Closing (such assets, the “Included Assets”) and which of such assets shall be retained by the Sellers after the Closing (such assets, the “Excluded Assets”). The aggregate consideration to be paid hereunder for the purchase of the Purchased Shares (such aggregate amount, the “Purchase Price”, subject to adjustment in accordance with this Agreement, including pursuant to Section 2.6, Article VI and Article VIII, as applicable) shall be $25,823,479 minus the mutually agreed upon value of the Excluded Assets which is $0.00.

2.3 Payment of the Estimated Purchase Price. At the Closing, the Estimated Purchase Price (subject to adjustment pursuant to Section 2.5) shall be paid as follows:

(a) Buyer shall deposit or cause to be deposited with Escrow Agent the Escrow Amount by wire transfer, to be managed and paid out by the Escrow Agent pursuant to the terms of the Escrow Agreement;

(b) Buyer shall deposit or cause to be deposited with the PPP Lender an amount equal to the PPP Escrow Amount;

(c) Buyer shall, on behalf of the Seller Parties, pay or cause to be paid the Closing Indebtedness, pursuant to the Payoff Letters delivered by the Seller Parties to the Buyer at least two Business Days prior to the Closing Date, in cash by wire transfer to the respective Persons and bank accounts specified in each Payoff Letter;

(d) Buyer shall, on behalf of the Seller Parties, pay or cause to be paid the Estimated Transaction Expenses to the respective recipients thereof in accordance with wire transfer instructions provided by the Seller Parties to the Buyer at least two Business Days prior to the Closing Date; and

(e) Buyer shall pay or cause to be paid to the Sellers (in proportion to their respective percentages set forth on Schedule 2.3) an amount equal to the Estimated Purchase Price less the sum of the amounts specified in the foregoing clauses (a)-(c) of this Section 2.3, by wire transfer to bank accounts designated in writing to the Buyer at least two Business Days prior to the Closing Date.

2.4 Closing.

(a) The sale and purchase of the Shares contemplated by this Agreement shall take place at a closing (the “Closing”) to be held via e-mail exchange of .pdf documents, with original documents to follow via FedEx for delivery on the first Business Day after the Closing Date to each party’s respective legal counsel as specified in Section 11.4. The Closing shall occur on the third Business Day following the satisfaction (or, to the extent permitted by applicable Law, waiver by the appropriate party) of all conditions to the obligations of the parties set forth in Article VII (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date) or at such other place or at such other time or on such other date as the Sellers’ Representative and the Buyer mutually may agree in writing. The day on which the Closing takes place is referred to as the “Closing Date.” The time of the Closing is, and shall be deemed effective, as of 11:59 p.m. California time on the Closing Date (the “Effective Time”).

(b) At the Closing, the Seller Parties shall deliver or cause to be delivered to the Buyer the following documents:

(i) Stock certificates evidencing the Shares, free and clear of all Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly endorsed in blank, with all required stock transfer tax stamps affixed thereto;

(ii) A counterpart of the Escrow Agreement, in the form of Exhibit B attached hereto (the “Escrow Agreement”), duly executed by the Sellers’ Representative and the Escrow Agent;

(iii) Written resignations, effective as of the Closing Date, of the officers and directors of the Company as requested by the Buyer;

(iv) A duly executed certificate of the Sellers’ Representative certifying the fulfillment of the conditions set forth in Section 8.3(a);

(v) A certificate of the Secretary of the Company certifying that attached thereto are true and complete copies of (A) the Company’s articles or certificate of incorporation or organization, (B) the Company’s bylaws, (C) resolutions the Sellers (in their capacities as shareholders of the Company) authorizing the Transaction and the Ancillary Agreements, and (D) resolutions of the board of directors of the Company authorizing the Transaction and the Ancillary Agreement;

(vi) A certificate of good standing from the state of the Company’s incorporation, and each other state where the Company has qualified or registered to do business as a foreign corporation, dated no earlier than ten (10) days prior to the Closing Date;

(vii) A certificate of non-foreign status, signed under penalties of perjury, duly executed by each Seller, in the form and manner that complies with Section 1445 of the Code and the Treasury Regulations thereunder. Sellers understand that each such certificate will be retained by Buyer and made available to Governmental Authorities upon request;

(viii) A lease for the real property located at the University Facility (the “University Lease”), in the form of Exhibit C attached hereto, duly executed by Larry Gutierrez (as the landlord);

(ix) Documentation updating the signatories on all deposit, checking, savings and other accounts of the Company to Persons selected by Buyer;

(x) Termination statements under the Uniform Commercial Code and other instruments as may be requested by the Buyer or its lenders to extinguish all Encumbrances (other than Permitted Encumbrances) on the assets and other rights of the Company;

(xi) A termination agreement, in a form determined by Buyer it its sole and absolute discretion, with respect to each Agreement set forth on Schedule 3.23 of the Disclosure Schedules except for any Agreement granting to a Seller the option to purchase either the University Facility or the Baylor Facility, duly executed by the Company and the Affiliate counterparties thereto, providing that, among other things, such Agreement is terminated in all respects, and neither the Buyer nor the Company will have any obligation or Liability after the Closing with respect thereto;

(xii) copies of required third party consents duly executed by the parties thereto;

(xiii) For any PPP Loan that has not been fully forgiven prior to the Closing, an escrow agreement between the Company, the Buyer and the PPP Lender (each a “PPP Escrow Agreement”), duly executed by the Company and the PPP Lender; and

(xiv) Such other instruments of assignment, transfer or conveyance, in form and substance reasonably satisfactory to the Buyer, as the Buyer may reasonably request or as may be otherwise necessary or desirable to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Shares to the Buyer and to put the Buyer in actual possession or control of the Shares, duly executed by the appropriate Seller Party.

(c) At the Closing, the Buyer shall deliver or cause to be delivered to the Sellers the following documents:

(i) A counterpart of the Escrow Agreement, duly executed by the Buyer;

(ii) A counterpart of the University Lease, duly executed by the Buyer;

(iii) A duly executed certificate of an executive officer of the Buyer certifying the fulfillment of the conditions set forth in Section 8.2(a);

(iv) A counterpart of each PPP Escrow Agreement, duly executed by the Buyer; and

(v) Such other documents and instruments, in form and substance reasonably satisfactory to the Sellers, as the Sellers may reasonably request or as may be otherwise necessary or desirable to evidence and effect the transfer of the Shares, duly executed by the Buyer.

2.5 Closing Estimates. At least three (3) Business Days prior to the anticipated Closing Date, the Sellers shall prepare, or cause to be prepared, and deliver to the Buyer a written statement (the “Preliminary Closing Statement”) that shall include and set forth, in reasonable detail, a good-faith estimate of (i) Working Capital based on the Working Capital Principles (the “Estimated Working Capital”) determined as of immediately prior to the Effective Time without giving effect to the Transaction, (ii) the Transaction Expenses as of immediately prior to the Effective Time (the “Estimated Transaction Expenses”), and (iii) on the basis of the foregoing, a calculation of the Estimated Purchase Price. Estimated Working Capital shall be calculated in accordance with GAAP and the principles, practices and methodologies described in Schedule 2.5 hereto, as applied in a manner consistent with the example set forth in such Schedule (the “Working Capital Principles”). The calculation of Estimated Working Capital shall be accompanied by a certificate of the Company’s Chief Financial Officer certifying that such estimates have been calculated in good faith in accordance with this Agreement. Without limiting any of the Buyer’s other rights or remedies, the Buyer may object that any of the foregoing has not been calculated in good faith or in a manner consistent with the terms hereof by delivering to the Sellers’ Representative a written notice of its disagreement (a “Preliminary Notice of Disagreement”) at least two Business Days prior to the anticipated Closing Date, specifying in reasonable detail the nature of its good faith objections to the Seller’s estimates in the Preliminary Closing Statement. The Sellers’ Representative and the Buyer in good faith shall seek to resolve in writing any objections set forth in the Preliminary Notice of Disagreement prior to the Closing, and the Sellers’ Representative shall make such revisions to the disputed items as may be mutually agreed between the Sellers’ Representative and the Buyer; provided, that if and to the extent that the Buyer and the Sellers’ Representative have not resolved all such differences by the close of business on the Business Day prior to the anticipated Closing Date, at the option of the Buyer or the Sellers’ Representatives’ (on behalf of the Sellers), the Closing will proceed and the Estimated Purchase Price shall be decreased by the aggregate net amount of the items remaining in dispute that were set forth in the Preliminary Notice of Disagreement. For the avoidance of doubt, any failure of the Buyer to raise any objection or dispute in the Preliminary Notice of Disagreement shall not in any way prejudice the Buyer’s right to raise any matter in the Final Closing Statement.

2.6 Post-Closing Adjustment of Purchase Price.

(a) Within 90 days after the Closing Date, the Buyer shall prepare, or cause to be prepared, and deliver to the Sellers’ Representative a written statement (the “Final Closing Statement”) that shall include and set forth (i) a balance sheet of the Company, as of immediately prior to the Effective Time (the “Closing Balance Sheet”), (ii) a calculation of the actual Working Capital (the “Closing Working Capital”), determined as of immediately prior to the Effective Time and without giving effect to the Transaction, and (iii) the Transaction Expenses as of immediately prior to the Effective Time (the “Closing Transaction Expenses”). Closing Working Capital shall be calculated in accordance with the Working Capital Principles.

(b) The Final Closing Statement shall become final and binding on the 30th day following delivery thereof, unless prior to the end of such period, the Sellers’ Representative delivers to the Buyer a written notice of disagreement (a “Notice of Disagreement”) specifying the nature and amount of any dispute as to the Closing Working Capital as set forth in the Final Closing Statement. The Sellers shall be deemed to have agreed with all items and amounts of Closing Working Capital not specifically referenced in the Notice of Disagreement, and such items and amounts shall not be subject to review in accordance with Section 2.6(c). Any Notice of Disagreement may reference only disagreements based on mathematical errors or based on amounts of the Closing Working Capital as reflected on the Final Closing Statement not being calculated in accordance with this Section 2.6.

(c) During the 15-day period following delivery of the Notice of Disagreement (if delivered by the Sellers’ Representative pursuant to Section 2.6(b)) by the Sellers’ Representative to the Buyer, the parties in good faith shall seek to resolve in writing any differences that they may have with respect to the Final Closing Statement. Any disputed items resolved in writing between the Sellers’ Representative and the Buyer within such 15-day period shall be final and binding with respect to such items, and if the Sellers’ Representative and the Buyer agree in writing on the resolution of each disputed item specified by the Sellers’ Representative in the Notice of Disagreement, the amount so determined shall be final and binding on the parties for all purposes hereunder. If the Sellers’ Representative and the Buyer have not resolved all such differences by the end of such 15-day period, the Sellers’ Representative and the Buyer shall submit, in writing, to an independent public accounting firm (the “Independent Accounting Firm”), their briefs detailing their views as to the correct nature and amount of each item remaining in dispute, and the Independent Accounting Firm shall make a written determination as to each such disputed item, which determination shall be final and binding on the parties for all purposes hereunder. The Independent Accounting Firm shall consider only those items and amounts in the Sellers’ Representative and the Buyer’s respective positions that are identified as being items and amounts to which the Sellers’ Representative and the Buyer have been unable to agree. In resolving any disputed item, the Independent Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Independent Accounting Firm shall be Grant Thornton or, if such firm is unable or unwilling to act, such other independent public accounting firm as shall be agreed in writing by the Sellers’ Representative and the Buyer. The Buyer and Sellers’ Representative agree to execute, if requested by the Independent Accounting Firm, a reasonable engagement letter in customary form. The Sellers’ Representative and the Buyer shall use their commercially reasonable efforts to cause the Independent Accounting Firm to render a written decision resolving the matters submitted to it as promptly as practicable, and in any event within 30 days following the submission thereof. Judgment may be entered upon the written determination of the Independent Accounting Firm in accordance with the procedures set forth in Section 11.9. In acting under this Agreement, the Independent Accounting Firm will be entitled to the privileges and immunities of an arbitrator.

(d) The costs of any dispute resolution pursuant to Section 2.6(c), including the fees and expenses of the Independent Accounting Firm and of any enforcement of the determination thereof, shall be borne by the Sellers and the Buyer in inverse proportion as they may prevail on the matters resolved by the Independent Accounting Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Independent Accounting Firm at the time the determination of such firm is rendered on the merits of the matters submitted. The fees and disbursements of the Representatives of each party incurred in connection with the preparation or review of the Final Closing Statement and preparation or review of any Notice of Disagreement, as applicable, shall be borne by such party.

(e) The Buyer and the Sellers will (in the case of the Sellers, prior to the Closing and, in the case of the Buyer, during the period from and after the date of delivery of the Final Closing Statement through the resolution of any adjustment to the Estimated Purchase Price contemplated by this Section 2.6) afford the other party and its Representatives reasonable access, during normal business hours and upon reasonable prior notice, to the personnel, properties, books and records relating to the Company, the Business, the Shares and to any other information reasonably requested for purposes of preparing and reviewing the calculations contemplated by this Section 2.6. Each party shall authorize its accountants to disclose work papers generated by such accountants in connection with preparing and reviewing the calculations of the Estimated Purchase Price as specified in this Section 2.6; provided, that such accountants shall not be obligated to make any work papers available except in accordance with such accountants’ disclosure procedures and then only after the non-client party has signed an agreement relating to access to such work papers in form and substance acceptable to such accountants. In no event shall either party be obligated to disclose or provide access to work papers or any other books and records if such disclosure or access would, in the reasonable opinion of such party’s legal advisors, result in, or be reasonably likely to result in, the waiver of any legal privilege or work product protection. For clarity, any information disclosed or made available pursuant to this subpart (e) shall be subject to Section 6.5.

(f) The Estimated Purchase Price shall be adjusted, upwards or downwards, as follows:

(i) For the purposes of this Agreement, all of amounts set forth in this Section 2.6(f)(i) shall, without duplication, be aggregated and be referred to as the “Net Adjustment Amount” (which may be positive or negative):

(A) the amount (which may be positive or negative) equal to the Closing Working Capital as finally determined pursuant to this Section 2.6, minus the Estimated Working Capital; and

(B) the amount (which may be positive or negative) equal to the Closing Transaction Expenses as finally determined pursuant to this Section 2.6, minus the Estimated Transaction Expenses.

(ii) If the Net Adjustment Amount is positive, the Estimated Purchase Price shall be adjusted upwards in an amount equal to the Net Adjustment Amount and the Buyer shall pay the Net Adjustment Amount to the Sellers (in proportion to their respective percentages set forth on Schedule 2.3), to the bank accounts designated in writing by the Sellers (such designation to be made within two Business Days after the Final Closing Statement becomes or is deemed final and binding) within five Business Days following the date upon which the Final Closing Statement becomes final and binding and the Parties shall cause the Escrow Agent to release the Working Capital Escrow Amount to the Sellers, as directed by the Sellers’ Representative.

(iii) If the Net Adjustment Amount is negative (in which case the Net Adjustment Amount for purposes of this clause (iii) shall be deemed to be equal to the absolute value of such amount), the Estimated Purchase Price shall be adjusted downwards in an amount equal to the Net Adjustment Amount and the Buyer may deliver written notice to the Escrow Agent and the Sellers’ Representative specifying such Net Adjustment Amount, and the Escrow Agent shall pay to the Buyer the Net Adjustment Amount out of the Working Capital Escrow Amount and shall pay to the Sellers, as directed by the Sellers’ Representative, the remaining balance of the Working Capital Escrow Amount, all in accordance with the terms of the Escrow Agreement. In the event that the Working Capital Escrow Amount is insufficient to cover the Net Adjustment Amount, each Seller shall be obligated pay such Seller’s respective portion (based on such Seller’s respective percentage set forth on Schedule 2.3) of the remaining Net Adjustment Amount to a bank account designated in writing by the Buyer (such designation to be made within two Business Days after the Final Closing Statement becomes or is deemed final and binding) within five Business Days following the date upon which the Final Closing Statement becomes final and binding. In the event that a Seller fails to pay all or part of the Net Adjustment Amount within the time period specified in the immediately preceding sentence, the Buyer may deliver written notice to the Escrow Agent and the Sellers’ Representative specifying such unpaid amount, and the Escrow Agent shall pay such amount out of the Escrow Fund to the Buyer in accordance with the terms of the Escrow Agreement; provided, that such Seller shall (a) promptly restore the Escrow Fund to the extent any funds are so paid and (b) remain liable in the event the Escrow Fund is insufficient to cover the amount of such deficiency for which such Seller is or may be liable. No failure on the part of the Buyer to deliver a notice as specified in the immediately preceding sentence shall relieve any Seller of such Seller’s obligation to pay the amount of such deficiency to the Buyer.

(g) Except to the extent otherwise required under applicable Law, the parties and their respective Affiliates shall treat any and all payments under Section 2.6(f) as adjustments to the Purchase Price for Tax purposes.

2.7 Escrow.

(a) Subject to the terms of the Escrow Agreement and except as set forth in Section 2.7(b), within three (3) Business Days following the 180 day anniversary of the Closing Date (the “Escrow Release Date”), the entire balance of the Escrow Fund, less any amount thereof subject to any pending claim by any Buyer Indemnified Party for indemnification pursuant to Article IX (which amount, if any, shall be released as promptly as possible following resolution of such claim), shall be distributed to the Sellers in such manner as is specified by the Sellers’ Representative.

(b) Upon forgiveness of the PPP Loans, the PPP Escrow Amount (to the extent of the value of the forgiven PPP Loans) shall be distributed to the Sellers in such manner as is specified by the Sellers’ Representative and in accordance with the PPP Escrow Agreement. Notwithstanding anything to the contrary herein, including without limitation Section 9.8, the Parties agree that the PPP Escrow Amount, to the extent of the unforgiven balance of the PPP Loans, shall not be subject to any indemnification claim against Sellers hereunder.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES

The Seller Parties, jointly and severally, hereby represent and warrant to the Buyer, as of the date hereof and as of the Closing Date or, if a representation or warranty is made as of a specified date, as of such date, as follows, except as set forth on the Disclosure Schedules attached hereto (the “Disclosure Schedules”) (it being understood and agreed that each item in a particular section of the Disclosure Schedule applies to the corresponding section hereof and to any other section as to which its relevance is reasonably apparent on the face of such item), as follows:

3.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New Mexico. The Company has all requisite corporate power and authority to own, lease and operate its assets and to carry on the Business as now conducted and as currently proposed to be conducted. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the ownership or operation of its assets or the conduct of the Business makes such qualification or licensing necessary, except where failure to do so would not constitute a Material Adverse Effect. Except as set forth on Schedule 3.1, the Company does not own, directly or indirectly, any voting stock or other equity or partnership interests in any other Person.

3.2 Capitalization. The capitalization of the Company is set forth on Schedule 3.2 of the Disclosure Schedules. All of the issued and outstanding equity interests of the Company are duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights. Except for the Shares, there are no outstanding shares of capital stock or other equity securities of the Company, nor is there any other capital stock of the Company authorized, issued, reserved for issuance or outstanding. There are no authorized or outstanding bonds, debentures, notes or other Indebtedness of the Company, the holders of which have the right to vote (or are convertible into, exchangeable for or evidencing the right to subscribe for or acquire any securities of the Company) with the shareholders of the Company on any matter. There are no outstanding or authorized options or warrants to purchase capital stock or other securities of the Company. Except as set forth on Schedule 3.2, there are no contracts to which any Seller Party is a party or which are binding upon a Seller Party (i) that provide for the issuance, disposition or acquisition of any shares of capital stock or other equity of the Company or (ii) that give any Person the right to receive any benefits or rights similar to any rights enjoyed by or accruing to the holders of shares of capital stock or other equity of the Company. All of the Shares were issued in compliance with all applicable Laws. None of the Shares were issued in violation of any agreement, arrangement, or commitment to which a Seller Party is a party. Except as set forth on Schedule 3.2, there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

3.3 Authority. Each Seller Party has all requisite authority and full legal capacity to enter into and perform such Seller Party’s obligations under this Agreement and any Ancillary Agreement to which such Seller Party is a party and to consummate the Transaction. This Agreement has been, and upon its execution each of the Ancillary Agreements to which any Seller Party will be a party will have been, duly executed and delivered by each Seller Party and, assuming due execution and delivery by each of the non-Seller Parties hereto and thereto, this Agreement constitutes, and upon its execution each of the Ancillary Agreements to which any Seller Party will be a party will constitute, the legal, valid and binding obligations of the Seller Parties, enforceable against the Seller Parties in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity). No further action on the part of any Seller Party is or will be required in connection with the Transaction.

3.4 No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance by the Seller Parties of this Agreement and each of the Ancillary Agreements to which each Seller Party will be a party, and the consummation of the Transaction, do not and will not:

(i) Conflict with or violate the articles of incorporation, bylaws or any other governing document of the Company;

(ii) Conflict with or violate any law applicable to the respective Seller Parties or the Business or by which the respective Seller Parties or the Business may be bound or affected; or

(iii) Except as set forth on Schedule 3.4 of the Disclosure Schedules, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of or notice to any Person pursuant to, give to others any right of termination, amendment, modification, acceleration or cancellation of, allow the imposition of any fees or penalties, require the offering or making of any payment or redemption, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person or otherwise adversely affect any rights of any Seller Party or the Business under, or result in the creation of any Encumbrance on any asset of the Company pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other Contract to which any Seller Party is a party or by which any of the Seller Parties or the Business may be bound or affected.

(b) The Seller Parties are not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery or performance by the Seller Parties of this Agreement or any of the Ancillary Agreements to which they will be a party or the consummation of the Transaction or in order to prevent the termination of any right, privilege, license or qualification of or affecting the Company or the Business.

3.5 Title to Assets; Condition and Sufficiency of Assets.

(a) Except as set forth on Schedule 3.5(a), the Company has good and valid title to or a valid leasehold interest in all of its assets reflected in the Financial Statements or acquired after the date of the Balance Sheet, other than properties or assets sold or otherwise disposed of in the ordinary course of business consistent with past practice, free and clear of any Encumbrance, other than (i) liens for Taxes not yet past due and for which adequate reserves have been established in accordance with GAAP, and (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s and carriers’ liens arising in the ordinary course of business consistent with past practice of the Business and which shall be satisfied in full prior to the Closing (collectively, “Permitted Encumbrances”).

(b) Except as set forth in Schedule 3.5(b) of the Disclosure Schedules, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company are structurally sound, are in good operating condition and repair (ordinary wear and tear excepted), and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost when compared to the historical nature and cost of maintaining and repairing such tangible personal property. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company, together with all other properties and assets of the Company, are sufficient for the continued conduct of the Company’s Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted. All assets disclosed on the Interim Financial Statements shall continue to be owned by the Company at the Closing other than assets sold in the ordinary course of business consistent with past practice.

3.6 Financial Statements; No Undisclosed Liabilities.

(a) True and complete copies of (i) the reviewed balance sheets of the Company for the fiscal years ended as of 2018 and 2019 and the related reviewed statements of results of operations and cash flows of the Company, and (ii) the internally prepared balance sheets of the Company for the fiscal year ended as of December 31, 2020 and the related reviewed statements of results of operations and cash flows of the Company for such time period, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company’s independent accountants (collectively referred to as the “Financial Statements”) and the unaudited balance sheet of the Company as of March 31, 2021 (such balance sheet, together with all related notes and schedules thereto, the “Balance Sheet”), and the related statements of results of operations and cash flows, together with all related notes and schedules thereto (the “Interim Financial Statements”), are attached hereto as Schedule 3.6(a) of the Disclosure Schedules. Each of the Financial Statements and the Interim Financial Statements (i) are correct and complete in all material respects and have been prepared in accordance with the books and records of the Company, (ii) have been prepared in accordance with GAAP and have been applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (iii) fairly present the financial position, results of operations and cash flows of the Company as of the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material.

(b) There are no Liabilities of the Company other than Liabilities (a) reflected or reserved against on the Balance Sheet, (b) incurred since the date of the Balance Sheet in the ordinary course of business of the Company consistent with past practice and which are not, individually or in the aggregate, material in amount, or (c) set forth on Schedule 3.6(b) of the Disclosure Schedules.

(c) The books of account and financial records of the Company are true and correct and have been prepared and are maintained in accordance with sound accounting practice.

(d) The Company has implemented and maintains a system of internal control over financial reporting sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(e) All documentation relating to the IRB has been disclosed to the Buyer and the Seller Parties are in full compliance with the IRB and all regulations, obligations, and Laws that relate thereto.

3.7 Absence of Certain Changes or Events. Except as set forth on Schedule 3.7 of the Disclosure Schedules or as otherwise set forth in the Disclosure Schedules or the Financial Statements, since January 1, 2020, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to the Company, any:

(a) actions not in the ordinary course of the Company’s business consistent with past practice;

(b) event, change, circumstance, occurrence, effect, state of facts or development that, individually or in the aggregate, has had or could reasonably be anticipated to have a Material Adverse Effect;

(c) loss, damage, destruction or other casualty affecting any material properties or assets of the Company, whether or not covered by insurance;

(d) action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 6.1;

(e) amendment of the charter, by-laws or other organizational documents of the Company;

(f) split, combination or reclassification of any shares of its capital stock;

(g) issuance, sale or other disposition of any of its capital stock, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

(h) declaration or payment of any dividends or distributions on or in respect of any of its capital stock or redemption, purchase or acquisition of its capital stock not reported on the Tax Returns;

(i) material change in any method of accounting or accounting practice of the Company, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(j) material change in the Company’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(k) entry into any Contract that would constitute a Material Contract;

(l) incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and liabilities incurred in the ordinary course of business consistent with past practice;

(m) transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements;

(n) transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Company Intellectual Property;

(o) any capital investment in, or any loan to, any other Person;

(p) acceleration, termination, material modification to or cancellation of any material Contract (including, but not limited to, any Material Contract) to which the Company is a party or by which it is bound;

(q) any material capital expenditures;

(r) imposition of any Encumbrance upon any of the Company properties, capital stock or assets, tangible or intangible;

(s) except as set forth on Schedule 3.7(s) of the Disclosure Schedules: (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees for which the aggregate costs and expenses exceed $10,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant;

(t) adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, (ii) Employee Plan or (iii) collective bargaining or other agreement with a union, in each case whether written or oral;

(u) any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its stockholders or current or former directors, officers and employees;

(v) entry into a new line of business or abandonment or discontinuance of existing lines of business;

(w) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(x) purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $5,000.00 individually (in the case of a lease, per annum) or $10,000.00 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(y) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(z) action by the Company to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax Liability or reducing any Tax asset of Buyer in respect of any Post-Closing Tax Period; or

(aa) entry into any Contract or promise to do any of the foregoing.

3.8 Compliance with Law; Permits.

(a) The Company is and has at all times been in compliance with all Laws applicable to it (including the conduct or operation of the Business and the ownership or use of its assets). Neither the Seller Parties nor any of the Key Employees or other officers of the Company has received during the past five years, nor to the Knowledge of Seller Parties is there any basis for, any notice, order, complaint or other communication from any Governmental Authority or any other Person that the Company is not in compliance with any such Laws. The Company is and has at all times been in material compliance with all bonds which are required by it to perform any of its services or are otherwise applicable to its operations.

(b) The Company is in possession of all Permits necessary for it to own, lease and operate its assets and to carry on the Business as currently conducted. Schedule 3.8 of the Disclosure Schedule lists all such Permits. The Company is and has at all times been in material compliance with all such Permits. No suspension, cancellation, modification, revocation or nonrenewal of any Permit is pending or, to the Knowledge of the Seller Parties, threatened. No Permits will be subject to cancellation or termination as a result of the consummation of the Transaction.

3.9 Litigation. Except as set forth on Schedule 3.9 of the Disclosure Schedules, there is no Action pending or, to the Knowledge of the Seller Parties, threatened in connection with the Company or the Business, nor to the Knowledge of Seller Parties is there any basis for any such Action. There is no Action pending or, to the Knowledge of the Seller Parties, threatened seeking to prevent, hinder, modify, delay or challenge the Transaction. There is no order, writ, judgment, injunction, decree, determination or award of any Governmental Authority outstanding, pending or, to the Knowledge of the Seller Parties, threatened against or otherwise relating to the Company or the Business, the Seller’s ownership or operation of the Company or the Business or the Transaction. There is no Action by the Company pending, or which the Company has commenced preparations to initiate, against any other Person in connection with the Company, the Business, or the Shares.

3.10 Employee and Benefit Matters.

(a) Schedule 3.10(a) of the Disclosure Schedules sets forth a complete and accurate list of the names of all current Business Employees, specifying their position and a description of their areas of responsibility with respect to the Company, base salary or wages, date of hire, business location, commission, bonus and incentive entitlements, classification as an employee or consultant, full-time or part-time, hourly or salaried, exempt or non-exempt, and union or nonunion employee, and identifying which Business Employees are currently receiving long-term or short-term disability benefits or are absent from active employment on an approved leave of absence, the nature of such leave, and their anticipated dates of return to active employment.

(b) Schedule 3.10(b) of the Disclosure Schedules set forth a true and complete list of all Employee Plans that cover any Business Employee. True and complete copies of each of the following documents have been delivered by the Company to the Buyer:

(i) Each Welfare Plan, Pension Plan and Multiemployer Plan that covers any Business Employee (and, if applicable, related trust agreements) and all amendments thereto, all written interpretations thereof and written descriptions thereof which have been distributed to the Company’s employees or participants or beneficiaries in such plan and all annuity contracts or other funding instruments; and,

(ii) Each Benefit Arrangement that covers any Business Employee, including written interpretations thereof and written descriptions thereof which have been distributed to any Business Employee or his or her beneficiaries in such Benefit Arrangement and a complete description of any such Benefit Arrangement that is not in writing.

(c) Except as set forth in Schedule 3.10(c) of the Disclosure Schedules:

(i) None of the Pension Plans that covers any Business Employee is a Multiemployer Plan or a Pension Plan that is subject to either Title IV of ERISA or Section 412 of the Code;

(ii) Each Pension Plan that covers any Business Employee and each related trust agreement, annuity contract or other funding instrument is intended to be qualified and tax exempt under the provisions of Code Sections 401(a) (or 403(a), as appropriate) and 501(a) and the form of the Pension Plan has been so qualified during the period from its adoption to date;

(iii) To the Knowledge of Seller Parties, each Employee Plan has been operated in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code;

(iv) Neither the execution, delivery or performance of this Agreement or the Ancillary Agreements nor the consummation of the Transaction (either alone or in connection with any other event) will (1) result in any payment becoming due on or after the Closing Date to any Business Employee under any Employee Plan, (2) increase any benefits otherwise payable under any Employee Plan, (3) result in any acceleration of the time of payment or vesting of any benefits under any Employee Plan, or (4) give rise to the payment of any amount that could reasonably be expected to be a “Parachute Payment” under 280G of the Code; and

(v) No Employee Plan is a “Nonqualified Deferred Compensation Plan” (as defined in Section 409A(d)(1) of the Code).

3.11 Labor and Employment Matters.

(a) Except as set forth in Schedule 3.11 of the Disclosure Schedules, (i) the Company is not a party to, and is not otherwise subject to or bound by, any labor or collective bargaining Contract, (ii) there are no pending or, to the Knowledge of the Seller Parties, threatened, and during the past five years have been no, organizing activities or efforts, demands for recognition, or questions concerning representation on behalf of or with respect to any Business Employees, or that could otherwise affect the Company or the Business, pending or under discussion with any labor organization, (iii) there is no pending or, to the Knowledge of the Seller Parties, threatened, and during the past five years there has been no, labor dispute, strike, controversy, slowdown, work stoppage or lockout pending or, to the Knowledge of the Seller Parties, threatened against or affecting the Business or the Company, nor to the Knowledge of the Seller Parties is there any basis for any of the foregoing. The Company has not breached or otherwise failed to comply with the provisions of any collective bargaining or union Contract affecting any Business Employees. There are no pending or, to the Knowledge of the Seller Parties, threatened union grievances or arbitration demands involving any Business Employees.

(b) The Company is and at all times has been in compliance with all applicable Laws respecting employment, including discrimination or harassment in employment, terms and conditions of employment, termination of employment, wages, overtime classification, hours, occupational safety and health, employee whistle-blowing, immigration, employee privacy, employment practices and classification of employees, consultants and independent contractors. The Company is not and has not at any time engaged in any unfair labor practice, as defined in the National Labor Relations Act or other applicable Laws. No unfair labor practice or labor charge or complaint is pending or, to the Knowledge of the Seller Parties, threatened with respect to the Business or the Company before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Authority.

(c) The Company has withheld and paid to the appropriate Governmental Authority or is holding for payment not yet due to such Governmental Authority all amounts required to be withheld from Business Employees and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any applicable Laws relating to the employment of labor. The Company has paid in full to all Business Employees (or, if not yet payable, adequately accrued for in accordance with GAAP) all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf thereof.

(d) The Company is not a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to or affecting Business Employees or the Company’s employment practices. Neither the Seller Parties nor any of its Key Employees or other officers has received within the past five years any notice of intent by any Governmental Authority responsible for the enforcement of labor or employment laws to conduct an investigation relating to the Company or the Business and, to the Knowledge of the Seller Parties, no such investigation is in progress.

(e) There has not been, and the Seller Parties do not anticipate or have any reason to believe that there will be, any adverse change in relations with Business Employees as a result of the announcement or consummation of the Transaction. To the Knowledge of the Seller Parties and except as set forth on Schedule 3.11(e), no current Business Employee intends, or is expected, to terminate his or her employment relationship with the Company following the consummation of the Transaction.

(f) Since the enactment of the Worker Adjustment and Retraining Notification Act (the “WARN Act”), 29 U.S.C. §§ 2101 et seq., the Company has not effectuated (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company, or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company, nor has the Company been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law. No Business Employee has suffered an “employment loss” (as defined in the WARN Act) in the past three years. Company has not violated any state, provincial or local law similar to the WARN Act.

3.12 Real Property.

(a) Except as set forth on Schedule 3.12(a), the Company does not own, and has not ever owned, any real property.

(b) Schedule 3.12(b) of the Disclosure Schedule contains a true, correct and accurate legal description, street address and tax parcel identification number of each tract, parcel and/or subdivided lot comprising the Leased Real Property and the identity of the lessor, lessee, current occupant (if different from lessee), date of lease and term expiry date of each such parcel of Leased Real Property. The Company (i) has delivered to the Buyer true and complete copies of the leases in effect at the date hereof relating to the Leased Real Property leased by it, (ii) has paid in full all base rents, deposits and additional rents due pursuant to such Leased Real Property (and no security deposit or portion thereof has been applied in respect of a breach or default under such Leased Real Property that has not been redeposited in full), (iii) has not received any written notice and, to the Knowledge of the Seller Parties’, no fee owner of any Leased Real Property has made any assignment, mortgage, pledge or hypothecation of such Leased Real Property or the rents or use fees due thereunder, except as set forth on Schedule 3.12(b) of the Disclosure Schedules, (iv) is not in default under any leases relating to the Leased Real Property, and (v) has not received written notice and, to the Knowledge of the Seller Parties’, there is no default by the fee owner of any Leased Real Property under the applicable lease. The leases relating to the Leased Real Property are in full force and effect. There has not been any sublease or assignment entered into by the Company in respect of the leases relating to such Leased Real Property, except as set forth on Schedule 3.12(b) of the Disclosure Schedules no other party to any lease with respect to the Leased Real Property is an Affiliate of, or otherwise has any economic interest in, the Company and the Company has not subleased, licensed or otherwise granted any Person the right to use or occupy any Leased Real Property or any portion thereof. At Closing there will be no unpaid bills or claims in connection with any repair of the Leased Real Property by or on behalf of the Company, including, without limitation, any such bills or claims that could result in the filing of a lien against the Leased Real Property.

(c) Use of the Leased Real Property for the purposes for which it is presently being used is permitted as of right under all applicable zoning Laws and all Encumbrances (defined below) and is not subject to “permitted nonconforming” use or structure classifications. All of the improvements on the Leased Real Property are (i) in compliance with all applicable Laws, including those pertaining to zoning, building and the disabled, and in compliance with all covenants, conditions and restrictions, easements and other encumbrances affecting the Leased Real Property (collectively, “Encumbrances”), (ii) in good repair and in good condition, ordinary wear and tear excepted, (iii) free from patent defects and (iv) sufficient for the operation of the Business as it is currently conducted on the Leased Real Property and as presently proposed to be conducted. No part of any of the improvements on the Leased Real Property encroaches on the real property of any other Person, and there are no buildings, structures, fixtures or other improvements on the Leased Real Property primarily situated on or adjoining any Leased Real Property which encroach on the real property of any other Person. Each of the improvements on the Leased Real Property abuts on and has direct vehicular access to a public road or has access to a public road via a permanent, irrevocable, appurtenant easement benefiting the Leased Real Property and comprising a part of the Leased Real Property, is supplied with public or quasi-public utilities and other services appropriate for the operation of the Leased Real Property located thereon and is not located within any flood plain or area subject to wetlands regulation or any similar restriction. To the Knowledge of Seller Parties, there is no existing or proposed plan to modify, widen or realign any street or highway, change to the zoning classification, or any existing or proposed eminent domain proceeding that would result in the taking of all or any part of any Leased Real Property or that would prevent or hinder the continued use of any Leased Real Property as heretofore used in connection with the operation of the Business. There are no public improvements in progress or, to the Knowledge of the Seller Parties, proposed that will result in special assessments against or otherwise adversely affect any of the Leased Real Property. The Company enjoys peaceful and undisturbed possession of the Leased Real Property. In the past three years, (i) there has not been any interruption in the delivery of adequate service of any utilities required in the operation of the Business as it is currently conducted on the Leased Real Property and (ii) the Company has not experienced any disruptions to its operations arising out of any recurring loss of electrical power, flooding, limitations to access to public sewer and water or restrictions on septic service at the Leased Real Property. To the Knowledge of Seller Parties, there are no facts or conditions affecting the improvements on the Leased Real Property that would reasonably be expected to interfere with the current use, occupancy or operation thereof.

(d) Except as set forth on Schedule 3.12(d): (i) there are no contractual or legal restrictions, including, without limitation, any Encumbrances, that preclude or restrict the ability to use any Leased Real Property by the Company for the current or contemplated use of such Leased Real Property, and (ii) there are no outstanding options or rights of first refusal or rights of first offer to purchase any of the Leased Real Property, any portion thereof or any interest therein or any similar agreement that would have priority over the Company’s right to title of, or a leasehold interest in, the Leased Real Property or any portion thereof or interest therein upon consummation of the Transaction. There are no material adverse physical conditions affecting the Leased Real Property. All plants, warehouses, distribution centers, structures and other buildings on the Leased Real Property are adequately maintained and are in good operating condition and repair for the requirements of the Business as currently conducted.

(e) No parcel of Leased Real Property is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefore, nor, to the Knowledge of the Seller Parties, has any such condemnation, expropriation or taking been proposed.

3.13 Personal Property.

(a) Schedule 3.13(a) of the Disclosure Schedules set forth a true and complete list of each lease or other Contract under which the Seller is the lessee of, or holds or operates, any Personal Property owned by a third Person, including, in each case, the expiration date thereof and a brief description of the property covered.

(b) All of the Personal Property has been maintained in all material respects in accordance with past practice and generally accepted industry practice. Each item of the Personal Property is in all material respects in good operating condition and repair, ordinary wear and tear excepted, and is adequate for the uses to which it is being put. All leased Personal Property is in the condition required of such property by the terms of the lease applicable thereto.

3.14 Intellectual Property.

(a) Schedule 3.14 of the Disclosure Schedules sets forth a true and complete list of all registered and material unregistered Company Intellectual Property, including any pending applications to register any of the foregoing, identifying for each whether it is owned by or exclusively licensed to the Company.

(b) No Company Intellectual Property has been or is now involved in any opposition, cancellation, interference, reissue or reexamination proceeding and, to the Knowledge of the Seller Parties, no such proceeding is or has been threatened with respect to any of the Company Intellectual Property.

(c) The Company exclusively owns, free and clear of any and all Encumbrances, all Company Intellectual Property (other than Licensed IP). The Company has not received any notice or claim challenging its ownership of any Company Intellectual Property, nor to the Knowledge of the Seller Parties is there a reasonable basis for any such claim.

(d) The Company has taken all reasonable steps in accordance with standard industry practices to protect its rights in the Company Intellectual Property and at all times has maintained the confidentiality of all information that constitutes or constituted a Trade Secret included therein. All Intellectual Property developed by or for the Company was conceived, invented, reduced to practice, authored or otherwise created solely by either current or former employees acting within the scope of their employment or consultants or contractors of the Company, in each case pursuant to agreements containing a valid and enforceable assignment of Intellectual Property to the Company.

(e) All registered and issued Company Intellectual Property (“Company Registered IP”) is valid and subsisting and, to the Knowledge of the Seller Parties, enforceable, and the Company has not received any notice or claim challenging the validity or enforceability of any Company Intellectual Property or alleging any misuse of such Company Intellectual Property. The Company has not taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the Company Registered IP (including the failure to pay any filing, examination, issuance, post registration and maintenance fees, annuities and the like and the failure to disclose any known material prior art in connection with the prosecution of patent applications).

(f) The development, manufacture, sale, distribution or other commercial exploitation of products, and the provision of any services, by or on behalf of the Business or the Company, and all of the other activities or operations of the Business or the Company, have not infringed upon, misappropriated, violated, diluted or constituted the unauthorized use of, any Intellectual Property of any third party, and the Company has not received any notice or claim asserting or suggesting that any such infringement, misappropriation, violation, dilution or unauthorized use is or may be occurring or has or may have occurred, nor to the Knowledge of the Seller Parties is there a reasonable basis therefor. No Company Intellectual Property is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use or licensing thereof by the Company or the Business. To the Knowledge of the Seller Parties, no third party is misappropriating, infringing, diluting or violating any Company Intellectual Property in a material manner.

(g) The Company has not transferred ownership of, or granted any exclusive license with respect to, any Company Intellectual Property. Upon the consummation of the Closing, the Company will continue to hold all of the Company’s rights and interest in or under all Company Intellectual Property, and all of the Company’s rights under all Company Intellectual Property and all such other Intellectual Property shall be exercisable by the Company after the Closing to the same extent as by the Company prior to the Closing pursuant to the terms of any licensing agreement set forth in Schedule 3.14(k). No loss or expiration of any of the Company Intellectual Property or any other Intellectual Property used or held for use by the Company is threatened, pending or reasonably foreseeable.

(h) The execution, delivery and performance by the Seller Parties of this Agreement and the Ancillary Agreements, and the consummation of the Transaction will not give rise to any right of any third party to terminate or re-price or otherwise modify any of the Company’s rights or obligations under any agreement under which any right or license of or under Intellectual Property is granted to or by the Company.

(i) The Company (i) takes and has always taken reasonable measures, directly or indirectly, to ensure the confidentiality, privacy and security of customer, employee and other confidential information and (ii) complies and has always complied with applicable data protection, privacy and similar Laws, directives and codes of practice in any jurisdiction relating to any data processed by the Company or the Business.

(j) The Company owns or has rights to access and use all electronic data processing information, record keeping, communications, telecommunications, account management, inventory management and other computer systems used to process, store, maintain and operate data and information used in connection with the Business or otherwise necessary for the conduct of the Business (the “IT Systems”). The Company has taken all reasonable steps in accordance with industry standards to secure the IT Systems from unauthorized access or use by any Person, and to ensure the continued, uninterrupted and error-free operation of the IT Systems. There has not been any malfunction with respect to any of the IT Systems since January 1, 2015 that has not been remedied or replaced in all material respects.

(k) The Company has valid licenses to all intellectual property used by it that is not exclusively owned by the Company (“Licensed IP”), and all such licenses are fully paid and are operational. All such licenses are listed on Schedule 3.14(k) of the Disclosure Schedules, except for any software licenses that are purely off-the-shelf licenses purchased at standard terms and conditions and renewable upon standard terms and conditions.

3.15 Receivables. All Receivables reflected on the Balance Sheet or to be reflected on the Closing Balance Sheet represent or will represent bona fide and valid obligations arising from sales actually made or services actually performed in the ordinary course of business. There is no contest, claim or right of set-off, other than returns in the ordinary course of business, under any Contract with any obligor of any Receivables related to the amount or validity of such Receivable, and to the Knowledge of Seller Parties no bankruptcy, insolvency or similar proceedings have been commenced by or against any such obligor. There are no discounts, trade promotions or similar marketing or promotional sales or other discounting practices or arrangements relating to the Company or that otherwise affect the collectability or value of the Receivables.

3.16 Inventory. All of the Inventory was acquired and has been maintained in accordance with the regular business practices of the Company, consists of new and unused items of a quality and quantity substantially all of which is usable or saleable in the ordinary course of business, and is valued at prices equal to the lower of cost or realizable value and in accordance with GAAP applied on a basis consistent with the Financial Statements, with adequate provisions or adjustments for excess inventory, slow-moving inventory, spoilage and inventory obsolescence and shrinkage; provided, however, that manufactured inventory is valued based on the cost of labor, raw materials and overhead. Subject to the preceding sentence, the Inventory consists, and will as of the Closing Date consist, of products of quality and quantity commercially usable and salable at not substantially less than cost in the ordinary course of business, except for any items of obsolete material or material below standard quality, substantially all of which have been written down to realizable market value, or for which adequate reserves have been provided, and the present quantities of all Inventory are reasonable in the present circumstances of the Business.

3.17 Taxes.

(a) The Company has filed all Tax Returns that it was required to file in all jurisdictions, taking into account any extension of time within which to file, and all such Tax Returns are correct and complete in all material respects. The Company has paid all Taxes that are owed by it (whether or not shown on any Tax Return), except for those Taxes that are being contested in good faith by appropriate proceedings and for which reserves have been established on the Financial Statements and Interim Financial Statements. All Taxes that the Company is or was required by Law to withhold or collect (including with respect to employees, independent contractors, creditors, customers, and shareholders) have been duly withheld or collected and, if required, have been timely paid to the proper Governmental Authority. The Company has complied in all material respects with all Tax information reporting provisions of all applicable Laws.

(b) No examination or audit of any Tax Return of the Company by any Governmental Authority is currently in progress or has been threatened and no basis exists therefor. Schedule 3.17(b) lists all audits of all Tax Returns, including a description of the nature and, if completed, the outcome of each audit since January 1, 2016. The Company has delivered copies of any reports, statements of deficiencies or similar items with respect to such audits. Schedule 3.17(b) describes all adjustments to any Tax Return filed by or with respect to the Company for all taxable years since January 1, 2016, and the resulting deficiencies proposed by the IRS or other Governmental Authority. Schedule 3.17(b) lists all deficiencies proposed as a result of such audits, all of which have been paid or, as set forth on Schedule 3.17(b) have been settled or are being contested in good faith by appropriate proceedings. Seller Parties have no Knowledge of any basis for any Governmental Authority to assess any additional taxes for any period for which Tax Returns have been filed.

(c) Except as set forth on Schedule 3.17(c), no claim has ever been made by any Governmental Authority in a jurisdiction where the Company does not file Tax Returns that it is or could be subject to taxation by that jurisdiction, nor, to the Knowledge of the Seller Parties, is there any reasonable basis for such a claim. The Company has not been notified by any jurisdiction that the jurisdiction believes that the Company was required to file any Tax Return that was not filed. All deficiencies asserted, or assessments made, against the Company as a result of any examinations by any taxing authority have been fully paid.

(d) The Company has given or otherwise made available to the Buyer true, correct and complete copies of all Tax Returns, examination reports and statements of deficiencies for taxable periods, or transactions consummated, for which the applicable statutory periods of limitations have not expired.

(e) The Company has no liability for Taxes of another Person under Treasury Regulation Section 1.1502-6, as a transferee or successor, by contract or otherwise.

(f) To the Knowledge of the Seller Parties, there are no threatened proceedings for or relating to Taxes, and there are no matters under discussion with the IRS or other Governmental Authority with respect to Taxes.

(g) There are no outstanding contracts extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes due from the Company for any taxable period and no request for any such waiver or extension is currently pending.

(h) No Encumbrance for Taxes exists with respect to any assets of the Company, except statutory liens for Taxes not yet due.

(i) There are no security interests for Taxes upon the assets or properties of the Company, except for statutory security interests for current Taxes not yet due.

(j) The Company has not (A) participated in any reportable transaction within the meaning of Treasury Regulations Section 1.6011-4(b) (or any similar provision of state, local or foreign Tax Law) or (B) taken any reporting position on a Tax Return, which reporting position (i) if not sustained would be reasonably likely, absent disclosure, to give rise to a penalty for material understatement of federal income Tax under Section 6662 of the Code (or any similar provision of state, local, or foreign Tax Law), and (ii) has not adequately been disclosed on such Tax Return in accordance with Section 6662(d)(2)(B) of the Code (or any similar provision of state, local, or foreign Tax Law).

(k) The Company will not be required to include in a Post-Closing Tax Period taxable income attributable to income that accrued in a Pre-Closing Tax Period but was not recognized for Tax purposes in such prior taxable period (or to exclude from taxable income in a Post-Closing Tax Period any deduction the recognition of which was accelerated from such taxable period to a Pre-Closing Tax Period) as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting, Section 481 of the Code or Section 108(i) of the Code or comparable provisions of state, local or foreign Tax Law, or for any other reason.

(l) Any adjustment of Taxes of the Company made by the IRS, which adjustment is required to be reported to the appropriate state, local, or foreign Governmental Authorities, has been so reported.

(m) The Company has not executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign Tax Law, and the Company is not subject to any private letter ruling of the IRS or comparable ruling of any other Governmental Authority.

(n) The Company has not been a member of a group with which it has filed or been included in a combined, consolidated or unitary income Tax Return. Except for customary Tax indemnification provisions in credit, lease or other commercial contracts not primarily related to Taxes, the Company is not liable for the Taxes of any taxpayer under Reg. § 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.

(o) Neither the Company nor any Seller is a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

(p) The Company is not, and has not been at any time, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(q) None of the Company’s assets is (i) required to be treated as being owned by another person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, (ii) subject to Section 168(g)(1)(A) of the Code, or (iii) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code.

(r) The Company has never distributed stock of another Person or had its stock distributed by another Person, in a transaction that purported or was intended to be governed in whole or in part by Code Section 355 or Code Section 361.

(s) At all times since January 1, 1990, the Company has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code (and applicable state Laws) and since January 1, 1990 has always filed all tax returns for federal and state law purchases as an S corporation.

3.18 Environmental Matters.

(a) Except as set forth on Schedule 3.18, the Company is and has at all times been in compliance with all applicable Environmental Laws and the ownership or use of its assets. Neither the Seller Parties nor any of the Company’s Key Employees or other officers has received, nor to the Knowledge of Seller Parties is there any basis for, any notice, communication or complaint from a Governmental Authority or other Person alleging that the Company has any Liability under any such Environmental Law or is not in compliance with any such Environmental Law.

(b) Other than cleaning products and chemicals that are customarily used in the food manufacturing business, no Hazardous Substances are or have been present, and there is and has been no Release or threatened Release of Hazardous Substances or any investigation, clean up, remediation or corrective action of any kind relating thereto, on any properties (including any buildings, structures, improvements, soils and subsurface strata, surface water bodies, including drainage ways, and ground waters thereof) currently or formerly owned, leased or operated by or for the Business or the Company or any predecessor company. No underground improvement, including any treatment or storage tank or water, gas or oil well, is located on any property described in the foregoing sentence. To the Knowledge of Seller Parties, the Company is not actually, contingently, potentially or allegedly liable for any Release of, threatened Release of or contamination by Hazardous Substances or otherwise under any Environmental Law. There is no pending or, to the Knowledge of the Seller Parties, threatened investigation by any Governmental Authority, nor any pending or, to the Knowledge of the Seller Parties, threatened Action with respect to the Business or the Company relating to Hazardous Substances or otherwise under any Environmental Law.

(c) Except as set forth on Schedule 3.18, the Company holds all Environmental Permits required under Environmental Laws, and is and has at all times been in compliance therewith. Neither the execution, delivery or performance of this Agreement nor the consummation of the Transaction will (i) require any notice to or consent of any Governmental Authority or other Person pursuant to any applicable Environmental Law or Environmental Permit or (ii) subject any Environmental Permit to suspension, cancellation, modification, revocation or nonrenewal.

(d) The Company has provided to the Buyer all permits, audits and other reports pertaining to compliance with all Environmental Laws and all “Phase I,” “Phase II” or other environmental investigation reports in its possession, or to which it has reasonable access, addressing every location ever owned, operated or leased by or on behalf of the Business or the Company or at which the Company or the Business actually, potentially or allegedly may have Liability under any Environmental Law.

3.19 Material Contracts.

(a) Schedule 3.19(a) of the Disclosure Schedules sets forth all Contracts of the following nature (such Contracts as are required to be set forth in Schedule 3.19(a) of the Disclosure Schedules being “Material Contracts”):

(i) Any broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing, consulting or advertising contract;

(ii) Any contract for the purchase of equipment, materials, products, supplies or services that involve payments by the Company of more than $10,000 during the 12-month period ended December 31, 2020;

(iii) Any contract with a customer that generated revenues of more than $10,000 during any calendar year over the past three (3) years;

(iv) Any contract providing for rebates (whether oral or in writing) or bonuses to or from the Company;

(v) Any contract relating to or evidencing Indebtedness of the Company;

(vi) Any contract with any Governmental Authority;

(vii) Any contract with any Affiliate of the Company;

(viii) Any employment or consulting contract;

(ix) Any contract that limits, or purports to limit, the ability of the Company or the Business to compete in any line of business or with any Person or in any geographic area or during any period of time, or that restricts the right of the Company or the Business to sell to or purchase from any Person or to hire any Person, or that grants the other party or any third Person “most favored nation” status or any type of special discount rights;

(x) Any contract that requires a consent to an assignment, or otherwise contains a provision relating to, a “change in control,” or that would prohibit or delay the consummation of the Transaction;

(xi) Any contract pursuant to which the Company is the lessee or lessor of, or holds, uses, or makes available for use to any Person, (a) any real property or (b) any tangible personal property and, in the case of clause (b), that involves an aggregate Liability in excess of $10,000;

(xii) Any contract for the sale or purchase of any tangible personal property in an amount in excess of $10,000, or for the sale or purchase (including any option to purchase or right of first refusal or right of first negotiation) of any real property;

(xiii) Any contract or commitment for capital expenditures of more than $10,000 individually;

(xiv) Any contract relating to the maintenance, operation or use of the real property;

(xv) Any license agreement providing for the payment or receipt of royalties or other compensation by the Company, which will extend over a period of at least one year, or involve consideration in excess of $10,000;

(xvi) Any joint venture or partnership, merger, asset or stock purchase or divestiture contract;

(xvii) Any contract relating to settlement of any administrative or judicial proceedings within the past five years or any settlement with ongoing obligations;

(xviii) Any contract that results in any Person holding a power of attorney that relates to the Company or the Business; and

(xix) Any other contract, whether or not made in the ordinary course of business, that is material to the Company or to the assets, liabilities, condition (financial or otherwise) or results of operations of the Company or the Business.

(b) Each Material Contract is a legal, valid, binding and enforceable agreement and is in full force and effect and will continue to be in full force and effect on identical terms immediately following the Closing Date on the Company. With respect to each Material Contract: (i) neither the Company nor, to the Knowledge of the Seller Parties, any other Person is in material default under or in violation of any Material Contract; (ii) to the Knowledge of the Seller Parties, no event has occurred which, with notice or lapse of time or both, would constitute such a default under or violation of any Material Contract or would permit termination, modification or acceleration under any Material Contract; and (iii) the Company has not released any of its rights under any Material Contract. Except as expressly set forth in written Material Contracts or in Schedule 3.22, no service performed or products sold by the Company is subject to any guaranty, warranty or other indemnity. The Company has delivered or made available to the Buyer true and complete copies of all Material Contracts, including any amendments thereto.

3.20 Customers and Suppliers.

(a) Schedule 3.20(a) of the Disclosure Schedules sets forth a true and complete list of (i) the names of the 20 largest customers of the Company for the 2020 calendar year and for the period beginning January 1, 2021 and ending March 31, 2021, (ii) the amount for which the Company invoiced each such customer during such periods and (iii) the percentage of the total sales of the Company represented by sales to each such customer during such periods. The Seller Parties have not received any notice, nor to the Knowledge of Seller Parties have any of such customers (A) has ceased or substantially reduced, or will cease or substantially reduce, use of products or services of the Company or (B) has sought, or is seeking, to reduce the price it will pay for the services of the Company. To the Knowledge of Seller Parties, none of such customers has otherwise threatened to take any action described in the preceding sentence as a result of the consummation of the Transaction.

(b) Schedule 3.20(b) of the Disclosure Schedules sets forth a true and complete list of (i) the names of the 20 largest suppliers of the Company from which the Company ordered products or services for the 2020 calendar year and for the period beginning January 1, 2021 and ending March 31, 2021 and (ii) the amount for which each such supplier invoiced the Company during such periods. The Seller Parties have not received any notice, nor to the Knowledge of Seller Parties, has there been any Material Adverse Effect in the price of such supplies or services provided by any such supplier. To the Knowledge of Seller Parties, all such suppliers will sell supplies or services to the Company at any time after the Closing Date on terms and conditions substantially the same as those used in its current sales to the Company, subject to general and customary price increases. To the Knowledge of Seller Parties, no such supplier has otherwise threatened to take any action described in the preceding sentence as a result of the consummation of the Transaction.

3.21 Product Liability. To the Knowledge of Seller Parties, there is no basis for any Product Liability claim by any third party against the Company arising from (a) services rendered by or on behalf of the Company during the period through and including the Closing Date, (b) the sale, distribution, erection or installation of any product, good, component or other item manufactured, sold or delivered by or on behalf of the Company whether delivered to a customer before or after the Closing Date (except with respect to any Liability or obligation arising out of any action by the Company after the Closing Date) or (c) the operation of the Company or the ownership of the Company during the period through and including the Closing Date.

3.22 Warranties. Attached hereto as Schedule 3.22 are true and correct copies of all written warranties currently in effect covering the respective products and services of the Company. The Company has provided no other warranties, written or oral, currently in effect covering the products and services of the Company. During the past three fiscal years, the aggregate unreimbursed warranty expenses, along with any other unreimbursed expenses associated with warranty-related complaints or concerns (including, for example, free or discounted products) experienced during any one year by the Company did not exceed $10,000.

3.23 Affiliate Interests and Transactions. Except as set forth on Schedule 3.23 of the Disclosure Schedules, no Seller nor any Affiliate of any Seller Party has any right, title or interest in any properties or assets of any kind or character (whether real, personal or mixed, tangible or intangible, contingent or otherwise) used or held for use by the Company or otherwise in connection with the Business.

3.24 Insurance. Schedule 3.24 of the Disclosure Schedules sets forth a true and complete list of all casualty, directors and officers liability, general liability, product liability and all other types of insurance policies maintained with respect to the Company and the Business, together with the carriers and liability limits for each such policy. All such policies are in full force and effect, no application therefor included a material misstatement or omission, and all premiums with respect thereto have been paid to the extent due. The Company has not received notice of, nor, to the Knowledge of the Seller Parties, is there threatened, any cancellation, termination, reduction of coverage or material premium increases with respect to any such policy. Schedule 3.24 of the Disclosure Schedules identifies which insurance policies are “occurrence” or “claims made” and which Person is the policy holder. All material insurable risks in respect of the Company and the Business are covered by such insurance policies and the types and amounts of coverage provided therein are usual and customary in the context of the Business. The activities and operations of the Company and the Business have been conducted in a manner so as to conform to all applicable provisions of such insurance policies. The consummation of the Transaction will not cause a cancellation or reduction in the coverage of such policies.

3.25 Banking Relationships. Schedule 3.25 sets forth (a) a complete list of all accounts that the Company has with any banks, savings and loan associations or other financial institutions, indicating in each case account numbers and (b) the names and identification of all Persons authorized to act or sign on behalf of the Company in respect of any of the foregoing or to draw thereon or to have access thereto (including without limitation all Persons with automatic debit rights).

3.26 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transaction based upon arrangements made by or on behalf of the Company.

3.27 Food Safety.

(a) Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company (taken as a whole), since January 1, 2017, (i) the Company has complied and is in compliance with (A) the applicable provisions of the Federal Food, Drug, and Cosmetic Act, the Food Safety Modernization Act, the Federal Meat Inspection Act, and the applicable regulations and requirements adopted by the U.S. Food and Drug Administration (the “FDA”) and the U.S. Department of Agriculture (the “USDA”), all applicable statutes enforced by the Federal Trade Commission and the applicable Federal Trade Commission regulations and requirements, and all other applicable requirements established by any state, local or foreign Governmental Authority responsible for regulating food products (collectively with the FDA and USDA, the “Food Authorities”) and (B) all terms and conditions imposed in any Permits granted to the Company by any Food Authority, (ii) except as set forth on Schedule 3.27(a), there has not been any actual defect or defect alleged in any lawsuit or demand from a lawyer in any of the Company Products, whether latent or patent, including any failure or alleged failure to provide adequate warnings, labeling or instructions and (iii) except as set forth on Schedule 3.27(a), there has not been any actual or, to the Knowledge of the Seller Parties, alleged violation of any Law relating to any of the Company Products, or to their manufacture, shipment, import, labeling, weights and measurements, use or sale by any Food Authority, in any lawsuit or in any demand from a lawyer.

(b) Except as (i) set forth in Schedule 3.27(b) or (ii) as has not been, and would not reasonably be expected to, individually or in the aggregate, be material to the Company (taken as a whole): (A) since January 1, 2017, the Company has not voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, market withdrawal, stock recovery or replacement relating to any alleged lack of quality, safety or regulatory compliance of any Company Product, and (2) there has been no presence, release or exposure to any food, any contaminants or adulterants, food poisoning, pests, mold or microbial agents with respect to any Company Product, and there has not been any facility shutdown or other food-related condition with respect to any Company Product or otherwise with respect to the business of the Company that has given or would give rise to any liability or obligation of the Company under Food Safety Laws.

3.28 CARES Act.

(a) The Company (i) has complied, in all material respects, with all applicable provisions of the Paycheck Protection Program (as defined in the Coronavirus Aid, Relief, and Economic Security Act (H.R. 748) and applicable rules, regulations, and guidance thereunder, in each case as amended from time to time (the “CARES Act”) in connection with the PPP Loans received by them, including the submission of applications therefor; (ii) has deposited all proceeds from such PPP Loans only in its allowed disbursement accounts; and (iii) has used all of the proceeds of the PPP Loans exclusively for uses that are eligible for forgiveness under Section 1106 of the CARES Act and in the manner required under the CARES Act to obtain forgiveness of the largest possible amount of such PPP Loans and have kept written records of the foregoing.

(b) The Company has (i) submitted, in accordance with regulations implementing Section 1106 of the CARES Act, to the U.S. Small Business Administration and the lender of the Company’s PPP Loan (the “PPP Lender“) a true, correct and complete forgiveness application with respect to the PPP Loan obtained by the Company, which application accurately reflects the Company’s use of all PPP Loan proceeds received by it; (ii) maintained and submitted all records and supporting documentation required by Applicable Law to be maintained by, and submitted to, the PPP Lender in connection with the application for forgiveness of the Company’s PPP Loan; (iii) as of the Closing, established an interest-bearing escrow account controlled by the PPP Lender; and (iv) provided Buyer with true, correct and complete copies of all documents relating to such PPP Loan and the Company’s application therefor and application for forgiveness.

(c) The Company has not received notice from any Governmental Authority or PPP Lender that the Company’s PPP Loan is not forgivable or will not be forgiven, in whole or in part.

3.29 Disclosure. Buyer acknowledges and agrees that in entering into this Agreement it has not relied and is not relying on any representations, warranties, or other statements whatsoever, whether written or oral, by Seller Parties or any Person acting on their behalf, other than those expressly set forth in this Agreement or in any Ancillary Agreement, and that it will not have any right or remedy arising out of any representation, warranty or statement not expressly set forth in this Agreement or in any Ancillary Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller, severally and not jointly, hereby makes each of the following representations and warranties to the Buyer:

4.1 Organization, Standing; Authority.

(a) If a corporation or other legal entity, such Seller is a corporation or other entity duly organized, validly existing and in good standing under the laws of its state of organization or formation.

(b) If a corporation or other legal entity, such Seller has the appropriate power and authority to enter into this Agreement and each of the other agreements, certificates and instruments to be executed and delivered by such Seller pursuant hereto and to carry out the transactions contemplated hereby and thereby. If a corporation or other legal entity, the execution and delivery by such Seller of this Agreement, and the execution and delivery by such Seller of each of the other agreements, certificates and instruments to be executed and delivered by such Seller pursuant hereto, and the consummation of the transactions contemplated hereby and thereby, as applicable, have been duly authorized and approved by all requisite corporate or analogous action of such Seller. This Agreement constitutes the legal, valid and binding obligation of such Seller, and each of the other agreements, certificates and instruments to be executed and delivered by such Seller pursuant hereto will, when executed and delivered by such Seller, constitute, the legal, valid and binding obligations of such Seller, in each case, assuming due execution of such documents by each of the other parties thereto, enforceable against such Seller in accordance with their respective terms, except to the extent enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

4.2 Title to the Shares. Such Seller has good title to the Shares of the Company indicated on Schedule 3.2 of the Disclosure Schedules as being held by such Seller, free and clear of any Encumbrance. Except as set forth in Schedule 3.2, Seller is not a party to any stockholder agreement or any other contract, agreement, arrangement, commitment, plan or understanding restricting or otherwise relating to the voting, dividend, ownership or transfer rights of any of such Shares.

4.3 No Violation. The execution, delivery and performance by such Seller of this Agreement and the other agreements, certificates and instruments to be executed and delivered by such Seller pursuant hereto, and such Seller’s consummation of the Transaction, will not (i) conflict with or violate the charter or bylaws or other corresponding instruments of such Seller, if applicable, (ii) with or without the giving of notice or the passage of time, or both, result in a breach of, or violate, or be in conflict with, or constitute a material default under, or permit the termination of, or cause or permit acceleration under, any material contract, agreement, instrument, debt or obligation to which to which such Seller is a party or by which it is bound, or (iii) violate any law, rule or regulation to which such Seller is subject, or any court or administrative order, judgment, decree or award of any Governmental Authority or arbitrator to or by which such Seller is subject or bound.

4.4 Litigation. There is no legal or administrative action, suit, proceeding, arbitration or investigation pending, or, to the knowledge of such Seller, threatened, against the Seller or any Affiliates thereof, and there is not outstanding any order, writ, injunction, award or decree of any Governmental Authority to which the Seller or any Affiliates thereof is subject, that challenges, or would be reasonably expected to have the effect of preventing, delaying, making illegal, or otherwise interfering with, or which would reasonably be expected to materially adversely affect the ability of Seller to, fully and timely consummate the Transaction or otherwise adversely affecting the ownership of the Shares.

4.5 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transaction based upon arrangements made by or on behalf of such Seller.

4.6 No Other Representations or Warranties. Such Seller has not relied on nor is such Seller relying on any statement, representation or warranty of the Buyer or any of its Affiliates or representatives with respect to the subject matter of this Agreement or the Transaction other than the representations and warranties of the Buyer in Article 5 or any other Ancillary Agreement.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Seller Parties as follows:

5.1 Organization. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has full limited liability company power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

5.2 Authority. The Buyer has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the Transaction. The execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by the Buyer of the Transaction have been duly and validly authorized by all necessary corporate action. This Agreement has been, and upon its execution each of the Ancillary Agreements to which the Buyer will be a party will have been, duly executed and delivered by the Buyer and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and upon their execution each of the Ancillary Agreements to which the Buyer will be a party will constitute, the legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

5.3 No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements to which the Buyer will be a party, and the consummation of the Transaction, do not and will not:

(i) Conflict with or violate the certificate of formation or operating agreement of the Buyer;

(ii) Conflict with or violate any Law applicable to the Buyer; or

(iii) Result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under or require any consent of any Person pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other contract to which the Buyer is a party;

except for any such conflicts, violations, breaches, defaults or other occurrences that do not, individually or in the aggregate, materially impair the ability of the Buyer to consummate, or prevent or materially delay, the Transaction or would reasonably be expected to do so.

(b) The Buyer is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery or performance by the Buyer of this Agreement or any of the Ancillary Agreements to which it will be party or the consummation of the Transaction.

5.4 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transaction based upon arrangements made by or on behalf of the Buyer.

5.5 Investment Purpose. Buyer is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Shares are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended, or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

ARTICLE VI
COVENANTS

6.1 Conduct of Business Prior to the Closing. Between the date of this Agreement and the Closing Date, unless the Buyer shall otherwise agree in writing, the Seller Parties shall cause the Business to be conducted only in the ordinary course consistent with past practice, and shall preserve substantially intact the organization of the Business, keep available the services of the current Business Employees and preserve the current relationships of the Business with customers, suppliers and other Persons with which the Business has significant business relations. By way of amplification and not limitation, between the date of this Agreement and the Closing Date, the Seller Parties shall not do or propose to do, directly or indirectly, any of the following in connection with the Company or the Business without the prior written consent of the Buyer:

(a) sell, pledge, dispose of or otherwise subject to any Encumbrance any Company assets, other than sales or transfers of Inventory in the ordinary course of business consistent with past practice;

(b) incur any Indebtedness or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances, in each case affecting the Company or the Business, except in the ordinary course of business consistent with past practice; provided, that in no event shall the Company (i) incur, assume or guarantee any long-term indebtedness for borrowed money or (ii) make any optional repayment of any indebtedness for borrowed money;

(c) amend, waive, modify or consent to the termination of any Material Contract, or amend, waive, modify or consent to the termination of the Company’s rights thereunder, or enter into any Contract other than in the ordinary course of business consistent with past practice;

(d) authorize, or make any commitment with respect to, any capital expenditure for the Company or the Business other than in the ordinary course of business consistent with past practice;

(e) acquire any corporation, partnership, limited liability company, other business organization or division thereof or any material amount of assets, or enter into any joint venture, strategic alliance, exclusive dealing, noncompetition or similar contract or arrangement;

(f) enter into any new lease or amend the terms of any existing lease with respect to the Leased Real Property or fail to exercise any rights of renewal with respect to any Leased Real Property that by its terms would otherwise expire before the Closing Date;

(g) increase the compensation payable or to become payable or the benefits provided to its Business Employees, except for normal merit and cost-of-living increases consistent with past practice in salaries or wages of Business Employees who receive less than $50,000 in total annual cash compensation from the Company, or grant any severance or termination payment to, or pay, loan or advance any amount to, any Business Employee, or establish, adopt, enter into or amend any Employee Plan;

(h) enter into any Contract with any Affiliate of the Company in connection with or affecting the Company or the Business;

(i) make any change in any method of accounting or accounting practice or policy affecting the financial statements of the Company, except as required by GAAP;

(j) make, revoke or modify any Tax election, settle or compromise any Tax Liability or file any Tax Return relating to the Company or the Business other than on a basis consistent with past practice and in accordance with applicable Law;

(k) pay, discharge or satisfy any claim, Liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) relating to the Business or the Company, other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, of Liabilities reflected or reserved against on the Balance Sheet or subsequently incurred in the ordinary course of business consistent with past practice;

(l) cancel, compromise, waive or release any right or claim relating to the Company or the Business, other than in the ordinary course of business consistent with past practice;

(m) permit the lapse of any existing policy of insurance relating to the Company or the Business;

(n) permit the lapse of any right relating to Company Intellectual Property or any other intangible asset used or held for use in connection with the Company or the Business;

(o) accelerate the collection of or discount any Receivables, delay the payment of Liabilities or defer expenses, reduce Inventories or otherwise increase cash on hand in connection with the Company or the Business, except in the ordinary course of business consistent with past practice;

(p) use any assets of the Company or the Business to pay any costs or expenses arising out of or relating to the Transaction;

(q) commence or settle any Action relating to the Company or the Business;

(r) take any action, or intentionally fail to take any action, that would cause any representation or warranty made by the Seller Parties in this Agreement or any Ancillary Agreement to be untrue or result in a breach of any covenant made by the Seller Parties in this Agreement or any Ancillary Agreement, or that has or would reasonably be expected to have a Material Adverse Effect; or

(s) announce an intention, enter into any formal or informal agreement, or otherwise make a commitment to do any of the foregoing.

6.2 Covenants Regarding Information.

(a) From the date hereof until the Closing Date, the Company shall afford the Buyer and its Representatives reasonable access (including for inspection and copying) at all reasonable times to the Company and the Company’s Representatives, properties, offices, plants and other facilities, and books and records relating to the Business and the Company, and shall furnish the Buyer with such financial, operating and other data and information in connection with the Business as the Buyer may reasonably request.

(b) On the Closing Date, the Seller Parties will deliver or cause to be delivered to the Buyer all original (and any and all copies of) agreements, documents, and books and records and all computer disks, records or tapes or any other storage medium on which agreements, documents, books and records, files and other information relating to the Company and the Business are stored, in each case, that are in the possession or under the control of the Company. Following the Closing Date, the Sellers shall not retain in their possession or under their control, in any form, any agreements, documents, or books and records, or any computer disks, records or tapes or any other storage medium that contains copies of any agreements, documents, books and records, files and other information relating to the Company or the Business, including any of the foregoing that is stored on any server or other storage media maintained by a third party on behalf of the Company (including any “cloud” storage platform); provided, however, that Sellers may retain in their possession or under their control such documents, agreements, schedules, books, and records that pertain or relate to this Agreement or the Transaction. If, notwithstanding the foregoing, a Seller Party discovers following the Closing Date that it is in possession of or has under its control any agreements, documents, or books and records or any computer disks, records or tapes or any other storage medium on which any agreements, documents, books and records, files and other information relating to the Business or the Company are stored, the Seller Party shall (x) deliver to the Buyer any such information which may not have been previously delivered pursuant to the first sentence of this Section 6.2(b) and (y) thereafter permanently delete and erase all such information (including all copies thereof) in its possession or under its control as soon as reasonably practicable.

6.3 Exclusivity. The Seller Parties agree that between the date of this Agreement and the earlier of the Closing and the termination of this Agreement in accordance with its terms, the Seller Parties shall not, and shall take all action necessary to ensure that none of their Affiliates or any of their respective Representatives, directly or indirectly:

(a) solicit, initiate, consider, encourage or accept any other proposals or offers from any Person relating to any direct or indirect acquisition or purchase of all or any portion of the Business or the Company, whether effected by sale of assets, sale of stock, merger or otherwise, other than Inventory to be sold in the ordinary course of business consistent with past practice; or

(b) participate in any discussions, conversations, negotiations or other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to do any of the foregoing. The Seller Parties immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing.

The Seller Parties shall notify the Buyer promptly, but in any event within 24 hours, orally and in writing if any such proposal or offer, or any inquiry or other contact with any Person with respect thereto, is made. Any such notice to the Buyer shall indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or other contact and the terms and conditions of such proposal, offer, inquiry or other contact. The Seller Parties shall not release any Person from, or waive any provision of, any confidentiality or standstill agreement to which the Company is a party, without the prior written consent of the Buyer.

6.4 Notification of Certain Matters. The Seller Parties shall give prompt written notice to the Buyer of (a) the occurrence or non-occurrence of any event, change, circumstance, occurrence, effect or state of facts where the occurrence or nonoccurrence of such event, change, circumstance, occurrence, effect or state of facts would render any representation or warranty of any Seller Party contained in this Agreement or any Ancillary Agreement, if made on or immediately following the date of such event, untrue or inaccurate, (b) the occurrence of any change, condition or event that has had or is reasonably likely to have a Material Adverse Effect, (c) any failure of any Seller Party or any Affiliate of any Seller Party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder or any event or condition that would otherwise result in the nonfulfillment of any of the conditions to the Buyer’s obligations hereunder, (d) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the consummation of the Transaction or (e) any Action pending or, to the Knowledge of the Seller Parties, threatened against a party or the parties relating to the Transaction.

6.5 Confidentiality.

(a) Each of the parties shall hold, and shall cause its Representatives to hold, in confidence all documents and information furnished to it by or on behalf of the other party in connection with the Transaction pursuant to the terms of the confidentiality agreement between the Buyer, or the Buyer’s Affiliate, and the Company (the “Confidentiality Agreement”), which shall continue in full force and effect until the Closing Date, at which time such Confidentiality Agreement and the obligations of the parties under this Section 6.5(a) shall terminate. If for any reason this Agreement is terminated prior to the Closing Date, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

(b) Following the Closing Date, the Seller Parties shall not, and the Seller Parties shall cause its Affiliates and the respective Representatives of the Seller Parties and their Affiliates not to, use for its or their own benefit or divulge or convey to any third party, any Confidential Information; provided, however, that the Seller Parties or their Affiliates may furnish such portion (and only such portion) of the Confidential Information as the Seller Parties or such Affiliate reasonably determines it is legally obligated to disclose if: (i) it receives a request to disclose all or any part of the Confidential Information under the terms of a subpoena, civil investigative demand or order issued by a Governmental Authority; (ii) to the extent not inconsistent with such request, it notifies the Buyer of the existence, terms and circumstances surrounding such request and consults with the Buyer on the advisability of taking steps available under applicable Law to resist or narrow such request; (iii) it exercises all rights and procedures legally available to obtain an order or other reliable assurance that confidential treatment will be accorded to the disclosed Confidential Information; and (iv) disclosure of such Confidential Information is required to prevent the Seller Parties or such Affiliate from being held in contempt or becoming subject to any other penalty under applicable Law. For purposes of this Agreement, “Confidential Information” consists of all information and data relating to the Company or the Business (including Intellectual Property, customer and supplier lists, pricing information, marketing plans, market studies, client development plans, business acquisition plans and all other information or data) or the Transaction, except for data or information that is or becomes available to the public other than as a result of a breach of this Section.

6.6 Regulatory and Other Authorizations.

(a) Each of the parties shall use commercially reasonable efforts to promptly obtain all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the Ancillary Agreements and will cooperate fully with the other party in promptly seeking to obtain all such authorizations, consents, orders and approvals.

(b) In furtherance and not in limitation of the foregoing, the Seller Parties shall permit the Buyer reasonably to participate in the defense and settlement of any claim, suit or cause of action relating to this Agreement or the Transaction, and the Seller Parties shall not settle or compromise any such claim, suit or cause of action without the Buyer’s written consent. Notwithstanding anything herein to the contrary, the Buyer shall not be required by this Section to take or agree to undertake any action, including entering into any consent decree, hold separate order or other arrangement, that would (i) require the divestiture of any assets of the Buyer or any of its Affiliates or any portion of the Business or the Company or (ii) limit the Buyer’s freedom of action with respect to, or its ability to consolidate and control, the Business or the Company or any of the Buyer’s or its Affiliates’ other assets or businesses.

(c) Each of the Buyer and the Seller Parties shall promptly notify the other party of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permit the other party to review in advance any proposed communication by such party to any Governmental Authority. Neither the Buyer nor the Seller Parties shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate at such meeting. Subject to the Confidentiality Agreement, the Buyer and the Seller Parties will provide each other with copies of all correspondence, filings or communications between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the Transaction.

6.7 Third-Party Consents. The Seller Parties shall timely request and use all means reasonably within their control to obtain any consents, approvals and authorizations that may be required in connection with the Transaction and the Ancillary Agreements, including any such consents, approvals and authorizations required under the Company Contracts.

6.8 Further Action. The Buyer and the Seller Parties shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the Transaction.

6.9 Monthly Financial Statements. From and after the date of this Agreement and through the Closing Date, the Company shall deliver to the Buyer monthly financial statements of the Company within 10 calendar days of the end of each calendar month. Such financial statements shall be deemed to constitute “Interim Financial Statements” for purposes of the representations set forth in Section 3.6(a).

6.10 Public Announcements. On and after the date hereof (including, after the Closing), the parties shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Transaction, and neither party shall issue any press release or make any public statement prior to obtaining, in the case of a press release or public statement by any Seller (or by the Company prior to the Closing), the Buyer’s written approval, or in the case of a press release or public statement by the Buyer (or by the Company at or after the Closing), the Sellers’ Representative’s written approval, which approval, in all the foregoing cases, shall not be unreasonably withheld, except that no such approval shall be necessary to the extent disclosure may be required by applicable Law or any listing agreement of any party hereto.

6.11 Service Credit. Without limiting any other covenant herein, the Parties acknowledge that all service credited to employees of Company participating in Company’s 401(k) plan through the Closing Date shall be recognized for purposes of eligibility, participation, vesting and benefit accrual under the 401(k) or other defined contribution plan of the Buyer or an Affiliate that is applicable to such employees.

6.12 Company Intellectual Property. If any Seller owns or shall at any time hereafter acquire any rights in any Company Intellectual Property as of the Closing, such Seller shall, and hereby does, transfer all of its rights, title and interest in such Company Intellectual Property for no additional consideration. Each Seller shall execute and deliver such additional documents and instruments and take such other actions as the Buyer shall reasonably request (provided that the Buyer shall be responsible for any costs to record such transfer documents with any applicable agency) to give effect to the provisions of this Section.

6.13 Transition. The Seller Parties agree not to take any action that has the effect of discouraging any lessor, licensor, customer, supplier, officer, member, manager, employee or other business associate of the Company from maintaining the same business relation with the Company after the Closing as it maintained with the Company prior to the Closing (including, without limitation, interfering in Company’s business operations). For a period of three (3) years following the Closing, Sellers agree to refer all customer inquiries relating to the business of the Company to the Company. After the Closing, the Seller Parties agree not to make to any customer, supplier, employee or business relation of the Company or the general public, any statement that disparages the Company or Buyer or their respective subsidiaries and Affiliates (including their respective officers, directors, managers, members, shareholders and employees).

6.14 Covenant Not to Compete, Not to Solicit.

(a) In consideration for the Purchase Price allocated to the covenants contained herein, from the Closing Date through the date that is five (5) years after the Closing Date, each Seller covenants and agrees that he or she will not, directly or indirectly, without the prior written Consent of Buyer, for or on behalf of any entity, in any manner whatsoever, within the United States:

(i) become interested or engaged, directly or indirectly, as a shareholder, member, bondholder, creditor, officer, director, manager, partner, agent, contractor with, employer or Representative of, or in any manner associated with, or give financial, technical or other assistance to, any Person, firm or corporation for the purpose of engaging in any food manufacturing and distribution business or any other business similar to the Company, the Buyer, and its subsidiaries; or

(ii) directly or indirectly, without the prior written Consent of the Buyer, for or on behalf of any entity other than the Company or its Affiliates, in any manner whatsoever, (1) divert or attempt to divert (by solicitation, diversion or otherwise) from the Company, any business with a customer, prospective customer or account of the same; (2) accept business from any current customer or account of the Company, whether or not solicited by Sellers; (3) solicit, induce or attempt to induce any person transacting business with the Company to terminate their relationship or association with the same, or otherwise interfere with such a relationship; (4) induce, solicit, cause or attempt to induce or cause any employee of Buyer or the Company to leave the employ of the same; or (5) make any disparaging remarks or statements about Buyer or the Company.

(b) The provisions of this Section 6.14 shall be enforced to the fullest extent permissible under the laws, common law and public policies applied in the State of New Mexico. Each Seller understands that the foregoing restrictions may limit his or her ability to engage in a competing business similar to the business of the Company for the five (5) year period, but acknowledges that he or she has received sufficient monetary and other consideration from the Buyer hereunder to justify such restriction, and recognizes the fact that customer relations are non-committal but ordinarily continue for years unless interrupted by the activities of competitors. Each Seller acknowledges and agrees that the agreements and covenants contained in this Section 6.14 are reasonable and necessary to protect the Buyer’s and the Company’s information and relationships and that the agreements and covenants contained in this section do not impose an undue hardship, burden, or penalty on the Sellers. The Parties agree that any court interpreting the covenants and restrictions contained in this Agreement shall apply the most lenient standard of review for restrictive covenants entered into in the sale of a business context and waive the posting of any bond. Should any Governmental Authority of competent jurisdiction declare any foregoing covenants or agreements to be invalid or unenforceable, the Governmental Authority making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of such term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision of this Section 6.14 with a term or provision that is valid and enforceable in such jurisdiction and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable in such jurisdiction as so modified after the expiration of the time within which the judgment may be appealed, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. The Parties further agree that Buyer may assign its rights under this covenant not to compete in its sole discretion.

(c) Each Seller acknowledges and agrees that, in the event of any breach or threatened Breach by any Seller of any covenant or obligation contained in this Section 6.14, each applicable Buyer or Buyer Indemnified Party will be entitled (in addition to any other remedy at law or in equity, including monetary damages) to obtain the following in addition to such other remedies as Buyer or Buyer Indemnified Party may seek and a court of competent jurisdiction may award: (i) an injunction restraining such Breach or threatened Breach, which each Seller expressly waives; and (ii) recovery of Buyer or Buyer Indemnified Party attorneys’ fees and costs incurred in enforcing Buyer or Buyer Indemnified Party’s rights under this Section 6.14; without the requirement to post a bond in connection therewith. Each Seller consents to the award of any of the above remedies in connection with any such Breach.

(d) The Parties acknowledge that the Sellers currently own and the Sellers or a Family Member of Sellers may continue to own, directly or indirectly, various restaurants in and around Albuquerque, New Mexico (“Restaurants”), including without limitation FILO, LLC, LGD, LLC, Fiestas Restaurant & Lounge, Inc., Little Anita’s Mexican Food, Inc., and Milly’s Inc. The Parties specifically agree that, notwithstanding anything to the contrary in this Agreement:

(i) The Sellers may own and operate the Restaurants on such terms and in such a manner as the Sellers determine in their sole and absolute discretion without violating any provision of this Agreement;

(ii) The Sellers may own and operate one or more businesses (each, a “Commissary”) that manufacture for and distribute to the Restaurants food and food products without violating any provision of this Agreement;

(iii) In the ownership and operation of the Commissary, the Sellers may use know-how, methods, processes, technical data, specifications, research and development information, and other trade secrets (“Commissary-Related Trade Secrets”) that may constitute Company Intellectual Property without violating any provision of this Agreement;

(iv) The Sellers may retain in their possession information and documents related to the Commissary-Related Trade Secrets without violating any provision of this Agreement; and,

(v) Following the Closing Date, the Parties shall not divulge or convey to any third party any information related to the Commissary-Related Trade Secrets without the prior written consent of either Seller’s Representative (in the event Buyer is the requesting Party) or the Buyer, except in the case of the Buyer in connection with the sale of substantially all the assets of the Company.

(e) Notwithstanding anything to the contrary herein, the Sellers may, directly or indirectly, engage in food manufacturing and distribution for any person or business that has been a customer of the Company within five (5) years prior to the Closing if Buyer cannot or chooses not to supply the customer’s needs at any time after Closing, but only for such products that the Company cannot or chooses not to supply; provided, however, that with respect to each such customer, Buyer provides written notice to Seller’s Representative of the application of this Section 6.14(e).

6.15 Publicity. None of the Parties nor any of their Affiliates, shall disclose, make or issue, or cause to be disclosed, made or issued, any statement or announcement concerning this Agreement or the transactions contemplated hereby (including the terms, conditions, status or other facts with respect thereto) to any third parties (other than its officers, directors, employees, authorized representatives, legal advisors and financial advisors who need to know such information in connection with carrying out or facilitating the transactions contemplated hereby and so long as such individuals are subject to the same terms of confidentiality) without the prior written consent of the other Parties hereto, except (a) in the case of Parties other than the Buyer, as required by applicable law and after conferring with the other parties concerning the timing and content of such required disclosure, and (b) in the case of Buyer, as required by applicable law, regulation (including the rules and regulations of the U.S. Securities and Exchange Commission or of any exchange or which Buyer’s securities are listed), by any court order or judicial process.

6.16 Release and Covenant Not to Sue. Provided the transactions contemplated under this Agreement are closed in accordance with the terms of this Agreement, each Seller hereby releases and discharges the Company and its subsidiaries from and against any and all claims and Liabilities whatsoever, whether known or unknown, both at law and in equity, which each Seller now has, has ever had or may hereafter have against the Company arising on or prior to the Effective Time or on account of or arising out of any matter occurring on or prior to the Effective Time, including, but not limited to, any rights to indemnification or reimbursement from the Company, whether pursuant to its governing documents, contract or otherwise existing as of the Effective Time, and whether or not relating to claims pending on, or asserted after, the Effective Time. From and after the Closing, each Seller hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim, or commencing or causing to be commenced, any claim of any kind against the Company and its subsidiaries, based upon any matter purported to be released hereby. Notwithstanding anything to the contrary contained herein, each Seller does not release, discharge or waive any claim that he or she has, has ever had or may hereafter have against the Buyer or its subsidiaries (other than the Company and its subsidiaries) arising from or related to this Agreement and the Ancillary Agreements and each Seller hereby expressly reserves any such claims against the Buyer or its subsidiaries (other than the Company).

6.17 Use of University Facility. In addition to any restrictions or requirements imposed upon the Company in the University Lease, the Buyer shall cause the Company to use and occupy the University Facility in a manner that complies with the IRB and all regulations, obligations, and Laws that relate thereto.

6.18 2020 Financial Statements. The Company shall deliver to the Buyer by the Closing Date true and complete copies of the reviewed balance sheets of the Company for the fiscal year ended as of December 31, 2020 and the related reviewed statements of results of operations and cash flows of the Company.

ARTICLE VII
TAX MATTERS

7.1 Tax Covenants.

(a) Without the prior written consent of the Buyer, the Seller Parties (and, prior to the Closing, the Company, its Affiliates and their respective Representatives) shall not, to the extent it may affect, or relate to, the Company, make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax Liability or reducing any Tax asset of the Buyer or the Company in respect of any Post-Closing Tax Period.

(b) All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Agreements (including any real property transfer Tax and any other similar Tax) shall be borne and paid by the Sellers when due. The Sellers shall, at their own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and the Buyer shall cooperate with respect thereto as necessary).

(c) The Buyer shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Company after the Closing Date with respect to a Pre-Closing Tax Period. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method and shall elect under Code Section 1377(a)(2) to close the tax year, and shall be submitted by the Buyer to the Sellers’ Representative (together with schedules, statements and, to the extent requested by the Sellers’ Representative, supporting documentation) at least 45 days prior to the due date (including extensions) of such Tax Return. If the Sellers’ Representative objects to any item on any such Tax Return, it shall, within ten days after delivery of such Tax Return, notify the Buyer in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, the Buyer and the Sellers’ Representative shall negotiate in good faith and use their reasonable best efforts to resolve such items. If the Buyer and the Sellers’ Representative are unable to reach such agreement within ten days after receipt by the Buyer of such notice, the disputed items shall be resolved by the Independent Accounting Firm and any determination by the Independent Accounting Firm shall be final. The Independent Accounting Firm shall resolve any disputed items within twenty days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accounting Firm is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by the Buyer and then amended to reflect the Independent Accounting Firm’s resolution. The costs, fees and expenses of the Independent Accounting Firm shall be borne equally by the Buyer and the Seller. The preparation and filing of any Tax Return of the Company that does not relate to a Pre-Closing Tax Period shall be exclusively within the control of the Buyer.

(d) For the avoidance of doubt, all federal income tax attributes associated with the PPP Loans shall be allocated to the Pre-Closing Tax Period, even if the PPP Loan has not been forgiven as of Closing, including, without limitation, the deduction of expenses incurred with proceeds from the PPP Loan and the allocation of any tax-exempt income upon forgiveness of the PPP Loan.

7.2 Termination of Existing Share Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon the Company shall be terminated as of the Closing Date. After such date neither the Company, the Sellers nor any of the Seller’s Affiliates and their respective Representatives shall have any further rights or Liabilities thereunder.

7.3 Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(a) in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(b) in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

7.4 Contests. The Buyer agrees to give written notice to the Sellers’ Representative of the receipt of any written notice by the Company, the Buyer or any of Buyer’s Affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by the Buyer pursuant to this Article VII (a “Tax Claim”); provided, that failure to comply with this provision shall not affect the Buyer’s right to indemnification hereunder. The Buyer shall control the contest or resolution of any Tax Claim; provided, however, that the Buyer shall obtain the prior written consent of the Sellers’ Representative (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim; and, provided further, that the Sellers shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by the Sellers. To the extent that any of the provisions of Article IX regarding procedures for Third Party Claims may be inconsistent with this Section 7.4, the provisions of this Section 7.4 shall control regarding any Tax Claim.

7.5 Cooperation and Exchange of Information. The Sellers and the Buyer shall provide each other with such cooperation, information, and documents as either of them reasonably may request of the other in filing any Tax Return pursuant to this Article VII or in connection with any audit or other proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of the Sellers and the Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date, the Sellers or the Buyer (as the case may be) shall provide the other party with reasonable written notice and offer the other party the opportunity to take custody of such materials.

7.6 Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.17 and this Article VII shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 120 days.

7.7 Tax Treatment; Tax Elections.

(a) For U.S. federal income Tax purposes, the Parties agree that the Buyer shall be treated as acquiring the Purchased Shares for cash and other taxable consideration from the Sellers in a transaction governed by Code Section 1001. The Parties shall (and shall cause their respective Affiliates to) report the relevant federal, state, local and other tax consequences of the purchase and sale of assets contemplated under this Agreement in a manner consistent with this Section.  None of the Parties or any of their respective Affiliates shall take any position inconsistent with this treatment on any Tax Return or any Tax proceeding, in each case, except to the extent required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any analogous provision of state, local or foreign law).

(b) The Buyer and the Sellers agree to make a joint election under Section 338(h)(10) of the Code and any comparable provision of state or local Law (the “Section 338(h)(10) Election”) with respect to the purchase and sale of the Purchased Shares in accordance with applicable Tax laws and as set forth herein and shall cooperate with each other to take all actions necessary and appropriate as may be required to effect and preserve that Section 338(h)(10) Election.  At the Closing, the Sellers shall deliver to the Buyer a Section 338(h)(10) Election statement in accordance with the requirements of Treasury Regulations Section 1.338(h)(10)-1, and the Buyer shall cause the Company to attach that statement to its federal income Tax Return for the Tax year that includes the Closing Date.  The Purchase Price (as finally determined) plus the Liabilities of the applicable Company shall be allocated among the assets of the Company as set forth in Schedule 7.7(b). The Sellers and the Buyer hereby agree that those allocations shall be conclusive and binding on each of them and the Company (and their respective Affiliates) for all Tax purposes and they will not take nor permit their Affiliates to take any position inconsistent with those allocations unless otherwise required by Law.  The Buyer shall cause the Company to file IRS Form 8883 (and any similar forms required under state or local Law) in a manner that consistent with those allocations.

ARTICLE VIII
CONDITIONS TO CLOSING

8.1 General Conditions. The respective obligations of the Buyer and the Seller Parties to consummate the Transaction shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may, to the extent permitted by applicable Law, be waived in writing by either party in its sole discretion (provided, that such waiver shall only be effective as to the obligations of such party):

(a) No Injunction or Prohibition. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is then in effect and that enjoins, restrains, conditions, makes illegal or otherwise prohibits the consummation of the Transaction.

(b) Delivery of Escrow Agreement by Escrow Agent. The Escrow Agent shall have delivered to the Seller Parties and the Buyer the Escrow Agreement duly executed by the Escrow Agent.

8.2 Conditions to Obligations of the Sellers. The obligations of the Sellers to consummate the Transaction shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Seller in its sole discretion:

(a) Representations, Warranties and Covenants.

(i) The representations and warranties of the Buyer contained in this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the Transaction shall be true and correct in all material respects both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct in all material respects as of such specified date, except where the failure of such representations and warranties to be true and correct would not materially and adversely affect the ability of the Buyer to carry out its obligations under, and to consummate, the Transaction.

(ii) The Buyer shall have performed in all material respects all obligations and agreements and complied with all covenants and conditions required by this Agreement or any Ancillary Agreement to be performed or complied with by it prior to or at the Closing.

(b) Deliveries. The Sellers shall have received an executed copy of each of the documents listed in Section 2.4(c).

(c) Real Estate Purchase Agreement. The closing of the Real Estate Purchase Agreement shall occur prior to or simultaneously with the Closing.

(d) Guaranties. Each Seller other than Larry P. Gutierrez shall have been released from any personal guarantee with respect to the IRB.

8.3 Conditions to Obligations of the Buyer. The obligations of the Buyer to consummate the Transaction shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Buyer in its sole discretion:

(a) Representations, Warranties and Covenants.

(i) The representations and warranties set forth in Section 3.1 (Organization and Qualification), Section 3.2 (Capitalization), Section 3.3 (Authority), Section 3.4 (No Conflict; Required Filings and Consents), Section 3.5 (Title to Assets; Sufficiency of Assets), Section 3.26 (Brokers), Section 4.1 (Organization, Standing; Authority), Section 4.2 (Title to the Shares), Section 4.3 (No Violation), and Section 4.5 (Brokers) (Section 3.1, Section 3.2, Section 3.3, Section 3.4, Section 3.5, Section 3.26, Section 4.1, Section 4.2, Section 4.3, and Section 4.5 are collectively referred to herein as the “Fundamental Representations”) shall be true and correct in all respects both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct in all respects as of such specified date.

(ii) The representations and warranties of the Seller Parties contained in this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the Transaction, other than the Fundamental Representations (which are subject to Section 8.3(a)(i)) , shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect, which representations and warranties shall be true in all respects) both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect, which representations and warranties shall be true in all respects) as of such specified date.

(iii) The Seller Parties shall have performed in all material respects all obligations and agreements and complied with all covenants and conditions required by this Agreement or any Ancillary Agreement to be performed or complied with by it prior to or at the Closing.

(b) Consents and Approvals. All authorizations, consents, orders and approvals of all Governmental Authorities and officials and all third party consents and estoppel certificates set forth on Schedule 8.3(b) shall have been received and shall be satisfactory in form and substance to the Buyer.

(c) Due Diligence. Buyer shall be satisfied in its sole discretion with the results of its due diligence investigation of the Company and the Business, including any findings with respect to the Company’s financials and environmental exposure and any impact of the transaction on the applicability, terms and standing of the IRB.

(d) No Litigation. No Action shall have been commenced or threatened by or before any Governmental Authority that, in the reasonable, good faith determination of the Buyer, is reasonably likely to (i) prohibit or impose limitations on the Buyer’s ownership or operation of all or a material portion of the Shares, the Business or any of its other businesses or assets (or those of any of its Affiliates) or (iii) impose limitations on the ability of the Buyer or its Affiliates, or render the Buyer or its Affiliates unable, effectively to control the Company or the Business in any material respect.

(e) Deliveries. The Buyer shall have received an executed copy of each of the documents listed in Section 2.4(b).

(f) IRB Refinance. Larry Gutierrez shall have refinanced the IRB to take out a new loan to back up the obligations under the IRB (such loan to not have the Company as a borrower or obligor), such that the Company will continue to receive the tax benefits of the IRB after the Closing.

(g) Real Estate Purchase Agreement. The closing of the Real Estate Purchase Agreement shall occur prior to or simultaneously with the Closing.

(h) No Material Adverse Effect. There shall not have occurred any change, event or development or prospective change, event or development that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect.

ARTICLE IX
INDEMNIFICATION

9.1 Survival.

(a) The representations and warranties of the Seller Parties and the Buyer contained in this Agreement and any schedule, certificate or other document delivered pursuant hereto or in connection with the Transaction (other than the representations and warranties in Section 3.17 which are subject to Article VII) shall survive the Closing until the date that is eighteen (18) months following the Closing Date; provided, however, that:

(i) The Fundamental Representations and any claim relating to fraud, intentional misrepresentation or intentional breach shall survive until the close of business on the 120th day following the expiration of the applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof); and

(ii) The representations and warranties set forth in Section 3.10 (Employee and Benefit Matters) and Section 3.18 (Environmental Matters) shall survive until the close of business on the 120th day following the expiration of the applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof).

(b) The respective covenants and agreements of the Seller Parties and the Buyer contained in this Agreement shall survive the Closing until the expiration of the statute of limitations following the date all performance thereunder was due to be performed.

(c) Neither the Sellers nor the Buyer shall have any liability with respect to any representations, warranties, covenants or agreements unless notice of an actual or threatened claim, or of discovery of any facts or circumstances that the Sellers or the Buyer, as the case may be, reasonably believes may result in a claim, hereunder is given to the Buyer or the Sellers’ Representative, as the case may be, prior to the expiration of the survival period, if any, for such representation, warranty, covenant or agreement, in which case such representation, warranty, covenant or agreement shall survive as to such claim until such claim has been finally resolved.

9.2 Indemnification by the Sellers. From and after the Closing, the Sellers, jointly and severally, shall save, defend, indemnify and hold harmless the Buyer and its Affiliates (including, for avoidance of doubt, the Company) and the respective Representatives, successors and assigns of each of the foregoing (collectively, the “Buyer Indemnified Parties”) from and against, and shall compensate and reimburse each of the foregoing for, any and all losses, damages, Liabilities, deficiencies, claims, interest, awards, judgments, penalties, costs and expenses (including attorneys’ fees, costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) (hereinafter collectively, “Losses”), asserted against, incurred, sustained or suffered by any of the foregoing as a result of, arising out of or relating to:

(a) any breach of any representation or warranty made by the Seller Parties contained in this Agreement (except for those representations and warranties in Article IV) or any schedule, certificate or other document delivered pursuant hereto or in connection with the Transaction, or any allegation by a third party that, if true, would constitute such breach;

(b) any breach of any covenant or agreement by the Seller Parties contained in this Agreement or any schedule, certificate or other document delivered pursuant hereto or in connection with the Transaction;

(c) Transaction Expenses that are not paid at the Closing pursuant to Section 2.3;

(d) Closing Indebtedness;

(e) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 3.17;

(f) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VI;

(g) all Taxes of the Company or relating to the Business of the Company for all Pre-Closing Tax Periods including any ongoing audit or review proceedings;

(h) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of a Liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law;

(i) any warranty claim made against the Company or its subsidiaries whether made prior to or after the Closing, which relate to any goods sold or any services performed prior to the Closing;

(j) any costs or expenses incurred by the Company related to the Sellers’ retention of the note receivable from The Authentic New Mexican, Inc. if the Company is pulled into a dispute between the Sellers and the Authentic New Mexican, Inc.; and

(k) the ownership or operation of the Company and its subsidiaries prior to the Closing.

9.3 Indemnification by the Sellers. From and after the Closing, the Sellers, severally and not jointly, shall save, defend, indemnify and hold harmless the Buyer Indemnified Parties from and against, and shall compensate and reimburse each of the foregoing for, any and all Losses asserted against, incurred, sustained or suffered by any of the foregoing as a result of, arising out of or relating to any breach of any representation or warranty made by such Seller contained in Article IV of this Agreement or any allegation by a third party that, if true, would constitute such breach.

9.4 Indemnification by the Buyer. From and after the Closing, the Buyer shall save, defend, indemnify and hold harmless the Sellers, their Affiliates and the respective Representatives, successors and assigns of each of the foregoing (collectively, the “Seller Indemnified Parties”) from and against, and shall compensate and reimburse each of the foregoing for, any and all Losses asserted against, incurred, sustained or suffered by any of the foregoing as a result of, arising out of or relating to:

(a) any breach of any representation or warranty made by the Buyer contained in this Agreement or any schedule, certificate or other document delivered pursuant hereto or in connection with the Transaction, or any allegation by a third party that, if true, would constitute such breach; and

(b) any breach of any covenant or agreement by the Buyer contained in this Agreement or any schedule, certificate or other document delivered pursuant hereto or in connection with the Transaction.

9.5 Procedures.

(a) A party seeking indemnification (the “Indemnified Party”) in respect of, arising out of or involving a Loss or a claim or demand made by any Person against the Indemnified Party (a “Third Party Claim”) shall deliver notice (a “Claim Notice”) in respect thereof to the party against whom indemnity is sought (the “Indemnifying Party”) with reasonable promptness after receipt by such Indemnified Party of notice of the Third Party Claim, and shall provide the Indemnifying Party with such information with respect thereto as the Indemnifying Party may reasonably request. The failure to deliver a Claim Notice, however, shall not release the Indemnifying Party from any of its obligations under this Article IX except to the extent that the Indemnifying Party is materially prejudiced by such failure.

(b) The Indemnifying Party shall have the right, upon written notice to the Indemnified Party within 15 days of receipt of a Claim Notice from the Indemnified Party in respect of such Third Party Claim, to assume the defense thereof at the expense of the Indemnifying Party (which expenses shall not be applied against any indemnity limitation herein) with counsel selected by the Indemnifying Party and satisfactory to the Indemnified Party. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim for equitable or injunctive relief or any claim that would impose criminal liability or damages, and the Indemnified Party shall have the right to defend, at the expense of the Indemnifying Party, any such Third Party Claim. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has failed to assume the defense thereof. If the Indemnifying Party does not expressly elect to assume the defense of such Third Party Claim within the time period and otherwise in accordance with the first sentence of this Section 9.5(b), the Indemnified Party shall have the sole right to assume the defense of and to settle such Third Party Claim. If the Indemnifying Party assumes the defense of such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (i) the employment of such counsel shall have been specifically authorized in writing by the Indemnifying Party or (ii) the named parties to the Third Party Claim (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party, and the Indemnified Party reasonably determines that representation by counsel to the Indemnifying Party of both the Indemnifying Party and such Indemnified Party may present such counsel with a conflict of interest. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party shall, at the Indemnifying Party’s expense, cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, enter into any settlement or compromise or consent to the entry of any judgment with respect to such Third Party Claim if such settlement, compromise or judgment (i) involves a finding or admission of wrongdoing, (ii) does not include an unconditional written release by the claimant or plaintiff of the Indemnified Party from all Liability in respect of such Third Party Claim or (iii) imposes equitable remedies or any obligation on the Indemnified Party other than solely the payment of money damages for which the Indemnified Party will be indemnified hereunder.

(c) An Indemnified Party seeking indemnification in respect of, arising out of or involving a Loss or a claim or demand hereunder that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party (a “Direct Claim”) shall deliver a Claim Notice in respect thereof to the Indemnifying Party with reasonable promptness after becoming aware of facts supporting such Direct Claim, and shall provide the Indemnifying Party with such information with respect thereto as the Indemnifying Party may reasonably request. The failure to deliver a Claim Notice, however, shall not release the Indemnifying Party from any of its obligations under this Article IX except to the extent that the Indemnifying Party is materially prejudiced by such failure and shall not relieve the Indemnifying Party from any other obligation or Liability that it may have to the Indemnified Party or otherwise than pursuant to this Article IX. If the Indemnifying Party does not notify the Indemnified Party within 10 days following its receipt of a Claim Notice in respect of a Direct Claim that the Indemnifying Party disputes its liability to the Indemnified Party hereunder, such Direct Claim specified by the Indemnified Party in such Claim Notice shall be conclusively deemed a Liability of the Indemnifying Party hereunder and the Indemnifying Party shall pay the amount of such Liability to the Indemnified Party on demand. If the Indemnifying Party agrees that it has an indemnification obligation but asserts that it is obligated to pay a lesser amount than that claimed by the Indemnified Party, the Indemnifying Party shall pay such lesser amount promptly to the Indemnified Party, without prejudice to or waiver of the Indemnified Party’s claim for the difference.

(d) The Escrow Agent (to the extent of any amounts then held in the Escrow Fund if applicable) or the Indemnifying Party (to the extent of any amounts not then held in the Escrow Fund if applicable) shall promptly make any payment for indemnification hereunder in the amount of actual Losses in connection therewith, as and when bills are received by the Indemnifying Party or Losses incurred have been notified to the Indemnifying Party, together with interest (at the rate of interest described in Section 2.6(g)) on any amount not repaid as necessary to the Indemnified Party, within five Business Days after receipt of notice of such Losses.

(e) The Indemnifying Party shall not be entitled to require that any action be made or brought against any other Person before action is brought or claim is made against it hereunder by the Indemnified Party.

(f) Notwithstanding the provisions of Section 11.9, each Indemnifying Party hereby consents to the nonexclusive jurisdiction of any court in which an Action in respect of a Third Party Claim is brought against any Indemnified Party for purposes of any claim that an Indemnified Party may have under this Agreement with respect to such Action or the matters alleged therein and agrees that process may be served on each Indemnifying Party with respect to such claim anywhere.

9.6 Limits on Indemnification.

(a) Notwithstanding anything to the contrary contained in this Agreement: (a) an Indemnifying Party shall not be liable for any claim for indemnification pursuant to Section 9.2(a) or Section 9.4(a), as the case may be, unless and until the aggregate amount of indemnifiable Losses which may be recovered from the Indemnifying Party under this Article IX equals or exceeds $50,000, and then only for the amount by which such Losses exceed $50,000, (b) the maximum aggregate amount of indemnifiable Losses which may be recovered from an Indemnifying Party pursuant to Section 9.2(a) or Section 9.4(a), as the case may be, shall be an amount equal to 15% of the Purchase Price as finally determined and (c) the Sellers shall not be obligated to indemnify the Buyer or any other Person with respect to any Loss to the extent that a specific accrual or reserve for the amount of such Loss was taken into account in calculating the Net Adjustment Amount; provided, that the foregoing clauses (a) and (b) shall not apply to Losses arising out of or relating to the inaccuracy or breach of any Fundamental Representation or of Section 3.10 (Employee Benefit Plans), Section 3.17 (Taxes), or Section 3.18 (Environmental Matters), or to any claim relating to fraud, willful misconduct or intentional misrepresentation.

(b) For all purposes of this Article IX, any inaccuracy in or breach of any representation or warranty, as well as the amount of any Losses with respect thereto, shall be determined without regard to any materiality, Material Adverse Effect, or other similar qualification contained in or otherwise applicable to such representation or warranty.

(c) For the sake of clarity, Buyer may only receive indemnification collectively from the Sellers up to the amount of the Losses, even if the Sellers are providing joint and several indemnification.

9.7 Remedies Not Affected by Investigation, Disclosure or Knowledge. If the Transaction is consummated, the Buyer expressly reserves the right to seek indemnity or other remedy for any Losses arising out of or relating to any breach of any representation, warranty, or covenant contained herein, notwithstanding any investigation by, disclosure to, knowledge or imputed knowledge of the Buyer or any of its Representatives in respect of any fact or circumstance that reveals the occurrence of any such breach, whether before or after the execution and delivery hereof; provided, however, that to the extent Buyer has knowledge before Closing of a breach of any representation, warranty, or covenant contained herein, Buyer notified Sellers of such breach and provided Sellers with an opportunity to remedy such breach. Subject to the preceding sentence, Sellers agree that knowledge or lack of reliance shall not be a defense in law or equity to any claim of breach of representation, warranty or covenant by the Sellers herein, the Sellers shall not in any proceeding concerning a breach or alleged breach of any representation, warranty or covenant herein, or any indemnity thereof, seek information concerning knowledge or reliance of the Buyer or any of its Representatives, through deposition, discovery or otherwise or seek to introduce evidence or argument in any proceeding regarding the knowledge or lack of reliance of the Buyer or any of its Representatives prior to the Closing on or with respect to any such representations, warranties or covenants.

9.8 Escrow Fund. The Buyer hereby agrees that it shall first seek a remedy from the Escrow Fund, to the extent of the amount then held in the Escrow Fund, with respect to any indemnification claim asserted hereunder before seeking to recover any Losses directly from the Sellers.

9.9 Effect on Purchase Price. Except to the extent otherwise required under applicable Law, the parties and their respective Affiliates shall treat any and all indemnity payments pursuant to this Article IX as adjustments to the Purchase Price for Tax purposes.

9.10 Insurance Proceeds and Other Recoveries. Under no circumstances will the possibility of a future insurance or other recovery be a basis (i) for reducing liability for Losses prior to the receipt of those insurance proceeds or other recovery, or (ii) for limiting, postponing or delaying satisfaction of any obligation under this Article IX. If, following satisfaction of a party’s obligation under this Article IX with respect to certain Losses, a party that received a payment under this Article IX subsequently receives any insurance proceeds or other recovery, the party that receives the insurance proceeds or recovery will promptly pay-over to the party that made the payment under this Article IX an amount necessary to avoid any double recovery arising out of the particular facts and circumstances for which the insurance proceeds or other recovery is received, except to the extent that the party that made the payment under this Article IX is subject to potential liability for Losses that are the subject of any claim notice for Losses for which liability or the amount of Losses has not been established, in which event the party that received the insurance proceeds or other recovery must solely pay-over the amount that exceeds the amounts to which that party may be entitled under this Article IX. Insurance proceeds or other recoveries required to be paid-over will be reduced, to the extent not taken into account when Losses were calculated, by any costs, expenses or additional premiums incurred in connection with obtaining such insurance proceeds or other recovery. The rights and remedies of the Parties under this Agreement are cumulative and shall not exclude any other remedies to which any Party may be lawfully entitled.

9.11 Strict Liability and Negligence Waiver. THE PARTIES INTEND THAT THE PROVISIONS IN THIS ARTICLE IX BE ENFORCEABLE REGARDLESS OF WHETHER THE LIABILITY IS BASED UPON PAST, PRESENT, OR FUTURE ACTS, CLAIMS, OR LEGAL REQUIREMENTS (INCLUDING ANY PAST, PRESENT, OR FUTURE ENVIRONMENTAL LAW, OCCUPATIONAL SAFETY AND HEALTH LAW, OR PRODUCTS LIABILITY, SECURITIES, OR OTHER LAWS) AND REGARDLESS OF WHETHER ANY PERSON (INCLUDING THE PERSON FROM WHOM RELIEF IS SOUGHT) ALLEGES OR PROVES THE SOLE, CONCURRENT, CONTRIBUTORY, OR COMPARATIVE NEGLIGENCE OF THE PERSON SEEKING RELIEF, OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED UPON THE PERSON SEEKING RELIEF.

ARTICLE X
TERMINATION

10.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of the Buyer and the Sellers’ Representative;

(b) by the Sellers’ Representative, if the Sellers are not then in material breach of its obligations under this Agreement and the Buyer breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 8.2 and (ii) (A) cannot be or has not been cured by May 31, 2021 (the “Outside Date”) or (B) if capable of being cured by the Outside Date, shall not have been cured by the earlier of the Outside Date and 20 days following delivery to the Buyer of written notice specifying such breach or failure to perform;

(c) by the Buyer, if the Buyer is not then in material breach of its obligations under this Agreement and any Seller Party breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 8.3 and (ii) (A) cannot be or has not been cured by the Outside Date or (B) if capable of being cured by the Outside Date, shall not have been cured by the earlier of the Outside Date and 20 days following delivery to the Seller of written notice specifying such breach or failure to perform;

(d) by either the Sellers’ Representative or the Buyer if the Closing shall not have occurred by the Outside Date; provided, that the right to terminate this Agreement under this Section 10.1(d) shall not be available if the failure of the party so requesting termination to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(e) by either the Sellers’ Representative or the Buyer in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Transaction and such order, decree, ruling or other action shall have become final and nonappealable; provided, that the party so requesting termination shall have used commercially reasonable efforts, in accordance with Section 6.6, to have such order, decree, ruling or other action vacated; or

(f) by the Buyer, if between the date hereof and the Closing, an event or condition occurs that has had or is reasonably likely to have a Material Adverse Effect.

The party seeking to terminate this Agreement pursuant to this Section 10.1 (other than Section 10.1(a)) shall give prompt written notice of such termination to the other party.

10.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 10.1, this Agreement shall forthwith become void and there shall be no liability on the part of either party, except that: (a) the provisions of Section 3.26 and Section 4.5 relating to broker’s fees and finder’s fees, Section 6.5 relating to confidentiality, Section 6.10 relating to public announcements, Section 11.1 relating to fees and expenses, Section 11.4 relating to notices, Section 11.7 relating to third-party beneficiaries, Section 11.8 relating to governing law, Section 11.9 relating to submission to jurisdiction and this Section 10.2 shall survive such termination, and (b) nothing herein shall relieve any party hereto from liability for any breach of this Agreement or any agreement made as of the date hereof or subsequent thereto pursuant to this Agreement.

ARTICLE XI
GENERAL PROVISIONS

11.1 Fees and Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the Ancillary Agreements and the Transaction shall be paid by the party incurring such fees or expenses, whether or not the Transaction is consummated; provided, that no such fees and expenses payable by the Sellers shall be paid from any assets otherwise transferable to the Buyer pursuant hereto. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by the other.

11.2 Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed by the Buyer and the Sellers’ Representative.

11.3 Waiver. No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of either party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.

11.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e-mail, upon written confirmation of receipt by facsimile, e mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)	Before the Closing, if to the Seller Parties or the Sellers’ Representative, to:

c/o Sellers’ Representative

Attention: Dennis Carpenter

E-mail: denniscarpenter1@aol.com

with a copy (which shall not constitute notice) to:

Hurley Toevs Styles Hamblin & Panter, P.A.

Attention: Vincent M. Haslam

Facsimile: (505) 888-9215

E-mail: Haslam@hurleyfirm.com

(ii)	After the Closing, if to the Sellers or the Sellers’ Representative, to:

c/o Sellers’ Representative

Attention: Dennis Carpenter

E-mail: denniscarpenter1@aol.com

with a copy (which shall not constitute notice) to:

Hurley Toevs Styles Hamblin & Panter, P.A.

Attention: Vincent M. Haslam

Facsimile: (505) 888-9215

E-mail: haslam@hurleyfirm.com

(iii) If to the Buyer, to:

Tattooed Chef, Inc.

6305 Alondra Boulevard

Paramount, CA 90723

Attention: Salvatore Galletti

E-mail: sam@tattooedchef.com

with a copy (which shall not constitute notice) to:

Rutan & Tucker, LLP

18575 Jamboree Road, 9th Floor

Irvine, CA 92612

Attention: Ellis Wasson

Email: ewasson@rutan.com

Facsimile: (714) 546-9035

11.5 Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified.

11.6 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the parties with respect to the subject matter hereof and thereof. Notwithstanding any oral agreement or course of conduct of the parties or their Representatives to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the Transaction unless and until this Agreement shall have been executed and delivered by each of the parties.

11.7 No Third-Party Beneficiaries. Except as provided in Article IX, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

11.8 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement and the Transaction shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of California.

11.9 Arbitration of Disputes.

(a) This Agreement and all Ancillary Agreements and all disputes or controversies arising out of or relating to this Agreement or the Ancillary Agreements or the Transaction (whether in contract, tort, equity or otherwise), including the arbitrability of any dispute or controversy that cannot be settled by mutual agreement (with the exception of any employment related agreements for post-closing periods which will be governed by their own terms) shall be finally settled by binding arbitration in accordance with the Comprehensive Arbitration Rules & Procedures of Judicial Arbitration & Mediation Service, Inc. (“JAMS”), as set forth in Section 16.1 et seq. of the JAMS rules, or any successor provision thereto, as follows: Any party aggrieved will deliver a notice to the other party setting forth the specific points in dispute. Any points remaining in dispute 20 days after the giving of such notice may, upon 10 days’ notice to the other party, be submitted to JAMS arbitration conducted before a single neutral arbitrator in Orange County, California; provided, however, that if the dispute involves claims of greater than $5,000,000, the JAMS arbitration shall be conducted before a panel of three arbitrators. With respect to disputes before a single arbitrator, the arbitrator shall be appointed by agreement of the parties hereto or, if no agreement can be reached, by JAMS in accordance with its rules. With respect to disputes before a panel of three arbitrators, the Buyer and the Seller shall each appoint one arbitrator (the “Party-Appointed Arbitrators”) and the Party-Appointed Arbitrators shall appoint the third and presiding arbitrator within 14 days of the appointment of the second arbitrator; provided, that, any arbitrator not timely appointed herein shall be appointed by the JAMS upon the written demand of any party to the dispute. The arbitrator(s) may enter a default decision against any party who fails to participate in the arbitration proceedings. All arbitrators shall serve as neutral, independent, and impartial arbitrators.

(b) The decision of the arbitrator(s) on the points in dispute will be final, unappealable and binding, and judgment on the award may be entered in any court having jurisdiction thereof. The arbitrator(s) shall only be authorized to interpret the provisions of this Agreement, and shall not amend, change or add to any such provisions. The parties agree that this provision has been adopted by the parties to rapidly and inexpensively resolve any disputes between them and that this provision will be grounds for dismissal of any court action commenced by either party with respect to this Agreement, other than post-arbitration actions seeking to enforce an arbitration award or proceedings seeking equitable relief as permitted under Section 11.11. In the event that any court determines that this arbitration procedure is not binding, or otherwise allows any litigation regarding a dispute, claim, or controversy covered by this Agreement to proceed, the parties hereto hereby waive any and all right to a trial by jury in or with respect to such litigation.

(c) Except as otherwise provided in this Agreement or by applicable law, the arbitrator(s) will be authorized to apportion its (or their) fees and expenses as the arbitrator(s) deems appropriate and the arbitrator(s) will be authorized to award the prevailing party its fees and expenses (including attorneys’ fees). In the absence of any such apportionment or award, each party will bear its own expenses and the fees of its own attorney.

(d) The parties and the arbitrator(s) will keep confidential, and will not disclose to any Person, except the parties’ advisors and legal representatives, or as may be required by law, the existence of any controversy under this Section 11.9 the referral of any such controversy to arbitration or the status or resolution thereof.

11.10 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by either party without the prior written consent of the other party, and any such assignment without such prior written consent shall be null and void; provided, however, that (a) the Buyer may assign this Agreement (i) to any Affiliate of the Buyer or (ii) after the Closing to any Person; provided, further that no such assignment shall relieve the assigning party of its obligations hereunder if the assignee does not perform its obligations and (b) the Buyer shall have the right to assign its rights hereunder to a financing source as collateral security in connection with the financing of the Transaction, provided that such assignment is effected only for security purposes and shall not permit any foreclosure or other execution on such assignment prior to the Closing and provided, further, that no such assignment shall in any manner limit or effect the Buyer’s obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

11.11 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court Bernalillo County, New Mexico, provided, that if jurisdiction is not then available in such court, then in any state or federal court located in the State of New Mexico, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

11.12 Sellers’ Representative.

(a) By the execution and delivery of this Agreement, each Seller hereby irrevocably constitutes and appoints Dennis Carpenter as the representative true and lawful agent and attorney-in-fact hereunder (“Sellers’ Representative”) of the Sellers (and of each of them) with full power of substitution to act in the name, place and stead of the Sellers (and of each of them) (i) with respect to the transfer of the Shares in accordance with the terms and provisions of this Agreement, (ii) to act on behalf of the Sellers (and each of them) in any litigation, arbitration or other action or proceeding under this Agreement or otherwise arising out of the Transaction, and (iii) to do or refrain from doing all such further acts and things and to execute all documents and instruments, in each case, as the Sellers’ Representative shall deem necessary or appropriate in connection with the Transaction. The power of the Sellers’ Representative under the foregoing appointment will include, but not be limited to, the power:

(i) to act for the Sellers with regard to matters pertaining to indemnification referred to in this Agreement, including the power to compromise any indemnity claim hereunder on behalf of the Sellers (or any of them) and to transact matters of any arbitration, litigation, action or other proceeding hereunder;

(ii) to execute and deliver any and all ancillary agreements, certificates, instrument and documents that the Sellers’ Representative deems necessary or appropriate in connection with the consummation of the Transaction;

(iii) to enter into one or more amendments to this Agreement or to waive one or more failure of the Buyer to comply with any obligation, covenant, agreement or condition contained in this Agreement;

(iv) to do or refrain from doing any further act or deed on behalf of the Sellers that the Sellers’ Representative deems necessary or appropriate in his/her sole discretion relating to the subject matter of this Agreement as fully and completely as the Sellers could do if personally present or acting; and

(v) to receive notices and service of process in connection with any claims or other Losses arising under or in connection with this Agreement or the Transaction or matters contemplated hereby.

(b) The appointment herein of the Sellers’ Representative shall be deemed coupled with an interest and shall be irrevocable, and the Buyer and any other Person may conclusively and absolutely rely, without inquiry, upon any action of the Sellers’ Representative in any and all matters referred to in this Agreement (including any and all matters with respect to the Escrow Agreement). All notices required to be made or delivered by the Buyer to the Sellers shall be made to the Sellers’ Representative for the benefit of the Sellers and the making or delivery thereof shall discharge in full all notice requirements of the Buyer to the Sellers with respect thereto. The Sellers’ Representative shall act for the Sellers on all of the matters set forth in this Agreement in the manner the Sellers’ Representative believes to be in the best interest of the Sellers and consistent with obligations under this Agreement, but the Sellers’ Representative shall not be responsible to the Sellers (or any of them) for any loss or damages any Seller may suffer by the performance by the Sellers’ Representative of his duties under this Agreement, other than loss or damage found by the final judgment of a court of competent jurisdiction or arbitrator (through binding arbitration) to arise from the Sellers’ Representative’s willful violation of the law or this Agreement or his bad faith in connection with his duties under this Agreement. All decisions and actions by the Sellers’ Representative (to the extent authorized by this Agreement) shall be binding upon all Sellers, and no Seller shall have the right to object, dissent, protest or otherwise contest the same. The Sellers’ Representative shall be entitled to engage such counsel, experts, consultants and other advisors and representatives as he shall deem necessary in connection with exercising his powers and performing his functions hereunder and (in the absence of bad faith on the part of the Sellers’ Representative) shall be entitled to conclusively rely on the opinions and advice of any of such Persons. The Sellers’ Representative may (but need not) consult with any Seller in connection with the Sellers’ Representative’s exercise of his/her powers and performing of his/her functions hereunder, and each Seller shall cooperate with and offer reasonable assistance to the Sellers’ Representative in connection with any of such exercise or performance. The Sellers’ Representative will have no liability to the Buyer, the Company or the Sellers with respect to actions taken or omitted to be taken solely in its capacity as the Sellers’ Representative, except with respect to any Liability resulting primarily from the Sellers’ Representative fraud, intentional misconduct or intentional misrepresentation. The Sellers’ Representative will at all times be entitled to rely on any directions received from the Sellers. In addition, each Seller shall defend and indemnify the Sellers’ Representative and hold the Sellers’ Representative harmless from against any Loss arising out of or in connection with the acceptance or administration of the Sellers’ Representative’s duties hereunder, other than loss or damage found by the final judgment of a court of competent jurisdiction or arbitrator (through binding arbitration) to arise from the Sellers’ Representative’s willful violation of the law or this Agreement or his bad faith in connection with his duties under this Agreement. Without limiting the scope or applicability of the foregoing sentence, each Seller agrees that the Sellers’ Representative shall not be liable to any Seller for any apportionment or distribution of payments made by the Sellers’ Representative in good faith, and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Seller to whom payment was due, but not made, shall be to recover from the other Sellers any payment in excess of the amount to which they are determined to have been entitled.

(c) The Sellers’ Representative may be changed to a different natural person by the Sellers from time to time upon not less than thirty (30) days’ prior written notice to the Buyer.

11.13 Currency. All references to “dollars” or “$” or “US$” in this Agreement or any Ancillary Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement and any Ancillary Agreement.

11.14 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

11.15 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTION.

11.16 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by the parties and delivered to the other parties.

11.17 Facsimile or .pdf Signature. This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

11.18 Time of Essence. Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Buyer, the Company, and the Sellers have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

TATTOOED CHEF, INC.

By:	/s/Stephanie Dieckmann
Name:	Stephanie Dieckmann
Title:	COO

NEW MEXICO FOOD DISTRIBUTORS, INC.

By:	/s/Larry Gutierrez
	Name:	Larry Gutierrez
	Title:	Chief Executive Officer

By:	/s/Dennis Carpenter
	Name:	Dennis Carpenter
	Title:	President

SELLERS

By:	/s/Larry Gutierrez
Larry Gutierrez, as Trustee of the Larry P. Gutierrez Revocable Trust dated August 17, 2016

By:	/s/Dennis Carpenter
Dennis Carpenter, as Trustee of the Dennis P. Carpenter Revocable Trust dated September 24, 2013

By:	/s/George C. Daskalos
George C. Daskalos, as Trustee of the George C. Daskalos Revocable Trust, dated April 14, 2009

SELLERS’ REPRESENTATIVE

By:	/s/Dennis Carpenter
	Name:	Dennis Carpenter

EXHIBIT A

Purchased Shares

Seller	Purchased Shares
Larry Gutierrez, as Trustee of the Larry P. Gutierrez Revocable Trust dated August 17, 2016	51%
Dennis Carpenter, as Trustee of the Dennis P. Carpenter Revocable Trust dated September 24, 2013	24.5%
George C. Daskalos, as Trustee of the George C. Daskalos Revocable Trust, dated April 14, 2009	24.5%

EXHIBIT B

Form of Escrow Agreement

[See attached]

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Escrow Agreement”) is made and entered into as of [_____________], 2021 (the “Effective Date”), by and among Tattooed Chef, Inc., a Delaware corporation (the “Buyer”) and Dennis Carpenter, an individual (“Sellers’ Representative”) (the “Buyer” and, together with the “Sellers’ Representative”, sometimes referred to individually as a “Party” and collectively as the “Parties”), and City National Bank, a national banking association, as escrow agent (the “Escrow Agent”). Capitalized terms not defined herein shall have the meanings assigned to them in that certain Stock Purchase Agreement Agreement, dated as of April [____], 2021 (the “Purchase Agreement”), by and among the Buyer, New Mexico Food Distributors, Inc., a New Mexico corporation (the “Company”), Sellers’ Representative and the other parties from time to time party thereto.

RECITALS

A. Buyer, Sellers’ Representatives, the Sellers and the Company have entered into the Purchase Agreement, pursuant to which at the Closing, Sellers will sell to Buyer and Buyer will purchase from Sellers the Shares subject to the terms and conditions set forth in the Purchase Agreement.

B. Pursuant to the Purchase Agreement, Buyer shall deposit a cash amount equal to $1,000,000 and the Working Capital Escrow Amount (collectively, the “Escrow Amount”) into an escrow account (the “Escrow Account”) to be held in accordance with the terms of the Purchase Agreement and this Escrow Agreement for the purpose of establishing a source of funds to secure the indemnification and purchase price adjustment obligations of the Buyer to the Seller;

C. The Escrow Agent agrees to hold and distribute the Escrow Amount in the Escrow Account in accordance with the terms of this Escrow Agreement.

NOW THEREFORE, in consideration of the promises and agreements of the Parties and the Escrow Agent and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties and the Escrow Agent agree as follows:

1. Appointment. The Parties hereby appoint the Escrow Agent as their escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment and agrees to act as escrow agent in accordance with the terms and conditions set forth herein.

2. Escrow Funds. Following the execution and delivery of this Escrow Agreement, Buyer shall deposit with the Escrow Agent the Escrow Amount in immediately available funds. The Escrow Agent shall initially hold the Escrow Amount in the Escrow Account. The Escrow Amount plus all interest and other payments thereon, or interest, payments or property exchanged therefor (collectively, the “Escrow Earnings”) received by the Escrow Agent, minus any payments distributed or paid therefrom in accordance with this Escrow Agreement, shall constitute the “Escrow Funds.” For greater certainty, all Escrow Earnings shall be retained by the Escrow Agent and reinvested with the Escrow Funds and shall become part of the Escrow Funds; and shall be disbursed as part of the Escrow Funds in accordance with the terms and conditions of this Agreement.

3. Investment of Escrow Funds.

(a) Unless otherwise instructed in writing by the Parties, the Escrow Agent shall deposit the Escrow Funds in a “noninterest-bearing deposit account” insured by the Federal Deposit Insurance Corporation (“FDIC”) to its applicable limits. Escrow Funds shall remain in the noninterest-bearing deposit account even if such amounts exceed the maximum amount insured by the FDIC. The Escrow Funds shall at all times remain available for distribution in accordance with the Section entitled “Disposition and Termination of the Escrow Funds” below.

(b) The Escrow Agent shall send an account statement to each of the Parties on a monthly basis reflecting activity in the Escrow Account for the preceding month.

(c) Except in the event of the Escrow Agent’s gross negligence or willful misconduct, the Escrow Agent shall have no responsibility for any investment losses resulting from the deposit, investment, reinvestment, or liquidation of the Escrow Funds, as applicable, provided that the Escrow Agent has made such deposit, investment, reinvestment, or liquidation of the escrowed property in accordance with the terms and subject to the conditions of this Escrow Agreement. The Escrow Agent does not have a duty nor will it undertake any duty to provide investment advice.

4. Disposition and Termination of the Escrow Funds.

The Parties shall act in accordance with, and the Escrow Agent shall hold and release the Escrow Funds as provided in this Section.

(a) Certain Definitions.

(i) “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are not required or authorized by law to be closed in Los Angeles, California or New York, New York.

(ii) “Joint Release Instruction” means the joint written instruction of the Buyer and the Seller, which is executed by the Buyer and the Seller, to the Escrow Agent directing the Escrow Agent to disburse all or a portion of the Escrow Funds, as applicable.

(iii) “Person” means an individual or entity, including but not limited to, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity or any department, agency or political subdivision thereof.

(iv) “Final Determination” means the final, non-appealable order of a court of competent jurisdiction.

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(b) Upon receipt of a Joint Release Instruction or a Final Determination with respect to the Escrow Funds, the Escrow Agent shall promptly, but in any event within two (2) Business Days after receipt of a Joint Release Instruction, disburse all or part of the Escrow Funds in accordance with such Joint Release Instruction or Final Determination, as applicable.

(i) All payments of any part of the Escrow Funds shall be made by wire transfer of immediately available funds or cashier’s check as set forth in the Joint Release Instruction or Final Determination, as applicable.

(ii) Concurrent with the execution of this Agreement, the Parties shall deliver to the Escrow Agent authorized signers’ forms in the form of Exhibit A-1 and Exhibit A-2 attached hereto. In the event a Joint Release Instruction is delivered to the Escrow Agent, whether in writing, by telecopier or otherwise, the Escrow Agent is authorized to seek confirmation of such instruction by telephone call back to the person or persons designated in Exhibits A-1 and or A-2 annexed hereto (the “Call Back Authorized Individuals”), and the Escrow Agent may rely upon the confirmations of anyone purporting to be a Call Back Authorized Individual. To assure accuracy of the instructions it receives, the Escrow Agent may record such call backs. If the Escrow Agent is unable to verify the instructions, or is not satisfied with the verification it receives, it will not execute the instruction until all such issues have been resolved. The persons and telephone numbers for call backs may be changed only in writing actually received and acknowledged by the Escrow Agent.

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5. Escrow Agent. The Escrow Agent undertakes to perform only such duties as are expressly set forth herein, which shall be deemed purely ministerial in nature, and no additional duties shall be implied. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of, nor have any requirements to comply with, the terms and conditions of any other agreement, instrument or document between the Parties, in connection herewith, if any, including without limitation the Purchase Agreement, nor shall the Escrow Agent be required to determine if any Person has complied with any such agreements, nor shall any additional obligations of the Escrow Agent be inferred from the terms of such agreements, even though reference thereto may be made in this Agreement. The Escrow Agent may rely upon and shall not be liable for acting or refraining from acting pursuant to any Joint Release Instruction furnished to it hereunder and believed by it to be genuine and to have been signed and presented by the proper Party or Parties. The Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document, notice, instruction or request. The Escrow Agent shall have no duty to solicit any payments which may be due to a Party to this Agreement or which are intended to be deposited as Escrow Funds. In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands from any Party hereto which, in its opinion, conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be directed otherwise in a Final Determination. The Escrow Agent may interplead all of the assets held hereunder into a court of competent jurisdiction or may seek a declaratory judgment with respect to certain circumstances, and thereafter be fully relieved from any and all liability or obligation with respect to such interpleaded assets or any action or nonaction based on such declaratory judgment. The Escrow Agent may consult with legal counsel of its choice in the event of any dispute or question as to the meaning or construction of any of the provisions hereof or its duties hereunder. The Escrow Agent shall have no liability or obligation with respect to the Escrow Funds except for the Escrow Agent’s fraud, willful misconduct or gross negligence. To the extent practicable, the Parties agree to pursue any redress or recourse in connection with any dispute (other than with respect to a dispute involving the Escrow Agent) without making the Escrow Agent a party to the same. Anything in this Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable, directly or indirectly, for any damages, losses or expenses arising out of the services provided hereunder, other than damages, losses or expenses which result from the Escrow Agent’s gross negligence or willful misconduct. Without limiting the foregoing, in no event shall Escrow Agent have any liability for indirect, punitive, exemplary or consequential loss or damages, including without limitation lost profits, whether or not any claim for such loss or such damages is based on tort or contract or Escrow Agent knew or should have known the likelihood of such damages in any circumstances.

6. Resignation and Removal of Escrow Agent. The Escrow Agent (a) may resign and be discharged from its duties or obligations hereunder by giving thirty (30) calendar days’ advance notice in writing of such resignation to the Parties specifying a date when such resignation shall take effect or (b) may be removed, with or without cause, by the Buyer and the Seller acting jointly at any time by providing written notice to the Escrow Agent. Any corporation or association into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any corporation or association to which all or substantially all of the escrow business of the Escrow Agent’s line of business may be transferred, shall be the Escrow Agent under this Agreement without further act. The Escrow Agent’s sole responsibility after such thirty (30)- day notice period expires or after receipt of written notice of removal shall be to hold and safeguard the Escrow Funds (without any obligation to reinvest the same) and to deliver the same (i) to a substitute or successor escrow agent pursuant to a joint written designation from the Parties, or (ii) as set forth in a Joint Release Instruction, at which time of delivery Escrow Agent’s obligations hereunder shall cease and terminate. In the event the Escrow Agent resigns, if the Parties have failed to appoint a successor escrow agent prior to the expiration of thirty (30) calendar days following receipt of the notice of resignation, the Escrow Agent (x) is authorized to deliver the Escrow Funds to a third-party mutually agreeable between the Parties, who shall be deemed the successor escrow agent, or (y) may petition any court of competent jurisdiction for the appointment of such a successor escrow agent or for other appropriate relief, including but not limited to interpleader of the Escrow Funds and any such resulting appointment or other relief shall be binding upon all of the Parties hereto.

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7. Fees and Expenses. Fees and expenses of the Escrow Agent will be as set forth in Schedule 1 attached hereto, plus actual expenses incurred in performing its duties hereunder, and Escrow Agent is hereby granted a lien on the Escrow Funds for such amounts. If at any time cash is not available in the Escrow Funds to pay the Escrow Agent’s compensation and expenses, the Escrow Agent may bill Parties for such amounts and the Parties agree, jointly and severally, to pay such bill upon demand. The fees agreed upon for the services to be rendered hereunder are intended as full compensation for the Escrow Agent services as contemplated by this Escrow Agreement; provided, however, that in the event that the conditions for the disbursement of funds under this Escrow Agreement are not fulfilled, or the Escrow Agent renders any service not contemplated in this Escrow Agreement, or there is any assignment of interest in the subject matter of this Escrow Agreement, or any material modification hereof, or if any material controversy arises hereunder, or the Escrow Agent is made a party to any litigation pertaining to the Escrow Agreement or the subject matter hereof, then the Escrow Agent shall be compensated for such extraordinary services and reimbursed for all costs and expenses, including reasonable attorneys’ fees and expenses, occasioned by any such delay, controversy, litigation or event.

8. Indemnity. Each of the Parties shall jointly and severally indemnify, defend and hold harmless the Escrow Agent and its affiliates and their respective successors, assigns, directors, officers, agents and employees (collectively, the “Indemnitees”) from and against any and all losses, damages, claims, liabilities, penalties, judgments, settlements, actions, suits, proceedings, litigation, investigations, costs or expenses (including the reasonable fees and expenses of one outside counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively “Escrow Agent Losses”) arising out of or in connection with (a) the Escrow Agent’s execution and performance of this Agreement, tax reporting or withholding, the enforcement of any rights or remedies under or in connection with this Agreement, or as may arise by reason of any act, omission or error of the Indemnitee, except to the extent that such Escrow Agent Losses have been caused by the gross negligence or willful misconduct of Escrow Agent, or (b) its following any instructions or other directions from the Seller or the Buyer, except to the extent that its following any such instruction or direction is expressly forbidden by the terms hereof. The Parties hereto acknowledge that the foregoing indemnities shall survive the resignation or removal of the Escrow Agent or the termination of this Agreement. The Parties hereby grant the Escrow Agent a lien on, right of set-off against and security interest in, the Escrow Funds for the payment of any reasonable claim for indemnification, expenses and amounts due hereunder. In furtherance of the foregoing, the Escrow Agent is expressly authorized and directed, but shall not be obligated, upon prior written notice to the Parties, to charge against and withdraw from the Escrow Funds for its own account or for the account of an indemnitee any amounts due to the Escrow Agent or to an indemnitee under this Section.

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9. Tax Matters.

(a) Sellers’ Representative shall be responsible for and the taxpayer on all taxes due on the interest or income earned on the Escrow Funds for the calendar year in which such interest or income is earned. Prior to the date hereof, the Parties shall provide the Escrow Agent with certified tax identification numbers by furnishing appropriate forms W-9 or W-8 as applicable and such other forms and documents that the Escrow Agent may request.

(b) The Escrow Agent shall be responsible only for income reporting to the Internal Revenue Service with respect to income earned on the Escrow Funds. The Escrow Agent shall withhold any taxes required to be withheld by applicable law, including but not limited to required withholding in the absence of proper tax documentation, and shall remit such taxes to the appropriate authorities.  Other than in connection with any required withholding, the Parties acknowledge and agree that the Escrow Agent shall have no responsibility for the preparation and/or filing of any tax return with respect to the Escrow Funds or any income earned by the Escrow Funds.

(c) Should the Escrow Agent be engaged to perform annual tax information reporting for principal payments, all such reporting will be completed at the written direction of the Sellers’ Representative, such that the Sellers’ Representative shall continue to be identified as payor and withholding agent. The Escrow Agent will, in accordance with the Sellers’ Representative written instructions, file, print and mail information returns to persons or entities receiving disbursements pursuant to the Agreement and transmit withholding amounts as directed by Sellers’ Representative.

(d) The Escrow Agent, its affiliates, and its employees are not in the business of providing tax or legal advice to any taxpayer. The Escrow Agreement and any schedules, exhibits, amendments, or attachments are not intended or written to be used, and cannot be used or relied upon, or for the purpose of avoiding tax penalties, by any such taxpayer, including the Parties. Any such taxpayer should seek advice based on the taxpayer's particular circumstances from an independent tax advisor.

10. Covenant of Escrow Agent. The Escrow Agent hereby agrees and covenants with the Buyer and the Seller that it shall perform all of its obligations under this Agreement and shall not deliver custody or possession of any of the Escrow Funds to anyone except pursuant to the express terms of this Agreement or as otherwise required by law.

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11. Notices. All notices, requests, demands and other communications required under this Escrow Agreement shall be in writing, in English, and shall be deemed to have been duly given if delivered (i) personally, (ii) by facsimile transmission with written confirmation of receipt, (iii) on the day of transmission if sent by electronic mail (“e-mail”) with a signed PDF attachment to the e-mail address given below, and written confirmation of receipt is obtained promptly after completion of the transmission, (iv) by overnight delivery with a reputable national overnight delivery service, or (v) by mail or by certified mail, return receipt requested, and postage prepaid. If any notice is mailed, it shall be deemed given five business days after the date such notice is deposited in the United States Mail. If notice is given to a party, it shall be given at the address for such party set forth below. It shall be the responsibility of the Parties to notify the Escrow Agent and the other Party in writing of any name or address changes.

if to the Buyer, then to:

Tattooed Chef, Inc.

6305 Alondra Boulevard

Paramount, CA 90723

Attention: Salvatore Galletti

E-mail:sam@tattooeedchef.com

with a copy (which shall not constitute notice) to:

Rutan & Tucker, LLP

18575 Jamboree Road, 9th Floor

Irvine, CA 92612

Attention: Ellis Wasson

E-mail: ewasson@rutan.com

Facsimile: (714) 546-9035

or, if to the Sellers’ Representative, then to:

c/o Sellers’ Representative

Attention: Dennis Carpenter

E-mail: denniscarpenter1@aol.com

with a copy (which shall not constitute notice) to:

Hurley Toevs Styles Hamblin & Panter, P.A.

Attention: Vincent M. Haslam

Fascimile: (505) 888-9215

E-mail: haslam@hurleyfirm.com

or, if to the Escrow Agent, then to:

City National Bank, a national banking association

Gloria A. Gutierrez

555 S. Flower, 12th Floor

Los Angeles, CA 90071

Tel: 310-888-1062 | Cell: 310-213-9298

gloria.gutierrez@cnb.com

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12. Termination. This Agreement shall terminate on the first to occur of (a) the distribution of all of the Escrow Funds in accordance with this Escrow Agreement or (b) delivery to the Escrow Agent of a written notice of termination executed jointly by the Buyer and the Seller. Notwithstanding the foregoing, in any event, this Escrow Agreement shall terminate five (5) years from the date of this Escrow Agreement provided no dispute between the Parties is currently pending. At such time, all assets then remaining in the Escrow Account, less any fees and out-of-pocket expenses due the Escrow Agent, shall be distributed to Sellers. If a dispute is currently pending, the Escrow Agreement shall remain effective even if five (5) years has passed since the date of this Escrow Agreement. After termination, this Agreement shall be of no further force and effect except that the provisions of the Section entitled “Indemnity” shall survive termination.

13. Miscellaneous. The provisions of this Agreement may be waived, altered, amended or supplemented, in whole or in part, only by a writing signed by all of the parties hereto. Neither this Agreement nor any right or interest hereunder may be assigned in whole or in part by any party, except as provided in the Sections entitled Resignation and Removal of Escrow Agent and Assignment, without the prior consent of the other parties. This Agreement shall be governed by and construed under the laws of the State of California. Each party irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of the courts located in the State of California. The parties hereby waive any right to a trial by jury with respect to any lawsuit or judicial proceeding arising or relating to this Agreement. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All signatures of the parties to this Agreement may be transmitted by facsimile or electronic transmission in portable document format (.pdf), and such facsimile or .pdf will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party. If any provision of this Agreement is determined to be prohibited or unenforceable by reason of any applicable law of a jurisdiction, then such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in such jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction. The Parties represent, warrant and covenant that each document, notice, instruction or request provided by such Party to Escrow Agent shall comply with applicable laws and regulations. Where, however, the conflicting provisions of any such applicable law may be waived, they are hereby irrevocably waived by the parties hereto to the fullest extent permitted by law, to the end that this Escrow Agreement shall be enforced as written. Except as expressly provided in the Sections entitled “Fees and Expenses” and “Indemnity” herein, nothing in this Agreement, whether express or implied, shall be construed to give to any person or entity other than the Escrow Agent and the Parties any legal or equitable right, remedy, interest or claim under or in respect of this Agreement or any funds escrowed hereunder.

14. Compliance with Court Orders. In the event that any escrow property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the property deposited under this Agreement, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the Parties hereto or to any other Person, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

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15. Further Assurances. Following the date hereof, each party shall deliver to the other parties such further information and documents and shall execute and deliver to the other parties such further instruments and agreements as any other party shall reasonably request to consummate or confirm the transactions provided for herein, to accomplish the purpose hereof or to assure to any other party the benefits hereof.

16. Assignment. No assignment of the interest of any of the Parties hereto shall be binding upon the Escrow Agent unless and until written notice of such assignment shall be filed with and consented to by the Escrow Agent (such consent not to be unreasonably withheld). To comply with Federal law including USA Patriot Act requirements, assignees shall provide to the Escrow Agent the appropriate form W-9 or W-8 as applicable and such other forms and documentation that the Escrow Agent may request to verify identification and other factors and authorization to act.

17. Force Majeure. The Escrow Agent shall not incur any liability for not performing any act or fulfilling any obligation hereunder by reason of any occurrence beyond its control (including, but not limited to, any provision of any present or future law or regulation or any act of any governmental authority, any act of God or war or terrorism, or the unavailability of the Federal Reserve Bank wire services or any electronic communication facility), it being understood that the Escrow Agent shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as reasonably practicable under the circumstances.

18. Compliance with Federal Law. To help the U.S. Government fight the funding of terrorism and money laundering activities and to comply with Federal law requiring financial institutions to obtain, verify and record information on the source of funds deposited to an account, the Parties hereto agree to provide the Escrow Agent with the name, address, taxpayer identification number, and remitting bank for all Parties depositing funds at City National Bank, a national banking association, pursuant to the terms and conditions of this Escrow Agreement. For a non-individual person such as a business entity, a charity, a trust or other legal entity, the Escrow Agent will ask for documentation to verify its formation and existence as a legal entity. The Escrow Agent may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation.

19. Notice of Transfer of Unclaimed Property. The Parties hereby take notice that funds that the Parties maintain in the Escrow Account may be transferred to the State of California or other appropriate state if no activity originated by a Party occurs in the Escrow Account or no Party makes a claim to the Escrow Funds within the time period specified by the applicable state unclaimed property law.

20. Use of Escrow Agent Name. No publicly distributed printed or other material in any language, including prospectuses, notices, reports, and promotional material which mentions “City National Bank” by name or the rights, powers, or duties of the Escrow Agent under this Agreement shall be issued by any other parties hereto, or on such party’s behalf, without the prior written consent of the Escrow Agent.

*    *    *    *    *

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IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement as of the date set forth above.

BUYER:

TATTOOED CHEF, INC.,
a Delaware corporation

By:
Name:	Salvatore Galletti
Its:	Chief Executive Officer

SELLERS’ REPRESENTATIVE:

DENNIS CARPENTER,
an individual

By:
Name:	Dennis Carpenter

ESCROW AGENT:

City National bank, A NATIONAL
BANKING ASSOCIATION

By:
Name:
Its:

Signature Page to Escrow Agreement

PROPOSAL FOR ESCROW AGENT SERVICES Law Firm Group Private Banking

Date: March 19th, 2021

Opportunity Name:	Client of Rutan & Tucker, LLP
Opportunity Type:	Escrow

ACCEPTANCE FEE:	WAIVED

A one-time fee for our initial review of governing documents, account set-up and customary duties and responsibilities related to the closing. The fee is payable at closing.

ADMINISTRATION FEE:	WAIVED

An annual fee for customary administration services provided by the escrow agent, including daily routine account management; cash management transactions processing (including wire and check processing), disbursement of funds in accordance with the agreement, tax reporting for one entity, and providing account statements to the parties. The administration fee is payable annually in advance per escrow account established. The first year’s annual fee is due at closing.

OUT-OF-POCKET EXPENSES	AT COST

Out-of-pocket expenses will be billed as incurred at cost at the sole discretion of City National Bank.

EXTRAORDINARY SERVICES	STANDARD

The charges for performing services not contemplated at the time of the execution of the governing documents or not specifically covered elsewhere in this schedule will be at City National Bank rates for such services in effect at the time the expense is incurred. The review of complex tax forms, including IRS form W-8IMY, shall be considered extraordinary services.

This proposal is based upon the following assumptions with respect to the role of the escrow agent:

●	Number of escrow account to be established: One

●	Amount of escrow: Approximately $1,700,000[1]

●	Term of escrow: less than twelve (12) months

●	Number of parties to the transaction: Three (3) including escrow agent

●	Number of estimated cash transactions: One (1) deposit / Two (2) disbursements[2]

●	Fee quoted assumes all transaction account balances will be held in a noninterest-bearing deposit account

●	Disbursements shall be made only to the parties specified in the agreement. Any payments to other parties are at the sole discretion of and subject to the requirements of City National Private Banking and shall be considered extraordinary services.

[1]	1,000,000 escrow, plus approximately $700,000 for the working capital escrow.

[2]	One disbursement for the working capital, and one final disbursement for the balance.

Schedule 1 to Escrow Agreement

TERMS AND CONDITIONS

●	The recipient acknowledges and agrees that this proposal does not commit City National Bank to enter into a contract or any other business arrangement, and that City National Bank’s acceptance of the appointment as escrow agent is conditioned on (1) compliance with the requirements of the USA Patriot Act of 2001, described below, (2) satisfactory completion of City National Bank’s internal account acceptance procedures, (3) City National Bank’s review of all applicable documents and its confirmation that all terms and conditions pertaining to its role are satisfactory to it, and (4) execution of the governing and all other required documents by all applicable parties.

●	Should this transaction fail to close or if City National Bank declines to participate in the transaction, any acceptance fee and any legal fees and expenses may be due and payable.

●	Legal counsel fees and expenses, any acceptance fee, and any first-year annual administrative fee must be paid at closing.

●	Any annual fee covers a full year or any part thereof and will not be prorated or refunded in the case of early termination.

●	Should any of the assumptions, duties or responsibilities of City National Bank change, City National Bank reserves the right to affirm, modify or rescind this proposal.

●	The fees described in this proposal are subject to periodic review and adjustment by City National Bank.

●	Invoices outstanding for over 30 days are subject to a late fee of 1.5% per month of the amount due.

●	This fee proposal expires 90 days from the date of this document.

IMPORTANT INFORMATION ABOUT IDENTIFYING OUR CUSTOMERS

To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each person (individual, corporation, partnership, trust, estate or other entity recognized as a legal person) for whom we open an account.

What this means for you: Before we open an account, we will ask for your name, address, date of birth (for individuals), TIN/EIN or other information that will allow us to identify you or your company. For individuals, this could mean identifying documents such as a driver’s license. For a corporation, trust, estate or other entity recognized as a legal person, this could mean identifying documents such as Certificate of Formation from the issuing state agency.

City National Bank is a subsidiary of Royal Bank of Canada.
City National Bank Member FDIC	Member Federal Reserve System

Exhibit to Escrow Agreement

EXHIBIT A-1

Certificate as to Authorized Signatures

The specimen signatures shown below are the specimen signatures of the individuals who have been designated as authorized representatives of the SELLER and are authorized to initiate and approve transactions of all types for the escrow account or accounts established under this Agreement, on behalf of the SELLER. The below listed persons (must list at least two individuals) have also been designated Call Back Authorized Individuals and will be notified by ESCROW AGENT upon the release of Escrow Funds from the escrow account(s).

Name / Title /Telephone #	Specimen Signature

Name	Signature

Title

Telephone #

Name

Title	Signature

Telephone #

Exhibit to Escrow Agreement

EXHIBIT A-2

Certificate as to Authorized Signatures

The specimen signatures shown below are the specimen signatures of the individuals who have been designated as authorized representatives of BUYER and are authorized to initiate and approve transactions of all types for the escrow account or accounts established under this Agreement, on behalf of BUYER. The below listed persons (must list at least two individuals) have also been designated Call Back Authorized Individuals and will be notified by ESCROW AGENT upon the release of Escrow Funds from the escrow account(s).

Name / Title /Telephone #	Specimen Signature

Name	Signature

Title

Telephone #

Name	Signature

Title

Telephone #

Exhibit to Escrow Agreement

EXHIBIT C

Form of University Lease

[See attached]

Exhibit to Escrow Agreement

LEASE

THIS LEASE (this “Lease”), made this 3rd day of May 2021, by and between Larry Gutierrez, hereinafter, whether singular or plural, masculine, feminine, or neuter, designated as "Lessor," which expression shall include Lessor's heirs, personal representatives, assigns, and successors in interest, and New Mexico Food Distributors, Inc., a New Mexico corporation, having its offices at 3041 University Blvd. SE, Albuquerque, NM 87106 hereinafter, whether singular or plural, masculine, feminine, or neuter, designated as "Lessee", which expression shall include all Lessees, jointly and severally, and shall include Lessee's heirs, personal representatives, assigns, and successors in interest, WITNESSETH:

1. DEMISE OF PREMISES.

Lessor, for and in. consideration of the covenants and agreements herein contained to be kept and performed by Lessee, Lessee's heirs, personal representatives, assigns, and successors in interest, and upon the terms and conditions herein contained, does hereby let, lease, and demise to the Lessee certain real property commonly known as 3041 University Blvd. SE, situated in Albuquerque in the County of Bernalillo, State of New Mexico 87106 (hereafter “Premises” or “Demised Premises”), as legally described on Exhibit A attached hereto. For purposes of this Lease the rentable square footage area of the Premises shall be deemed to be 62,000 rentable square feet.

II. TERM OF LEASE.

The term of this Lease (“Term”) shall be for a period of five (5) years, beginning on the Closing as defined in the Stock Purchase Agreement (“Commencement Date”), and ending on the last day of the sixtieth (60th) full calendar month after the Commencement Date.

III. RENT.

Lessee, for and in consideration of this Lease and the demise of the said premises by Lessor to Lessee, hereby agrees and covenants with Lessor to pay as rent for the said premises, without notice or demand, on the 1st day of each month commencing on the Commencement Date through April 30, 2026:

BASE TERM

PERIOD	ANNUAL AMOUNT	MONTHLY AMOUNT

Months 1-24	$372,000	$31,000.00
Months 25-48	$383,160	$31,930.00
Months 49-60	$394,656	$32,888.00

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OPTION YEARS

PERIOD	ANNUAL AMOUNT	MONTHLY AMOUNT

Months 61-72	$394,656	$32,888.00
Months 73-96	$406,500	$33,875.00
Months 97-120	$418,692	$34,891.00
Months 121-132	$431,256	$35,938.00
Months 133-144	$444,192	$37.016.00
Months 145-156	$457,512	$38,126.00
Months 157-168	$471,240	$39,270.00
Months 169-180	$485,376	$40,448.00

Rent for any partial month during the Term shall be prorated based on the actual number of days in such month.

A. Options to renew: Lessor grants Lessee two (2) five (5) year options to extend the term of this Lease at the monthly rental rates listed above and otherwise on all of the terms and conditions set forth herein. To exercise an option, Lessee shall give Lessor prior written notice no earlier than 180 days and no later than 90 days before the end of the current Lease term.

B. Common Area and Maintenance:

Subject to Section V below, Lessee is responsible for all costs associated with the repair and maintenance of the building and any common area on the land comprising the Premises. Lessee agrees to pay all real estate taxes, building insurance, and utilities (the three "Nets") on the Premises.

C. Additional Rent.

Lessee and Lessor hereby covenant and agree that any charges other than rent to be paid by the Lessee pursuant to the provisions of this Lease shall be deemed "Additional Rent." Additional Rent shall include, but not be limited to, real property taxes, building insurance, utility charges, and any other fees, taxes, or charges payable by Lessee hereunder.

D. Late Fees.

Lessee and Lessor hereby covenant and agree that should Lessee fail to pay when due any installment of rent or any other sum payable to Lessor under the terms of this lease, and should the same remain unpaid within ten (10) days after Tenant’s receipt of written notice of the failure to pay the same when due, Lessee shall pay a late charge equal to the greater of five percent (5%) of the total amount due or One Hundred Dollars ($100.00), whichever is greater. In addition, all unpaid sums which are not paid within ten (10) days after Tenant’s receipt of written notice of the failure to pay the same when due, shall bear interest from the date due to the date of payment at the rate of five percent (5%) per annum or the maximum interest rate allowable by law, whichever is lesser.

All Rent and Additional Rent shall be paid by Lessee to Lessor or Lessor’s order in lawful money of the United States at 12040 N. 133rd Way, Scottsdale, AZ 85259, or at such other place as Lessor may designate from time to time for this purpose.

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IV. USE OF PREMISES.

Lessee, for an in consideration of this Lease and the demise of the said Premises by Lessor to Lessee, hereby agrees and covenants with Lessor to use and occupy the said Premises for the purpose of food manufacturing, storage and distribution, associated office uses, and any other legal uses ancillary thereto (“Permitted Use”), and for no other purpose without first obtaining the written consent of Lessor therefore; the Lessee shall not use or occupy or permit the demised premises to be used or occupied, or do or permit anything to be done in or on the Demised Premises, in a manner which will make void or voidable any insurance then in force with respect thereto, or which will make it impossible to obtain fire or other insurance required to be furnished hereunder, or which will cause or be likely to cause structural damage to the Demised Premises or any portion thereof, or which will constitute a public or private nuisance; provided, however, that Lessor represents and warrants to Lessee that the use of the Premises for the Permitted Use shall not make void or voidable the current insurance maintained on the Premises. Further, Lessee shall not use or occupy or permit the Demised Premises to be used or occupied for any business, purpose, or use deemed disreputable or extra-hazardous or for any purpose or in any manner which is in violation of any present or future municipal, state, and federal ordinances, laws, rules, and regulations. Lessee shall have the exclusive right to use all parking located on the Premises at no additional charge during the Term and any extension thereof. Lessee shall have access to the Premises, including, without limitation, all parking thereon, 24 hours a day, 7 days per week, 52 weeks per year.

V. CONDITION OF PREMISES AND REPAIRS.

A. Condition of the Premises.

Lessee, for and in consideration of this Lease and the demise of the said Premises, hereby agrees and covenants with Lessor that Lessee has examined the said Premises prior to the execution hereof, knows the condition thereof, and acknowledges that Lessee has received the said Demised Premises in good order and condition and that no representation or warranty as to the condition or repair of the said Premises has been made by Lessor, except as expressly set forth herein. Notwithstanding the foregoing, Lessor has agreed to fill cracks in the parking lot and “tune-up” the roof to make it leak-free prior to the Commencement Date at Lessor’s sole cost and expense, and shall deliver possession of the Premises to on the Commencement Date free of hazardous substances (except for such cleaning materials, office supplies and other substances which are used in the ordinary course of business of Lessee at the Premises and used and stored in compliance with applicable law), with all building systems in good working order and condition and with the Premises in compliance with applicable laws, ordinances and code requirements, including, without limitation, any sanitation procedures required or recommended by any applicable governmental or quasigovernmental authority for a food processing facility. If Lessor fails to perform such work or cause the Premises to be in compliance with the foregoing sentence prior to the Commencement Date, and such failure continues for five (5) business days after receipt of written notice thereof, Lessee shall have the right to perform such work at Lessor’s expense, the actual and reasonable cost of which shall be due and payable within thirty (30) days after receipt of written demand together with appropriate supporting documentation, and if Lessor fails to reimburse Lessee for such costs within such thirty (30) day period, Lessee shall have the right to deduct the cost thereof from Rent next due and owing hereunder.

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B. Lessee’s Obligations.

Lessee shall repair, maintain and replace the Demised Premises in good condition and repair and, at the expiration of the term of this Lease, or any renewal or extension thereof, Lessee will yield up peaceably the Demised Premises to Lessor in as good order and condition as when the same were entered upon by the Lessee, loss by fire or inevitable accident, damage by the elements, condemnation, matters which are Lessor’s obligation hereunder, and reasonable use and wear excepted. Lessee will, at Lessee’s own expense, repair during the term of this Lease, or any extension or renewal thereof, any and all damage, including, but not limited to, damage to nonstructural portions of the walls, floors, heating and cooling units, plumbing, glass, and all other appurtenances, that may occur from time to time; that Lessee hereby waives any and all right to have such repairs or replacements made by Lessor or at Lessor’s expense; and that, if Lessee fails to make such repairs and replacements promptly or if such repairs and replacements have not been made within fifteen (15) days after the occurrence of damage and such failure continues for fifteen (15) days after receipt of written notice thereof (or within five (5) business days for any condition which Lessor reasonably indicates poses an imminent risk of damage to persons or property), Lessor may, at Lessor’s option, make such repairs and replacements, and Lessee hereby agrees and covenants to repay the actual and reasonable cost thereof to Lessor within thirty (30) days after receipt of written demand therefor together with appropriate supporting documentation.

C. Lessor’s Obligations.

Lessor shall repair, maintain and replace the roof, the structural portions of the roof, slab and foundation of the Premises, the parking lots, drive aisles, driveways and sidewalks, and cause the same to be maintained in good condition and repair, at Lessor’s sole cost and expense. If Lessor fails to perform such work within fifteen (15) days after receipt of written notice of the need for such work (or within five (5) business days for any condition which Lessee reasonably indicates poses an imminent risk of damage to persons or property or interruption of Lessee’s business at the Premises), Lessee shall have the right to perform such work at Lessor’s expense, the actual and reasonable cost of which shall be due and payable within thirty (30) days after receipt of written demand together with appropriate supporting documentation, and if Lessor fails to reimburse Lessee for such costs within such thirty (30) day period, Lessee shall have the right to deduct the cost thereof from Rent next due and owing hereunder.

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VI. LIABILITY OF LESSOR

Lessee, for and in consideration of this Lease and the demise of the said Premises, hereby agrees and covenants with Lessor that Lessor shall not be liable for any damage to person or property arising from any cause whatsoever, which shall occur in any manner in or about the said Premises, except to the extent resulting from the negligence, willful misconduct or breach of this Lease by Lessor or its agents, representatives, employees, contractors or consultants, and Lessee hereby agrees to indemnify and save harmless Lessor from any and all claims and liability for damage to persons or property arising from any cause whatsoever, which shall occur in any manner in or about the said Premises, except to the extent resulting from the negligence, willful misconduct or breach of this Lease by Lessor or its agents, representatives, employees, contractors or consultants. Further, Lessee hereby agrees and covenants with Lessor that Lessor shall not be liable for any damage to the said Demised Premises, or to any part thereof, or to any property or effects therein or thereon, caused by leakage from the roof of said Premises or by bursting, leakage, or overflowing of any waste pipes, water pipes, tanks, drains, or stationary washstands, or by reason of any damage whatsoever caused by water from any source whatsoever, except to the extent resulting from the negligence, willful misconduct or breach of this Lease by Lessor or its agents, representatives, employees, contractors or consultants, and Lessee hereby agrees and covenants to indemnify and save harmless Lessor from any and all claims and liability for any damage to the said Demised Premises, or to any part thereof, or to any property or effects therein or thereon, except to the extent resulting from the negligence, willful misconduct or breach of this Lease by Lessor or its agents, representatives, employees, contractors or consultants.

VII. REQUIREMENTS OF PUBLIC AUTHORITY.

Lessee, for and in consideration of this Lease and the demise of the said Premises, hereby agrees and covenants with Lessor that, Subject to Section V above, during the term of this Lease, Lessee shall, at its own cost and expense, promptly observe and comply with all present and future municipal, state, and federal ordinances, laws, rules, and regulations affecting the Demised Premises or appurtenances thereto, or any part thereof, whether the same are in force and effect at the time of the commencement of the term of this Lease or may in the future be passed, enacted, or directed and Lessee shall pay all costs, expenses, liabilities, losses, damages, fines, penalties, claims and demands, including reasonable attorney's fees, that may in any manner arise out of or be imposed because of the failure of Lessee to comply with the covenants and agreements of this paragraph VII. Further, Lessee hereby agrees and covenants with Lessor that if Lessee fails to comply promptly with any present or future municipal, state or federa1 ordinances, laws, rules, and regulations, or fails to comply by such time that compliance may be required by law and such failure continues for fifteen (15) days after Lessee’s receipt of written notice thereof, Lessor may, at Lessor's option, take such actions as may be necessary to comply with all present and future municipal, state and federal ordinances, laws, rules, and regulations, and Lessee hereby agrees and covenants to repay Lessor within thirty (30) days after receipt of written demand, together with appropriate supporting documentation, the actual and reasonable cost incurred by Lessor in taking such action.

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VIII. ALTERATIONS, ADDITIONS, AND IMPROVEMENTS.

Lessee, for and in consideration of this Lease and the demise of the said Premises, hereby agrees and covenants with Lessor that Lessee shall not make or suffer or permit to be made, any alterations, additions, or improvements whatsoever in or about the said Demised Premises without first obtaining the written consent of Lessor therefore, which shall not be unreasonably withheld, conditioned or delayed; provided, however, that such consent, if given, shall be subject to the express condition that any and all alterations, additions, and improvements shall be done at Lessee's own expense and in accordance and compliance with all applicable municipal, state and federal ordinances, laws, rules and regulations, and that Lessee hereby covenants and agrees with Lessor that in doing and performing such work Lessee shall do and perform the same at Lessee's own expense, in conformity and compliance with all applicable municipal, state, and federal ordinances, laws, rules, and regulations, and that no liens of mechanics, materialmen, laborers, architects, artisans, contractors, sub-contractors, or any other lien of any kind whatsoever shall be created against or imposed upon the said Demised Premises, or any part thereof, and that Lessee shall indemnify and save harmless Lessor from any and all liability and claims for damages of every kind and nature which might be made, or from judgments rendered against Lessor or against said Demised Premises on account of or arising out of such alterations, additions, or improvements performed by or on behalf of Lessee. Notwithstanding the foregoing, Lessee shall have the right, without the consent of Lessor, to make such nonstructural alterations or modifications to the Premises as Lessee shall desire provided that all such alterations shall be performed in a lien free manner and in compliance with all applicable laws. If the Lessor shall give consent to Lessee for any alterations, additions or improvements, then before proceeding with or causing any such work to begin, Lessee shall procure and maintain, and shall cause such contractors and subcontractors engaged by or on behalf of Lessee to procure and maintain insurance coverage against such risks, in such amounts as Lessor may reasonably require in light of the scope of the proposed work, in connection with any such alteration, addition or improvement.

IX. OWNERSHIP OF ALTERATIONS, ADDITIONS, AND IMPROVEMENTS.

Lessee, for and in consideration of this Lease and the demise of the said Premises, hereby agrees and covenants with Lessor that any and all alterations, additions, and improvements, except for signs, shelving, furniture, fixtures, trade fixtures, equipment and personal property, including, without limitation, any signs, shelving, furniture, fixtures, trade fixtures, equipment and personal property acquired by Tattooed Chef, Inc., a Delaware Corporation (“Buyer”) pursuant to the Stock Purchase Agreement dated as of May 2, 2021 (“Stock Purchase Agreement”) between Lessee, Buyer, and the Sellers named therein (collectively, “Lessee’s FF&E”), whether or not attached to the roof, walls, floors, foundations, or the Premises in any manner whatsoever, shall immediately merge and become a permanent part of the realty, and any and all interest of the Lessee therein shall immediately vest in Lessor, and all such alterations, additions, and improvements shall remain on the said Premises and shall not be removed by Lessee at the termination of this Lease. Lessee’s FF&E shall be removed by Lessee at Lessee's expense on or before the termination of the Lease, and Lessee shall repair any damage caused by the removal of Lessee’s FF&E at Lessee's own expense, such that the Premises shall be in as good order and condition, reasonable wear and tear, damage by casualty and condemnation, and matters which are Landlord’s obligation excepted, as when the same were entered upon by Lessee.

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X. ASSIGNMENT AND SUBLETTING.

Lessee, for and in consideration of this Lease and the demise of the said Premises, hereby agrees and covenants with Lessor that neither Lessee nor Lessee's heirs, personal representatives, assigns, or successors in interest shall assign this Lease or sublet the said Demised Premises, in whole or in part, without first obtaining the written consent of Lessor therefor, which shall not be unreasonably withheld, conditioned or delayed; that no assignment of this Lease or any subletting of the said Demised Premises, in whole or in part, shall be valid except by and with the written consent of Lessor first obtained; that the consent of Lessor to any such assignment or subletting shall not operate to discharge Lessee or Lessee's heirs, personal representatives, assigns, or successors in interest from their liability upon the agreements and covenants of this Lease, and Lessee, Lessee's heirs, personal representatives, assigns, and successors in interest shall remain liable for the full and complete performance of all of the terms, conditions, covenants, and agreements herein contained as principals and not as guarantors or sureties, to the same extent as though no assignment or sublease had been made; that any consent of Lessor to any such assignment or subletting shall not operate as a consent to further assignment or subletting or as a waiver of this covenant and agreement against assignment and subletting, and that following any such assignment or subletting, the assignee and/or sublettee shall be bound by all of the terms, conditions, covenants, and agreements herein contained including the covenant against assignment and subletting. notwithstanding the foregoing, Lessee shall have the right, without the prior written consent of Lessor but upon written notice to Lessor, to assign this Lease or sublet the Premises, in whole or in part, to any entity which is controlled by, controls or is under common control with Lessee, the successor by merger with Lessee, or any purchaser of substantially all of Lessee’s assets with respect to its business operated at the Premises.

XI. UTILITY AND OTHER CHARGES.

Lessee, for and in consideration of this Lease and the demise of the said Premises, hereby agrees and covenants with Lessor to pay promptly, all utility and other charges of whatsoever kind and nature, including charges for electrical, gas, water, refuse, telephone, and other services, which may be incurred in connection with Lessee's use of the said Premises, and indemnify and save harmless Lessor therefrom.

XII. LESSOR’S RIGHT OF ENTRY AND TO MAKE ALTERATIONS, ADDITIONS, AND IMPROVEMENTS.

Lessee, for and in consideration of this Lease and the demise of the said Premises, hereby agrees and covenants with Lessor that Lessor, Lessor’s heirs, personal representatives, assigns, agents, attorneys, and successors in interest shall have the right at any time, at reasonable times during normal business hours and upon not less than 24 hours prior notice to Lessee, to enter upon the said Premises to inspect the same and to make any and all repairs necessary to the Premises which are required or permitted to be made by Lessor hereunder. At all times, and in any event, Lessor shall have the right to enter the Demised Premises for the purpose of responding to an emergency or apparent emergency provided that Lessor shall provide Lessee notice of any such entry within twenty-four hours after such entry.

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XIII. TAXES, OTHER ASSESSMENTS, AND INSURANCE.

Lessee and Lessor hereby covenant and agree that all taxes and special and general assessments of whatsoever kind and nature, extraordinary as well as ordinary, which have been or may be levied upon the said Demised Premises and upon any alterations, additions, and improvements thereon during the Term of this Lease, shall be paid by Lessee directly to the taxing authority prior to delinquency. Lessor shall promptly deliver to Lessee copies of any and all invoices, assessments or other correspondence received from the taxing authority relating to the Premises, and that all taxes and special and general assessments of whatsoever kind and nature, extraordinary as well as ordinary, which have been or may be levied upon the personal property located upon the said Demised Premises shall be paid by Lessee prior to delinquency, provided that Lessee shall have no obligation to pay any penalties, late fees, or other fees or charges (“Lessor’s Fees”), which arise as a result of the negligence, willful misconduct or breach of this Lease by Lessor, or taxes or Lessor’s Fees which relate to periods before or after the term of this Lease, all of which shall expressly be the responsibility of Lessor. If any Lessor’s Fees or taxes or Lessor’s Fees which relate to periods before or after the term of this Lease are paid by Lessee, Lessor shall reimburse Lessee for such amounts within fifteen (15) days after receipt of written demand therefor, failing which Lessee shall have the right to offset such amount against rent next due and owing hereunder until offset in full. Lessee shall have the right to contest any taxes or assessments levied upon the Premises and Lessor shall reasonably cooperate with any such contest at Lessee’s sole cost and expense, except to the extent relating to an increase in taxes or assessments due to the action or inaction of Lessor, in which event Lessor shall be responsible for the cost of such contest. Lessee, for and in consideration of this Lease, and the demise of the said premises, hereby agrees and covenants with Lessor to carry and maintain in full force and effect during the term of this Lease, and any extension or renewal thereof, at Lessee’s expense, commercial general liability insurance covering bodily injury and proper damage liability, in a form and with an insurance company acceptable to Lessor, with limits of coverage of not less than $10,000.00 for each person and $1,000,000.00 in the aggregate for bodily injury or death liability for each accident, and $1,000,000.00 for property damage liability for each accident for the benefit of both Lessor and Lessee as protection against all liability claims arising from the Premises. Lessee hereby agrees and covenants with Lessor to deliver a copy of the insurance policy or policies to Lessor at the beginning of the term of this Lease, or as soon thereafter as practicable, and to give Lessor written notice informing Lessor of the expiration of any such policy. Fire and extended coverage insurance upon all buildings, alterations, and improvements upon the said premises shall be provided for by Lessee, and fire and extended coverage insurance upon all the contents and other personal property situated upon the said Premises shall be provided for by Lessee. It is understood and agreed by and between the parties that a copy of each policy of fire and extended coverage insurance shall be provided to the parties, hereto at the beginning of the term of this Lease, or as soon thereafter as practicable, and that the party who is responsible for paying the premiums on each policy of fire and extended coverage insurance shall give the other party written notice informing the other party of the expiration of any such policy.

XIV. HOLDING OVER

Lessee, for and in consideration of this Lease and the demise of the said Premises, agrees and covenants with Lessor that no holding over by Lessee after the expiration of this Lease, or any renewal or extension thereof, whether with or without the consent of Lessor, shall operate to extend or renew this Lease, and that any such holding over shall be construed as a tenancy from month to month at 110% of the monthly rental which shall have been payable at the time immediately prior to when such holding over shall have commenced, and such tenancy shall be subject to all the terms, conditions and covenants and agreements of this Lease, provided that such tenancy may be terminated by Lessee on thirty (30) days’ notice to Lessor.

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XV. BANKRUPTCY AND CONDEMNATION.

Lessee, for and in consideration of this Lease and the demise of the said Premises, hereby agrees and covenants that Lessee shall give written notice to Lessor within ten (10) days of the happening of any of the following events (“Article XV Notice”): Lessee makes an assignment for the benefit of creditors or should be adjudged a bankrupt, either by voluntary or involuntary proceedings, or a bankruptcy proceeding is filed by Lessee, or if otherwise a receiver or trustee should be appointed by any court of competent jurisdiction for Lessee because of any insolvency, or any execution, attachment, replevin, or other court order should be issued against the Lessee or any of Lessee's property whereby the Demised Premises or any building or buildings, or alterations, additions, or improvements thereon shall be taken or occupied or attempted to be taken or occupied by someone other than the Lessee. If the occurrence of any such event described in the Article XV Notice shall not be released or dismissed within sixty (60) days from the date of the Article XV Notice, then such event shall, in the sole and absolute discretion of the Lessor, be deemed a breach of this Lease, and in such event Lessor shall have the option to immediately terminate this Lease and to re-enter the said Demised Premises and to take possession thereof, whereupon Lessee shall quit and surrender peaceably the said Demised Premises to Lessor. In no event shall this Lease be deemed an asset of Lessee after the assignment for the benefit of creditors, in any voluntary or involuntary bankruptcy proceeding, the appointment of a receiver or trustee, or the issuance of a Writ of Execution, a Writ of Attachment, a Writ of Replevin, or other court order against Lessee or Lessee's property whereby the Demised Premises or any building or buildings, or alterations, additions, or improvements thereon shall be taken or occupied or attempted to be taken or occupied by someone other than the Lessee. Further, Lessee hereby covenants and agrees with Lessor that in the event the said Demised Premises, or any part thereof, shall be taken for any public or quasi-public use under any statute or by right of eminent domain, this Lease shall automatically terminate as to the part so taken, as of the date possession shall have been taken, and the rent reserved shall be adjusted so that Lessee shall be required to pay for the remainder of the term that portion of the rent reserved in the proportion that the said Demised Premises remaining after the taking for public or quasi-public use bears to the whole of the said Demised Premises before the taking for public or quasi-public use of the said Demised Premises. In the event of a partial taking, if Lessee determines that the remaining portion of the Premises is insufficient for the conduct of its business at the Premises, Lessee shall have the right to terminate this Lease by delivering written notice to Lessor not less than thirty (30) days prior to the designated termination date. In the event of any taking of all or any part of the Premises, whether permanent or temporary, Lessee shall be entitled to an award from the condemning authority for Lessee’s moving and relocation costs, loss of good will, damage to Lessee’s FF&E and any other improvements or alterations constructed by Lessee and any separately compensable claim to which Lessee may be entitled.

XVI. DESTRUCTION.

Lessee, for and in consideration of this Lease and the demise of the said Premises, agrees and covenants with Lessor that if at any time during the term of this Lease, or any extension or renewal thereof, the said Demised Premises shall be totally or partially destroyed by fire, flood, earthquake, or other calamity, then Lessor shall have the option to rebuild or repair the building or buildings, and any alterations, additions, or improvements on the Demised Premises, in as good condition as they were immediately prior to such calamity; provided, however, that such rebuilding or repair shall be commenced within a period of thirty (30) days after notice in writing to Lessor of such destruction or damage. In such case, a just and proportionate part of the rental herein specified shall be abated until such Demised Premises shall have been rebuilt and repaired. In case, however, Lessor shall within thirty days following notice in writing to him of such damage elect not to rebuild or repair said premises, Lessor shall so notify Lessee and, thereupon, Lessee shall have the option to repair the Premises (subject to Lessee’s receipt of insurance proceeds therefor) or terminate this Lease, by delivering written notice thereof to Lessor. Additionally, if Lessor shall fail to promptly commence or diligently prosecute the repair to completion, Lessee shall have the right to perform the same or to terminate this Lease by delivering written notice to Lessor not less than thirty (30) days prior to the date of termination. Moreover, in no event, shall Lessor have any duty or obligation to rebuild or repair any signs, shelving, moveable furniture, equipment not affixed to the roof, walls, or floors as a permanent part of the realty, or any other personal property owned or leased by the Lessee and used to carry out the purpose for which Lessee is leasing the demised premises.

XVII. SIGNS

Lessor and Lessee covenant and agree that Lessee may at Lessee’s own expense erect and maintain a sign or signs to carry out the purpose for which Lessee is leasing the said Demised Premises; provided, however, the location, type and design of all exterior signs shall be first approved in writing by Lessor, which shall not be unreasonably withheld, conditioned or delayed. Upon the expiration of this Lease, or any renewal or extension thereof, Lessee shall remove such sign or signs and shall repair any damage to the premises caused by the removal of such signage at Lessee’s own expense. Further, at any time within thirty days prior to the termination of this Lease, or any renewal or extension thereof, provided that Lessee has not exercised any then available options to extend, Lessor shall have the right to place upon any portion of said demised premises any “For Rent” or “For Lease” signs that Lessor may select in a location mutually approved by the parties.

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XVIII. TERMINATION AND REMEDIES.

Lessee, for and in consideration of this Lease and the demise of the said Premises by Lessor to Lessee, hereby agrees and covenants that it is expressly understood and agreed between the parties hereto, that upon the occurrence of any event of default or breach of this Lease which is not cured within (a) fifteen (15) days after receipt of written notice with respect to a monetary default or (b) for any nonmonetary default, thirty (30) days after Lessee’s receipt of written notice thereof (provided that if such breach or default is not capable of cure within such thirty (30) day period, Lessee shall have such additional time as may be necessary to effect a cure provided that Lessee commences to cure within such thirty (30) day period and thereafter diligently prosecutes the same to completion), and at any time thereafter, it shall and may be lawful for the Lessor, at Lessor’s election, to declare said term ended and to re-enter the said Premises, or any part thereof, either with or without process of law, and to expel, remove, and put out the Lessee or any other person or persons occupying the Demised Premises, using such force as may be necessary in so doing, and to repossess and enjoy the same Premises again as in its first and former state, and to distrain for any rent that may be due thereon any property belonging to Lessee, whether or not the same be exempt from execution and distress by law, and Lessee in that case hereby waives any and all legal rights which Lessee, now has or may have, to hold or retain any such property under any exemption laws now or thereafter in force in the State of New Mexico, or in any other way. It is the intent of the parties hereto to hereby recognize in Lessor, a valid first lien as provided by the laws of the State of New Mexico, upon all goods, chattels, and other property belonging to Lessee and located in said Premises, as security for the payment of said rent and fulfillment of the faithful performance of the agreements, covenants, terms, and conditions hereof as herein provided, anything hereinbefore mentioned to the contrary notwithstanding. And if at any time said terms shall be ended at such election of Lessor, as aforesaid, or in any other way, Lessee, does hereby covenant and agree to surrender and deliver up the above-described Premises and property peaceably to Lessor immediately upon the termination of said terms as aforesaid, and if Lessee shall remain in possession of the same ten (10) days after notice of such default, or after the termination of the lease in any of the ways above named, Lessee shall be deemed guilty of a forcible detainer of said Premises under the laws of New Mexico and shall be subject to all the conditions and provisions above named and shall also be subject to eviction and removal, forcible or otherwise, with or without process of law as above stated. Further, it is covenanted and agreed by and between the parties hereto that at any time after any such termination, the Lessor may re-let the Demised Premises, or any part thereof, in the name of the Lessor or otherwise, for such term and on such conditions as the Lessor, in Lessor’s sole and absolute discretion, may determine, and may collect and receive the rent therefor. Moreover, in the event Lessor relets the Demised Premises, or any part thereof, it is explicitly understood and agreed by and between the parties hereto that the term may be greater or lesser than the period which would otherwise have constituted the balance of the Term of this Lease, and the conditions may include free rent or other concessions which may be reasonably required to induce another party to lease the Demised Premises. Notwithstanding anything herein to the contrary, the Lessor shall have no obligation hereunder to re-let the Demised Premises, or any part thereof, and shall in no way be responsible or liable for any failure to collect any rent due upon such re-letting. It is also covenanted and agreed by and between the parties hereto that no such termination of this Lease shall relieve the Lessee of its liabilities and obligations under this Lease, and such liabilities and obligations shall survive any such termination. In the event of any such termination, whether or not the Demised Premises, or any part thereof, shall have been re-let, the total remaining balance of the rent which would be due and payable for the remainder of the term of this Lease, if this Lease were still in effect, less the net proceeds of any re-letting effect pursuant to the Lessor's sole discretion, after deducting from the net proceeds all of the Lessor’s expenses in connection with such re-letting, including, without limitation, all repossession costs, brokerage commissions, legal expenses, reasonable attorneys’ fees, alteration costs, and expenses of preparation of such re-letting, shall become immediately due and payable, as and for liquidated damages of the Lessee’s default. Nothing herein contained, however, shall limit or prejudice the right of Lessor to prove for and obtain as liquidated damages by reason of such termination, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, such damages are to be proved, whether or not such amount be greater than, equal to, or less than, the amount of the difference referred to above, and whether or not such amount shall be immediately or otherwise due and payable. Further, it is covenanted and agreed to by and between the parties hereto, that in addition to other remedies provided for in this Lease, the Lessor shall be entitled to restraint by injunction of the violation, or attempted or threatened violation, of any agreement or covenant of this Lease, or to a decree specifically compelling performance of any such agreement or covenant. The Lessee hereby expressly waives, so far as permitted by law, the service of any notice of intention to re-enter provided for in any statute, or of the institution of legal proceedings to that end. Lessee also hereby expressly waives any right or redemption or re-entry or repossession or to restore the operation of this Lease in case the Lessee shall be dispossessed by a judgment or by warrant of any court or judge or in case of re-entry or repossession by the Lessor. It is further covenanted and agreed by and between the parties hereto, that the Lessee shall pay and discharge all costs, reasonable attorneys’ fees, and expenses incurred by Lessor in pursuing any or all remedies which are or may be available hereunder or allowed at law or in equity, or incurred by Lessor in connection with re-letting the Demised Premises.

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XIX. LESSOR’S REMEDIES ARE CUMULATIVE.

The specified remedies to which the Lessor may resort under the terms of this Lease are cumulative and are not intended to be exclusive of any other remedies or means of redress to which the Lessor may be lawfully entitled in case of any breach or threatened breach by the Lessee of any of the agreements and covenants herein contained.

XX. WAIVERS.

Lessee, for and in consideration of this Lease and the demise of the said Premises, agrees and covenants with Lessor that the delay or omission in the enforcement of any of the agreements and covenants herein contained, or in the exercise of any of Lessor’s rights hereunder, shall not affect the duty of the Lessee to thereafter faithfully fulfill and perform all of the agreements and covenants herein contained, and that the failure, neglect, or omission of Lessor to terminate this Lease for any one or more breaches of any agreements and covenants hereof, shall not be deemed a consent by Lessor of such breach and shall not impede, impair, estop, bar, or prevent Lessor from thereafter terminating this Lease, either for such violation, or for prior or subsequent violations of any covenant or agreement hereof.

XXI. BINDING ON HEIRS, PERSONAL REPRESENTATIVES, ASSIGNS, AND SUCCESSORS IN INTEREST.

It is understood and agreed by and between the parties hereto that the agreements, covenants, terms, conditions, provisions, and undertakings in this Lease, or in any extension or renewal thereof, shall extend to and be binding upon the heirs, personal representatives, assigns, and successors in interest of the respective parties hereto, as if they were in every case named and expressed, and shall be construed as covenants running with the land; and wherever reference is made to either of the parties hereto, it shall be held to and include and apply also to the heirs, personal representatives, successors, and assigns of such party, as if in each case so expressed.

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XXII. ADDRESSES FOR NOTICES.

Any and all notices required or permitted to be given hereunder shall be considered to have been given if in writing and delivered to the respective party designated below upon the date of such personal delivery, upon receipt if sent by overnight courier, or upon a date three (3) days following the mailing of any such notice by certified or registered mail, return receipt requested, addressed to the respective party at the respective addresses set forth below, or at such other address as either party may furnish the other as herein provided:

NOTICES TO LESSOR:	NOTICES TO LESSEE:

Larry Gutierrez	Tattooed Chef, Inc., on behalf of
12040 N. 133rd Way	New Mexico Food Distributors, Inc.
Scottsdale, AZ 85259	6305 Alondra Blvd.
Paramount, CA 90723
Attention: Stephanie Dieckmann
Email: stephanie@
tattooedchef.com

and:

Rutan & Tucker, LLP
18575 Jamboree Road,
Suite 900
Irvine, CA 92612
Attention: Ellis Wasson

XXIII. DECLARATION OF CONTRACTUAL LIABILITY.

If there is more than one party named Lessee, the covenants and agreements of the Lessee shall be joint and several obligations of each such party.

XXIV. GRAMMATICAL USAGE.

In construing this Lease, feminine or neuter pronouns shall be substituted for masculine in form and vice versa, and plural terms shall be substituted for singular and singular for plural in any place in which the context so requires.

XXV. COVENANT TO EXECUTE ADDITIONAL INSTRUMENTS.

The parties hereto hereby agree to execute and deliver any instruments in writing necessary to carry out any agreement, covenant, term, condition, or assurance in this Lease whenever an occasion shall arise and a request for such instrument shall be made.

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XXVI. SEVERABILITY.

If any provision of this Lease, or any application thereof, shall be declared invalid or unenforceable by any court of competent jurisdiction, the remainder of this Lease, and any other application of such provision, shall continue in full force and effect.

XXVII. CAPTIONS.

The section or article headings are for convenience of reference only and shall not otherwise affect the meaning hereof.

XXVIII. GOVERNING LAW.

This Lease shall be governed by and construed in accordance with the laws of the State of New Mexico.

XXIX. AMENDMENTS.

It is understood and agreed by and between the parties hereto that this Lease shall not be altered, changed, or amended except by instrument in writing executed by the parties hereto.

XXIX. FORCE MAJEURE

Whenever a period of time is prescribed in this Lease for action to be taken by either party hereto, such party shall not be liable or responsible for, and there shall be excluded from the computation for any such period of time, delays due to strikes; riots; acts of God; shortages of labor or materials; war; epidemics, pandemics, governmental laws, regulations, restrictions, or public health orders to shelter in place, reduce operations, or close; or any other causes of any kind whatsoever which are beyond the control of such party. The foregoing shall not excuse, however, the timely payment of Rent by Lessee under the provisions of this Lease, unless and until further agreement is reached between Lessor and Lessee on mutually acceptable terms to defer Rent.

XXXI. BUSINESS INTERRUPTION

Lessor shall not be responsible for, and Lessee releases and discharges Lessor from, and Lessee further waives any right of recovery from Lessor for, any loss for or from business interruption or loss of use of the Premises suffered by Lessee in connection with Lessee’s use or occupancy of the Premises, except to the extent resulting from the negligence, willful misconduct or breach of this Lease by Landlord or its agents, representatives, employees, contractors or consultants.

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XXXII. LESSOR ASSIGNMENT

Lessor shall not assign, transfer, sell or encumber its interest in the Premises or this Lease (“Lessor Transfer”) without the prior written consent of Lessee, which shall not be unreasonably withheld provided that (a) Lessor shall provide Lessee not Lessee than ninety (90) days’ prior notice of any such Lessor Transfer, (b) Lessee shall have the option to purchase the Premises pursuant to Sections XXXV (if applicable) and XXXVI below, (c) in the event of an assignment, transfer or sale of the Premises, such transferee shall execute an assumption of this Lease in form and substance reasonably acceptable to Lessee acknowledging that it is bound by all provisions of this Lease (including, without limitation, any options to extend the Term, the Purchase Option and the Refusal Right), (d) in the event of any encumbrance, mortgage or deed of trust or other security interest in the Premises, the holder or beneficiary of such instrument shall enter into a nondisturbance agreement, acceptable to Lessee in its sole and absolute discretion, which provides among other things that Lessee’s interest in the Premises and rights under the Lease (including, without limitation, any options to extend the Term, the Purchase Option and the Refusal Right) shall not be disturbed or diminished, so long as Lessee is not in default under this Lease after the expiration of all applicable grace, notice and cure periods, and (e) any such Lessor Transfer shall not result in a breach or a default under the IRB Lease, adversely affect the IRB (as defined in the Stock Purchase Agreement) or result in any cancellation, termination or extinguishment of the IRB Purchase Option; notwithstanding the foregoing, Lessor reserves the right to assign this Lease to a limited liability company which is owned and controlled by Lessor or his spouse, children or grandchildren, or to a trust in which Lessor or his direct relatives his spouse, children or grandchildren are the trustees (“Successor Lessor”) during the Term of Lease, including any option terms, subject to the terms and conditions set forth herein; provided that (i) Lessor shall provide Lessee not less than ninety (90) days’ prior notice of any such assignment (or such shorter period of time as may be appropriate in the event of a Lessor Transfer which is triggered by the death or incapacity of the initially named Lessor), (ii) Lessee shall have the option to purchase the Premises pursuant to Sections XXXV (if applicable) and XXXVI below, (iii) such transferee shall execute an assumption of this Lease in form and substance reasonably acceptable to Lessee acknowledging that it is bound by all provisions of this Lease (including, without limitation, any options to extend the term or purchase the Premises), and (iv) provided further that any such assignment shall not result in a breach or a default under the IRB Lease or result in any cancellation, termination or extinguishment of the IRB Purchase Option. Any such assignment shall not relieve Lessor of any obligation hereunder. In the event of any such Lessor Transfer, the Successor Lessor shall assume all of Lessor’s obligations hereunder and such Successor Lessor shall take the Lease subject to the Purchase Option and Right of First Refusal. Upon receipt of written notice from Lessor, Lessee agrees to remit all payments due under this Lease to Successor Lessor.

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XXXIII. IRB LEASE

This Lease is subject and subordinate to that certain Second Amended and Restated Lease Agreement dated as of May 1, 2013 between Bernalillo County, New Mexico, a New Mexico political subdivision (the “County”) and New Mexico Food Distributors, Inc., a New Mexico corporation (“NMFD”). Lessor represents and warrants to Lessee that NMFD is the tenant under the IRB Lease, that there are no defaults or any facts or circumstances which, with the giving of notice and/or passage of time would constitute a default by any party under the terms of the IRB Lease. Lessor further represents and warrants to Lessee that Lessor is the sole owner of the purchase option contained in Section 9.1 of the IRB Lease (“IRB Purchase Option”), which was assigned from NMFD to Lessor pursuant to that certain Amended and Restated Assignment of Purchase Option dated December 29, 2015, and no portion of such right has been further assigned, pledged, transferred, hypothecated, conveyed or encumbered. Lessor represents and warrants to Lessee that Lessor has not exercised the IRB Purchase Option. Lessor shall at all times comply with the IRB Lease. Lessor shall not further transfer, assign, pledge, transfer, hypothecate, convey or encumber the IRB Purchase Option (“Purchase Option Transfer”), without the prior written consent of Lessee, which shall not be unreasonably withheld, provided that (a) Lessor shall provide Lessee not Lessee than ninety (90) days’ prior notice of any such Purchase Option Transfer, (b) Lessee shall have the option to purchase the Premises pursuant to Sections XXXV (if applicable) and XXXVI below, (c) in the event of an assignment, transfer or sale of the IRB Purchase Option, such transferee shall execute an assumption of this Lease in form and substance reasonably acceptable to Lessee acknowledging that it is bound by all provisions of this Lease (including, without limitation, any options to extend the Term, the Purchase Option or the Refusal Right), (d) in the event of any encumbrance, mortgage or deed of trust or other security interest in the Purchase Option, the holder or beneficiary of such instrument shall enter into a nondisturbance agreement, acceptable to Lessee in its sole and absolute discretion, which provides among other things that Lessee’s interest in the Premises and rights under the Lease (including, without limitation, any options to extend the Term, the Purchase Option and the Refusal Right) shall not be disturbed or diminished, so long as Lessee is not in default under this Lease after the expiration of all applicable grace, notice and cure periods, and (e) any such Purchase Option Transfer shall not result in a breach or a default under the IRB Lease, adversely affect the IRB (as defined in the Stock Purchase Agreement) or result in any cancellation, termination or extinguishment of the IRB Purchase Option. Lessor shall provide to Lessee any written notice received from the County in connection with the IRB Lease within one (1) business day of Lessor’s receipt thereof. Lessor shall not exercise the IRB Purchase Option without the prior written consent of Lessee, which may be granted or withheld in Lessee’s sole and absolute discretion. Lessor shall indemnify, defend and hold Lessee harmless from and against any claims, losses, costs, expenses, damages, causes of action, including, without limitation, reasonable attorneys’ fees, incurred by Lessee in the event of any breach by Lessor of the IRB Lease, including, without limitation, any relocation costs, moving expenses and other expenses incurred by Lessee in the event this Lease is terminated as a result of the IRB Lease being terminated due to Lessor’s default thereunder. The provisions of this Section XXXIII will survive the termination of this Lease.

XXXIV. COUNTERPARTS

This Lease may be executed in counterparts, each of which shall be deemed an original, but such counterparts, when taken together, shall constitute one agreement. The parties may also deliver executed copies of this Lease to each other by electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. No party may raise the use of any image transmission device or method or the fact that any signature was transmitted as an image as a defense to the enforcement of this Lease. At the request of either party, the parties will confirm signatures by signing and delivering an original document.

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XXXV. RIGHT OF FIRST REFUSAL

(a) Grant of Refusal Right. Lessor hereby grants to Lessee a right of first refusal to purchase Lessor’s interest in the Premises (including, without limitation, the IRB Purchase Option) (the “Refusal Right”) on the terms and conditions set forth in this Section XXXV. The Refusal Right shall be binding upon Lessor and its successors and assigns in interest to the Premises.

(b) Offer Notice. Within thirty (30) days following the receipt by Lessor of a bona fide offer from a third party (a “Third Party”) to purchase and acquire all of Lessor’s interest in the Premises which Lessor desires to accept (a “Third Party Offer”), Lessor shall notify Lessee of the price and other material monetary terms on which Lessor is willing to sell the Premises (“First Refusal Offer Notice”). The First Refusal Offer Notice shall include a copy of the Third Party Offer. Any party succeeding to the interest of Lessor in all or any part of the Premises shall take such interest subject to the Refusal Right hereby granted to Lessee.

(c) Acceptance or Rejection of Offer. Within thirty (30) days from receipt of the First Refusal Offer Notice, Lessee shall have the right, but not the obligation, to exercise the Refusal Right upon the terms and conditions set forth in the Third Party Offer; provided, however, that notwithstanding anything to the contrary in the Third Party Offer, Lessee shall have the right in its sole and absolute discretion, to purchase the Premises subject to the existing indebtedness secured by the Mortgage (as defined in the IRB Lease), in which event the purchase price shall be reduced by the outstanding principal balance of the indebtedness as of the closing date of the purchase of the Premises. If Lessee desires to exercise the Refusal Right, Lessee must deliver written notice to Lessor within such thirty (30) day period which states Lessee’s agreement to purchase the Premises on the terms and conditions set forth in the Third Party Offer, except as otherwise expressly provided herein (“Exercise Notice”). If Lessee fails to deliver the Exercise Notice to Lessor within such thirty (30) day period, Lessee shall be deemed to have elected not to exercise the Refusal Right, and Lessor may thereafter consummate the sale of the Premises pursuant to the terms and conditions set forth in the Third Party Offer. However, in the event of any material change in the terms and conditions set forth in the Third Party Offer that are materially more favorable to the party that made the Third Party Offer which Lessor desires to accept, Lessor shall give written notice to Lessee of such material change within two (2) business days after Lessor’s receipt thereof and Lessee will then have thirty (30) days from such notice of material change to exercise the Refusal Right based upon such revised terms and conditions in accordance with the provisions of the Third Party Offer. If Lessee fails to deliver the Exercise Notice to Lessor within such thirty (30) day period, Lessor may thereafter consummate the sale of the Premises pursuant to the new terms and condition. For purposes of this Section XXXV, the term “material change” shall mean the following: (i) a decrease in the purchase price by more than five percent (5%); (ii) an extension in the due diligence period or closing date for more than thirty (30) days; (iii) an increase in the non-cash portion of the purchase price by more than ten percent (10%); (iv) a reduction in the interest rate charged on seller financing of more than one percent (1%); or (v) an extension in the term of seller financing of more than one (1) year. Notwithstanding anything to the contrary set forth in this Section XXXV or the terms set forth in the Third Party Offer, Lessee shall have a period of not less than ninety (90) days following exercise of the Refusal Right to complete its purchase of the Premises, and shall be entitled to deliver cash in the amount of the fair market value of any non-cash consideration for the Premises provided for in the Third Party Offer.

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XXXVI. PURCHASE OPTION

Lessor hereby grants to Lessee an option to purchase Lessor’s interest the Premises (including, without limitation, the IRB Purchase Option) (“Purchase Option”) upon the terms and conditions herein set forth. The Purchase Option shall be binding upon Lessor and its successors and assigns in interest to the Premises. Any party succeeding to the interest of Lessor in all or any part of the Premises shall take such interest subject to the Purchase Option hereby granted to Lessee. In order to exercise the Purchase Option, Lessee must give written notice of the exercise of the Purchase Option to Lessor prior to the date that is Expiration Date (the "Option Period"). If Lessee elects to exercise the Purchase Option, the purchase price to be paid by Lessee shall be the then-current appraised fair market value of the Premises (excluding any increase in the value of the Premises as a result of any tenant improvements performed by or on behalf of and paid for by Lessee) (“FMV”); provided, however, that Lessee shall have the right, in its sole and absolute discretion, to purchase the Premises subject to the existing indebtedness secured by the Mortgage (as defined in the IRB Lease), in which event the purchase price shall be reduced by the outstanding principal balance of the indebtedness as of the closing date of the purchase of the Premises. Following the exercise of the option, Lessee shall deliver to Lessor an appraisal of the FMV of the Premises performed by a licensed appraiser with not less than five (5) years’ experience as a commercial real estate appraiser in the Bernalillo County, New Mexico market area and experience with appraising industrial and manufacturing facilities (“Appraiser”), which appraisal shall be dated within one hundred eighty (180) days of the date the Purchase Option is exercised. If Lessor objects to the FMV determined by Lessee’s Appraiser, Lessor shall deliver written notice of such objection within ninety (90) days after receipt thereof, together with an appraisal of the FMV of the Premises performed by an Appraiser selected by Lessor. If Lessor fails to deliver written notice of its objection together with its Appraisal within such 90 day period, Lessor shall be deemed to have approved the FMV determined by Lessee’s appraiser. Within ninety (90) after the receipt of the Lessor’s appraisal, the two Appraisers shall select a third Appraiser who has no prior business relationship with Lessor or Lessee and such third Appraiser shall deliver its appraisal of the FMV of the Premises within ninety (90) days after its selection. In such event the FMV shall be the average of the two appraisals which are closest to each other and the third appraisal shall be disregarded. Lessor and Lessee shall pay all costs and fees of their own Appraiser and 50% of the cost of the third Appraiser. Lessor and Lessee shall thereafter negotiate in good faith on the form of a commercially reasonable purchase and sale agreement, which will provide for, among other things, a close of escrow to occur within three hundred sixty-five (365) days after the expiration of the Term, that Lessor’s interest in the Premises shall be transferred to Lessee subject only to the title exceptions approved in writing by Lessee, in its sole and absolute discretion, and standard representations and warranties from Lessor as the seller thereunder. Until the close of escrow, the terms of this Lease shall remain in full force and effect.

XXXVII. REPRESENTATIONS AND WARRANTIES

Lessor and Lessee (each in such capacity, the “Representing Party”) each represents and warrants to the other that (a) each individual executing this Lease on behalf of the Representing Party is authorized to do so, (b) the Representing Party is not, and the entities or individuals constituting the Representing Party or which may own or control the Representing Party or which may be owned or controlled by the Representing Party are not, among the individuals or entities identified on any list compiled pursuant to Executive Order 13224 (or any related or successor type of Applicable Law) for the purpose of identifying suspected terrorists, (c) if the Representing Party is an entity, the Representing Party is (and shall continue to be for as long as this Lease is in effect) duly organized, validly existing and in good standing under the laws of the state of its organization, and is (and shall continue to be for as long as this Lease is in effect) qualified to do business in the state in which the Premises is located, and (d) the Representing Party has not been involved in any bankruptcy, insolvency or similar action or proceeding.

[Signatures Follow]

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lN WITNESS WHEREOF, the parties hereto have hereunto set their hands the day and year first above written.

LESSOR:	LESSEE:
New Mexico Food Distributors, Inc.

By
Larry Gutierrez	Name:	Larry Gutierrez
	Title:	CEO

APPROVED BY:	By
Tattooed Chef, Inc.	Name:	Dennis Carpenter
	Title:	President

By
Name:	Stephanie Dieckmann
Title:	COO/CFO

ACKNOWLEDGEMENT

STATE OF NEW MEXICO	)

)ss.

COUNTY of BERNALILLO	)

The foregoing instrument was acknowledged before me this ____ of ________, 2021, by Larry Gutierrez.

My Commission Expires:	_________________
Notary Public

STATE OF NEW MEXICO	)

)ss.

COUNTY of BERNALILLO	)

The foregoing instrument was acknowledged before me this ____ of ________ 2021 by ___________________, _______________ of New Mexico Food Distributors, Inc., a New Mexico Corporation.

Notary Public

My Commission Expires: ______________

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Exhibit A

Legal Description of Premises

19